As filed with the Securities and Exchange Commission on February 4, 2013

Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

22nd CENTURY GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization)	5194 (Primary Standard Industrial Classification Code Number)	98-0468420 (I.R.S. Employer Identification No.)

9530 Main Street

Clarence, New York 14031

(716) 270-1523

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry Sicignano III

President

22nd Century Group, Inc.

9530 Main Street

Clarence, New York 14031

(716) 270-1523

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael B. Kirwan, Esq.

Thomas L. James, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, par value $0.00001 per share, underlying Series A-1 10% Convertible Preferred Stock, par value $0.00001 per share	10,833,332	(2)	$0.71	(3)	$7,691,665.72	(3)	$1,049.14

Common stock underlying outstanding Series A Warrants	8,333,332	(4)	$0.72	(5)	$5,999,999.04	(5)	$818.40

Common stock underlying outstanding Series B Warrants	4,166,668	(6)	$0.71	(5)	$2,958,334.28	(5)	$403.52

Common stock underlying outstanding Series C Warrants	4,166,668	(4)	$0.72	(5)	$3,000,000.96	(5)	$409.20

Total	27,500,000				$19,650,000.00		$2,680.26	(7)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	For purposes of calculating the number of shares of common stock included in this registration statement (due to potential adjustments to the conversion price and anti-dilution provisions), we have included 200% of the aggregate number of shares currently issuable (i) upon conversion of issued and outstanding shares of Series A-1 10% Convertible Preferred Stock at an initial conversion price of $0.60 per share and (ii) issuable as dividends in lieu of cash over a three (3) year period on issued and outstanding shares of Series A-1 10% Convertible Preferred Stock (at an assumed price of $0.60 per share). The shares of common stock are being registered for resale by the selling stockholders named in this registration statement.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sale prices of the common stock reported on the OTC Bulletin Board on January 31, 2013, which was $0.71 per share.
(4)	For purposes of calculating the number of shares of common stock included in this registration statement (due to potential adjustments to the exercise price and anti-dilution provisions), we have included 200% of the aggregate number of shares currently issuable upon exercise of warrants to purchase shares of common stock held by the selling stockholders named in this registration statement, at an initial exercise price of $0.72 per share.
(5)	Represents the higher of: (i) the exercise price of the convertible security and (ii) the offering price of securities of the same class as the common stock underlying the convertible security calculated in accordance with Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to 457(g) under the Securities Act.
(6)	For purposes of calculating the number of shares of common stock included in this registration statement (due to potential adjustments to the exercise price and anti-dilution provisions), we have included 200% of the aggregate number of shares currently issuable upon exercise of warrants to purchase shares of common stock held by the selling stockholders named in this registration statement, at an exercise price of $0.60 per share.

(7)	The Registrant previously filed Form S-1 (333-173420) on April 8, 2011, and paid a filing fee of $788.68. The Registrant did not sell an aggregate of 4,632,534 securities pursuant to that Form S-1, and that Form S-1 was terminated on May 18, 2012. Pursuant to Rule 457(p), the Registrant hereby applies $672 of the previously paid filing fee against amounts due herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2013

PRELIMINARY PROSPECTUS

22nd CENTURY GROUP, INC.

Up to 27,500,000 Shares of Common Stock

This prospectus relates to the resale at various times by the selling stockholders indentified in this prospectus of up to 27,500,000 shares of common stock, par value $0.00001 per share, issuable (i) upon conversion of our Series A-1 Preferred Stock, (ii) as dividend payments on our Series A-1 Preferred Stock (at our option) and (iii) upon the exercise of Series A Warrants, Series B Warrants and Series C Warrants. These shares were privately issued to the selling stockholders in connection with a private placement transaction. We will not receive any proceeds from the sale of common stock by the selling stockholders, but we will receive funds from the exercise of the Series A Warrants, Series B Warrants and Series C Warrants, if exercised for cash.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in broker’s transactions, in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, commissions or agent’s commissions related to the sale of their shares of common stock.

Our common stock is traded on the OTC Bulletin Board under the symbol “XXII.OB”. On January 29, 2013, the closing sale price of our common stock was $0.90 per share.

Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 7 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This date of this prospectus is                        , 2013

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

Prospectus Summary	1
Recent Developments	3
The Offering	5
Cautionary Note Regarding Forward-Looking Statements	6
Risk Factors	7
Principal Stockholders	21
Selling Stockholders	23
Use of Proceeds	25
Dividend Policy	25
Determination of Offering Price	25
Market for Common Equity and Related Stockholder Matters	25
Shares Authorized for Issuance Under Equity Compensation Plans	26
Business	27
Management’s Discussion and Analysis of Financial Condition and Results of Operations	44
Directors and Executive Officers	52
Corporate Governance	54
Executive Compensation	57
Certain Relationships and Related Transactions	59
Plan of Distribution	62
Description of Securities	64
Legal Matters	71
Experts	71
Changes In and Disagreements With Accountants On Accounting and Financial Disclosure	71
Where You Can Find More Information	72
Index to Financial Statements	F-1

i

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information contained herein under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and our consolidated financial statements and the notes to those financial statements.

As used in this prospectus, unless the context otherwise requires, the “Company,” “we,” “us” and “our” refer to 22nd Century Group, Inc., a Nevada corporation, as well as its subsidiaries, 22nd Century Limited, LLC, a Delaware limited liability company, Goodrich Tobacco Company, LLC, a Delaware limited liability company, and Hercules Pharmaceuticals, LLC, a Delaware limited liability company, taken as a whole, and also refer to the operations of 22nd Century Limited, LLC, as discussed below.

Our Company

Background

22nd Century Group, Inc. was incorporated under the laws of the State of Nevada on September 12, 2005 under the name Touchstone Mining Limited. On January 25, 2011, we entered into a reverse merger transaction with 22nd Century Limited, LLC, which we refer to herein as the Merger. Upon the closing of the Merger, 22nd Century Limited, LLC became our wholly-owned subsidiary. We changed our name to 22nd Century Group, Inc. on November 23, 2010 in anticipation of the Merger with 22nd Century Limited, LLC. After the Merger, we succeeded to the business of 22nd Century Limited, LLC as our sole line of business.

22nd Century Limited, LLC was originally formed as a New York limited liability company on February 20, 1998 as 21st Century Limited, LLC and subsequently merged with a newly-formed Delaware limited liability company, 22nd Century Limited, LLC, on November 29, 1999. Since inception, 22nd Century Limited, LLC has used biotechnology to regulate the nicotine content in tobacco plants.

Overview

22nd Century Limited, LLC, our wholly-owned subsidiary, is a plant biotechnology company focused on tobacco harm reduction and smoking cessation products produced from modifying the nicotine content in tobacco plants through genetic engineering and plant breeding. We exclusively control 107 issued patents and exclusively control an additional 38 patent applications; of these, we own 12 issued patents plus 23 patent applications and we license on an exclusive basis, 95 issued patents and 15 patent applications. Hercules Pharmaceuticals, LLC and Goodrich Tobacco Company, LLC are subsidiaries of 22nd Century Limited, LLC and are business units for our (i) smoking cessation product and (ii) premium cigarettes and modified risk tobacco products, respectively.

We are in the process of transitioning from solely developing proprietary technology and tobacco to developing and commercializing our own products. In March 2011, our subsidiary, Goodrich Tobacco Company, LLC introduced two of our products, RED SUN and MAGIC cigarettes into the U.S. market.

For more information about our business, see “Business” and “Management’s Discussion and Analysis of Financial Condition” in this prospectus.

Current Financial Condition

We have operated at a loss since 2006 when we increased our research and development expenditures. We had net losses of $2.4 million, $1.3 million and $1.4 million, respectively, in the nine months ended September 30, 2012 and years ended December 31, 2011 and 2010. We realized revenue of $15,683 in the nine months ended September 30, 2012 from the sale of research cigarettes. In the year ended December 31, 2011, we realized revenue of $788,601 mainly from our research cigarette program and in 2010, we realized revenue of $49,784 from this program. As of January 22, 2013, we had cash on hand of approximately $660,000 due to the capital raises described under “Recent Developments,” which should be sufficient to fund operations for approximately 5 months.

1

We will need additional capital to continue operations and make payments on obligations that are and become due in 2013. Our expected capital requirements over the next 12 months without any extraordinary expenses such as exposure studies or clinical trials are approximately $1 million. We will need to raise funds through the issuance of debt or equity securities or through licensing our technology during the next twelve months in order to continue operations. Failure to raise sufficient funds would significantly increase the risk that we would be unable to continue operations. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could materially adversely impact our plans to commercialize our products, our ability to continue as a going concern and our financial condition and results of operations. Additional equity financing will be dilutive to shareholders of our common stock. To the extent that we raise additional funds through collaboration and licensing arrangements, it will be necessary in certain countries to relinquish some rights to our technologies or our potential products or grant licenses on terms that are not favorable to us.

Corporate Information

Our principal executive offices are located at 9530 Main Street, Clarence, New York 14031. The telephone number at our principal executive offices is (716) 270-1523. Our website address is www.xxiicentury.com. Information contained on our website is not deemed part of this prospectus.

2

Recent Developments

Private Placement of Preferred Stock and Warrants

On January 11, 2013, we entered into and closed the transactions described in a Securities Purchase Agreement with certain accredited investors indentified therein (collectively, the “Purchasers”), whereby we sold 2,500 shares of newly created Series A-1 10% Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and Warrants (as defined below) for an aggregate purchase price of $2,500,000. We also entered into a Registration Rights Agreement whereby we agreed to file a registration statement to register the resale of the shares of our common stock that are potentially issuable under each of the securities described below.

The shares of Series A-1 Preferred Stock are initially convertible into a total of 4,166,666 shares of the Company’s common stock at a conversion price of $0.60 per share (the “Conversion Price”), subject to future adjustments. The Series A-1 Preferred Stock will pay a 10.0% annual cash dividend, which may be payable in shares of our common stock in certain circumstances, and will have a liquidation preference equal to the stated value of the Series A-1 Preferred Stock of $1,000 per share plus any accrued and unpaid dividends thereon. The Series A-1 Preferred Stock has no voting rights. The Conversion Price of the Series A-1 Preferred Stock is subject to adjustment as follows:

(i)	on the effective date of this registration statement, the Conversion Price will be reduced to the lesser of (1) the then Conversion Price, as adjusted and taking into consideration any prior resets, (2) the greater of $0.35 (subject to adjustment for reverse and forward stock splits and the like) and 70% of the average of the five (5) trading day volume weighted average prices, or VWAPs, immediately prior to each such effective date or (3) $0.60 (subject to adjustment for forward and reverse stock splits and the like);

(ii)	if on the 180th day immediately following the closing date of January 11, 2013 (the “Closing Date”), 70% of the average of the five (5) trading day VWAPs immediately prior to such date is less than the then Conversion Price, then on such 180th day the Conversion Price shall be reduced, and only reduced, to the lesser of (1) the then Conversion Price, as adjusted and taking into consideration any prior resets, (2) the greater of $0.15 (subject to adjustment for reverse and forward stock splits and the like) and 70% of the average of the five (5) trading day VWAPs immediately prior to each such 180th day immediately following the Closing Date or (3) $0.35 (subject to adjustment for forward and reverse stock splits and the like); and

(iii)	if all of the shares required to be registered are not registered pursuant to an effective registration statement within the 120th day anniversary of the Closing Date, then on the 180th day and 270th day following the Closing Date, the Conversion Price shall be reduced, and only reduced, to the lesser of (1) the then Conversion Price, as adjusted and taking into consideration any prior resets, (2) the greater of $0.15 (subject to adjustment for reverse and forward stock splits and the like) and 70% of the average of the five (5) trading day VWAPs immediately prior to each such date or (3) $0.35 (subject to adjustment for forward and reverse stock splits and the like).

The foregoing description of the Series A-1 Preferred Stock is only a summary and is not complete. For additional information about the terms of the Series A-1 Preferred Stock, including the anti-dilution features, liquidated damages provisions for certain events and negative covenants, see the section entitled “Description of Securities – Preferred Stock” in this prospectus.

We also issued to the Purchasers a Series A warrant (the “Series A Warrant”), a Series B warrant (the “Series B Warrant”), and a Series C warrant (the “Series C Warrant”) (with the Series A Warrant, Series B Warrant and Series C Warrant being collectively referred to herein as the “Warrants”). The Series A Warrant allows the Purchasers the right to acquire, initially before any adjustments to the conversion price, up to an additional 4,166,666 shares of the Company’s common stock at an exercise price of approximately $0.72 per share over a period of five (5) years. The Series A Warrant also allows for such warrant to be exercised on a cashless basis. The Series B Warrant allows the Purchasers a one-year period to exercise an overallotment option as contained in the Series B Warrant to purchase, initially before any adjustments to the conversion price, up to an additional aggregate of 2,083,334 shares of the Company’s common stock at a price of $0.60 per share. The Series B Warrant may not be exercised on a cashless basis except only in certain limited circumstances. In the event the Purchasers exercise, in whole or in part the overallotment option as contained in the Series B warrant, then the Purchasers shall have the right to exercise on a pro rata basis the portion of the Series C Warrant issued to the Purchasers to acquire, initially before any adjustments to the conversion price, up to an additional aggregate of 2,083,334 shares of the Company’s common stock at an exercise price of approximately $0.72 per share over a period of five (5) years. The Series C Warrant allows for such warrant to be exercised on a cashless basis.

3

The foregoing description of the Warrants is only a summary and is not complete. For additional information about the terms of the Warrants, including the anti-dilution features, see the section entitled “Description of Securities – Warrants and Convertible Notes” in this prospectus.

The Series A-1 Preferred Stock and the Warrants contain exercise and conversion limitations providing that a holder thereof may not convert or exercise (as the case may be) to the extent that, if after giving effect to such conversion or exercise (as the case may be), the holder or any of its affiliates would beneficially own in excess of 9.99% of the outstanding shares of common stock immediately after giving effect to such conversion or exercise (as the case may be).

The Series A-1 Preferred Stock and the Warrants were offered and sold pursuant to an exemption from the registration requirements under Sections 4(2), Section 4(6) and Regulation S of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

We paid Chardan Capital Markets LLC a commission equal to (i) ten percent (10%) of the cash received by us and (ii) 416,666 shares of common stock. In the event the Purchasers exercise for cash any of the Warrants, then we will also pay an additional cash commission to Chardan Capital Markets LLC equal to eight percent (8%) (with no additional equity) of any such additional cash amounts received by us. After deducting fees and expenses, the aggregate net proceeds from the sale of the Series A-1 Preferred Shares and the Warrants were approximately $2.125 million. We intend to use the net proceeds for the payment of certain financial obligations and for working capital and other general corporate purposes.

Modification of Convertible Notes Due December 14, 2012

On December 14, 2011, we sold approximately $1.9 million of convertible promissory notes for an aggregate purchase price of approximately $1.7 million in a private placement. The notes were issued with an original issue discount of approximately 15% and the original maturity date of the notes was December 14, 2012 (which was extended as set forth below). The notes were initially convertible into shares of our common stock at any time prior to maturity at a per share conversion price equal to $0.75, which conversion price was subsequently adjusted pursuant to its terms to be equal to $0.7004 per share as of January 22, 2013. Upon conversion of all or a portion of the notes into common stock, the holder will receive at that time a warrant to purchase an exercise price of $1.50 per share (i) such number of shares of common stock from such warrant equal to 120% of such number of shares of common stock issuable upon conversion of the note and (ii) a pro rata portion of an increase of such warrant in the aggregate of an additional 239,890 shares of common stock that were the result of inducements granted to holders of such notes to execute lock-up agreements, which restrict the note holders from selling the underlying shares of common stock issuable upon conversions of the notes or exercising the warrants for a period from January 11, 2013 until the date which is 2 months after the effective date of this registration statement.

Between December 14, 2012 and January 2, 2013, we entered into agreements with holders of $1,675,000 of the notes. Holders of $1,330,000 of the notes agreed to extend the maturity date of the notes to April 14, 2013. Holders of $100,000 of the notes elected to convert into shares of the common stock pursuant to the terms of the notes. Holders of $215,000 of the notes elected to enter into a forbearance agreement and were subsequently paid in full. Holders of $30,000 of the notes agreed to be paid over time. On January 24, 2013, we sent out notices to the holders of the notes regarding our intent to repay the notes at the expiration of a 15-day period during which time the holders may convert to common stock and warrants to purchase common stock.

The foregoing description of the notes is only a summary and is not complete. For additional information about the terms of the notes, see the section entitled “Description of Securities” in this prospectus.

Private Placement of Common Stock and Warrants

On November 9, 2012, we sold for an aggregate purchase price of approximately $809,500 in a private placement of approximately 3,238,000 shares of our common stock and warrants with a 5-year term to purchase up to 1,619,000 shares of our common stock at an initial exercise price of $1.00 per share, which warrant exercise price was subsequently adjusted pursuant to its terms to be equal to $0.60 per share as of January 22, 2013. We used the proceeds from such private placement for licensing expenses, tobacco leaf purchases, working capital and other general corporate purposes. For additional information about these warrants, see the section entitled “Description of Securities – Warrants and Convertible Notes – Warrants issued in 2012” in this prospectus.

4

The Offering

Common stock currently outstanding	35,415,139 shares (1) (2)
Common stock offered by us	None.
Common stock offered by the selling stockholders	Up to 27,500,000 shares issuable (i) upon conversion of our Series A-1 Preferred Stock, (ii) as dividend payments on our Series A-1 Preferred Stock and (iii) upon the exercise of the Warrants.
Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders, but we will receive funds from the exercise of the Warrants, if exercised for cash.
Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in shares of our common stock.
OTC Bulletin Board Symbol	XXII.OB

(1) As of January 22, 2013.

(2) Unless otherwise indicated, the number of shares in this prospectus does not give effect to:

•	up to 4,166,666 shares of common stock that could be issued as a result of the conversion of the shares of Series A-1 Preferred Stock, which is subject to adjustment as described under “Description of Securities – Preferred Stock”;

•	up to 2,055,000 shares of common stock reserved for future issuance under the Equity Incentive Plan;

•	up to 465,000 shares of common stock issuable upon exercise of outstanding stock options;

•	up to 2,411,734 shares of common stock currently issuable upon the conversion of convertible notes (subject to adjustment for anti-dilution adjustments);

•	up to 19,700028 shares of common stock currently issuable upon the exercise of outstanding warrants (including the Series A Warrants and Series B Warrants) (subject to adjustment for anti-dilution adjustments); and

•	up to 5,142,797 shares of common stock issuable upon exercise of warrants issuable upon conversion or exercise of other instruments (including the Series C Warrants) (subject to adjustment for anti-dilution adjustments).

5

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements.  This prospectus includes statements regarding our plans, goals, strategies, intentions, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” and “expect.” Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute forward-looking statements.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.  The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.

Since our common stock is considered a “penny stock,” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

We cannot guarantee future results, levels of activity or performance.  You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made.  These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.  You should carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

6

Risk Factors

An investment in shares of our common stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. The following discussion addresses those risks that management believes are the most significant, although there may be other risks that could arise, or may prove to be more significant than expected, that may affect our operations or financial results. Only those investors who can bear the risk of loss of their entire investment should participate in this offering. Prospective investors should carefully consider the following risk factors in evaluating an investment in our common stock.

Risks Related to Our Business and Operations

We may not be able to continue as a going concern unless we obtain additional capital and future sales of equity securities will cause stockholders to experience substantial dilution.

Recurring losses from operations, our negative working capital of approximately $3.1 million and $1.9 million as of September 30, 2012 and December 31, 2011, respectively, shareholders’ deficit of $2.4 million and $1.2 million as of September 30, 2012 and December 31, 2011, respectively, and the uncertainty of obtaining additional capital on a timely basis, raise doubt about our ability to continue as a going concern. It is highly probable that any sales of equity securities will cause our stockholders to experience substantial dilution. It is also possible that such equity securities will have rights, preferences or privileges senior to those of existing stockholders. The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2011 expressed substantial doubt regarding whether we can continue as a going concern. We cannot guarantee our ability to continue as a going concern.

We have had a history of losses, and we may be unable to achieve or sustain profitability.

We experienced net losses of approximately $2.4 million, $1.3 million and $1.4 million during the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively. We expect to continue to incur net losses and negative operating cash flows in the foreseeable future and cannot be certain that we will ever achieve profitability. Since 2007, we have received only limited licensing revenue from a former licensee and our only significant revenue has been from research cigarettes for which the market is limited. We will need to spend significant capital to fulfill planned operating goals and conduct clinical studies, achieve regulatory approvals and, subject to such approvals, successfully produce products for commercialization.

We have a history of negative cash flow, and our ability to generate positive cash flow is uncertain.

We had negative cash flow before financing activities of approximately $1,303,000, $4,057,000 and $1,018,000 during the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively. We anticipate that we will continue to have negative cash flow for the foreseeable future even though we have suspended clinical trials for X-22 because we have significant liabilities that are due or that will become due in 2013 and we will continue to incur expenses for sales and marketing, and general and administrative expenses. Our business will also require significant amounts of working capital to support our growth. Therefore, we will likely need to raise additional investment capital to achieve growth, and we may not achieve sufficient revenue growth to generate positive future cash flow. An inability to generate positive cash flow for the foreseeable future or raise additional capital on reasonable terms may decrease our long-term viability.

Our ability to obtain future debt financing is limited while shares of our Series A-1 Preferred Stock is outstanding.

Our Certificate of Designations regarding our Series A-1 Preferred Stock contains restrictive covenants that limit our ability to, among other things, incur or assume additional debt or provide guarantees in respect of obligations of other persons (in each case, so long as 1,000 or more shares of our Series A-1 Preferred Stock are outstanding, and other than with respect to lease obligations and purchase money indebtedness in an amount up to $200,000 in the aggregate), or create, assume, or suffer to exist any liens (other than liens for taxes not yet due, liens contested in good faith, and liens imposed in the ordinary course of business that do not materially impair the operation of the business) without, in each instance, the prior written consent of at least 67% in stated value of the then-outstanding shares of Series A-1 Preferred Stock. A breach of these covenants would trigger the ability of the holders of the Series A-1 Preferred Stock to redeem their shares of Series A-1 Preferred Stock for cash or shares of our common stock or elect to increase the dividend payments to be made on their shares of Series A-1 Preferred Stock to 18% per annum.

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Our limited operating history makes it difficult to evaluate our current business and future prospects.

We have been in existence since 1998, but our activities have been limited primarily to licensing and funding research and development activities. Our limited operating history may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses as we continue to grow our business. If we do not manage these risks successfully, our business will be harmed.

We have no experience in managing growth. If we fail to manage our growth effectively, we may be unable to execute our business plan or address competitive challenges adequately.

We currently have six employees. Any growth in our business will place a significant strain on our managerial, administrative, operational, financial, information technology and other resources. We intend to further expand our overall business, customer base, employees and operations, which will require substantial management effort and significant additional investment in our infrastructure. We will be required to continue to improve our operational, financial and management controls and our reporting procedures and we may not be able to do so effectively. As such, we may be unable to manage our growth effectively.

Our working capital requirements involve estimates based on demand expectations and may increase beyond those currently anticipated, which could harm our operating results and financial condition.

We have no experience in selling smoking cessation products or Modified Risk Cigarettes on a commercial basis. As a result, we intend to base our funding and inventory decisions on estimates of future demand. If demand for our products does not increase as quickly as we have estimated, our inventory and expenses could rise, and our business and operating results could suffer. Alternatively, if we experience sales in excess of our estimates, our working capital needs may be higher than those currently anticipated. Our ability to meet any demand for our products may depend on our ability to arrange for additional financing for any ongoing working capital shortages, since it is likely that cash flow from sales will lag behind our investment requirements.

We have suspended further clinical trials for FDA approval of our X-22 smoking cessation product and will not resume this process until additional capital is raised and we will need additional capital before we can complete the FDA authorization process for our Modified Risk Cigarettes.

We will require additional capital in the future before we can resume our own clinical trials for FDA approval of our X-22 smoking cessation product and complete the FDA authorization process for our Modified Risk Cigarettes. We do not expect to undertake a capital raise for the purpose of funding further X-22 clinical trials until the results of two independent Phase II trials are released later in 2013. If we resume our own clinical trials for our X-22 smoking cessation product, we estimate the cost of completing a Phase II trial will be approximately $2 million and the cost of completing two Phase III trials to be approximately $12 million. We estimate that the cost of completing the FDA authorization process for each of our potential Modified Risk Cigarettes to be at least $2 million. If we raise additional funds through the issuance of equity securities for these activities, our stockholders may experience substantial dilution, or the equity securities may have rights, preferences or privileges senior to those of existing stockholders. If we raise additional funds through debt financings, these financings may involve significant cash payment obligations and covenants that restrict our ability to operate our business and make distributions to our stockholders. However, our ability to raise funds through debt financing is limited while any shares of our Series A-1 Preferred Stock is outstanding. We also could elect to seek funds through arrangements with collaborators or licensees. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our potential products or grant licenses on terms that are not favorable to us.

If we choose to resume our own clinical trials for FDA approval of our X-22 smoking cessation product and we cannot raise additional capital on acceptable terms, we may not be able to, among other things:

• complete clinical trials of our X-22 smoking cessation aid;

• undertake the steps necessary to seek FDA authorization of our Modified Risk Cigarettes;

• develop or enhance our potential products or introduce new products;

• expand our development, sales and marketing and general and administrative activities;

• attract tobacco growers, customers or manufacturing and distribution partners;

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• acquire complementary technologies, products or businesses;

• expand our operations in the United States or internationally;

• hire, train and retain employees; or

• respond to competitive pressures or unanticipated working capital requirements.

We currently are not in compliance with annual “clean-up” provisions under a revolving line of credit.

Included in current liabilities at September 30, 2012 is a demand loan under a revolving credit agreement with a balance outstanding of $174,925, which is payable to a commercial bank and guaranteed by one of our shareholders. This exact same principal amount has been outstanding for over four years on a continuous basis, notwithstanding the fact that we have not complied with annual “clean-up” provisions which require that we repay all amounts outstanding for a period of 30 consecutive days each year. There are no additional amounts available to us under this credit agreement. We have paid interest only since 2008 (currently at the bank’s annual prime rate plus 0.75% or 4%) on a monthly basis according to the bank’s monthly payment statements. Our plans contemplate that this balance remains outstanding while we continue to pay interest only on a monthly basis. We may incur disruptions in our operations in the event the bank were to demand repayment in full, close the revolving credit agreement, and not allow us sufficient time to locate additional capital.

We will depend on third parties to manufacture our products.

We currently do not manufacture any of our products and depend on contract manufacturers to produce our products according to our specifications, in sufficient quantities, on time, in compliance with appropriate regulatory standards and at competitive prices. We currently do not have an arrangement with any contract manufacturer to produce our final version of X-22 smoking cessation aid once it is approved by the FDA.

Manufacturers supplying our potential products must comply with FDA regulations which require, among other things, compliance with the FDA’s evolving regulations on Current Good Manufacturing Practices (“cGMP(s)”), which are enforced by the FDA through its facilities inspection program. The manufacture of products at any facility will be subject to strict quality control, testing and record keeping requirements, and continuing obligations regarding the submission of safety reports and other post-market information. We cannot guarantee that our current contract manufacturers will pass FDA and/or similar inspections in foreign countries to produce the final version of our X-22 smoking cessation aid, or that future changes to cGMP manufacturing standards will not also affect the manufactures of our other products. Therefore, we may have to build our own manufacturing facility which would require additional capital.

We will mainly depend on third parties to market, sell and distribute our products, and we currently have no commercial arrangements for the marketing, sale or distribution of our X-22 smoking cessation aid.

We expect to depend on third parties to a great extent to market, sell and distribute our products and we currently have no arrangements with third parties in place to provide such services for our X-22 smoking cessation aid. We cannot be sure that we will be able to enter into such arrangements on acceptable terms, or at all.

If we are unable to enter into marketing, sales and distribution arrangements with third parties for our X-22 smoking cessation aid, we would need to incur significant sales, marketing and distribution expenses in connection with the commercialization of X-22 and any future potential products. We do not currently have a dedicated sales force, and we have no experience in the sales, marketing and distribution of pharmaceutical products. Developing a sales force is expensive and time-consuming, and we may not be able to develop this capacity. If we are unable to establish adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate significant revenue and may not become profitable.

If our X-22 smoking cessation aid does not gain market acceptance among physicians, patients, third-party payers and the medical community, we may be unable to generate significant revenue.

Our X-22 smoking cessation aid may not achieve market acceptance among physicians, patients, third-party payers and others in the medical community. If we receive FDA approval for the marketing of X-22 as a smoking cessation aid in the U.S., the degree of market acceptance could depend upon a number of factors, including:

• limitations on the indications for use for which X-22 may be marketed;

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•	the establishment and demonstration in the medical community of the clinical efficacy and safety of our potential products and their potential advantages over existing products;
•	the prevalence and severity of any side effects;
•	the strength of marketing and distribution support; and
•	sufficient third-party coverage or reimbursement.

The market may not accept our X-22 smoking cessation aid, based on any number of the above factors. Even if the FDA approves the marketing of X-22 as a smoking cessation aid, there are other FDA-approved products available and there will also be future competitive products which directly compete with X-22. The market may prefer such existing or future competitive products for any number of reasons, including familiarity with or pricing of such products. The failure of any of our potential products to gain market acceptance could impair our ability to generate revenue, which could have a material adverse effect on our future business, financial condition, results of operations and cash flows.

Our principal competitors in the smoking cessation market have, and any future competitors may have, greater financial and marketing resources than we do, and they may therefore develop products or other technologies similar or superior to ours or otherwise compete more successfully than we do.

We have no experience in selling smoking cessation products. Competition in the smoking cessation aid products industry is intense, and we may not be able to successfully compete in the market. In the market for FDA-approved smoking cessation aids, our principal competitors include Pfizer Inc., GlaxoSmithKline PLC, Perrigo Company, Novartis International AG, and Niconovum AB, a subsidiary of Reynolds American Inc. The industry consists of major domestic and international companies, most of which have existing relationships in the markets which we plan to sell, as well as financial, technical, marketing, sales, manufacturing, scaling capacity, distribution and other resources and name recognition substantially greater than ours. In addition, we expect new competitors will enter the markets for our products in the future. Potential customers may choose to do business with our more established competitors, because of their perception that our competitors are more stable, are more likely to complete various projects, can scale operations more quickly, have greater manufacturing capacity, are more likely to continue as a going concern and lend greater credibility to any joint venture. If we are unable to compete successfully against manufacturers of other smoking cessation products, our business could suffer, and we could lose or be unable to obtain market share.

We face intense competition in the market for our RED SUN and MAGIC cigarettes and our BRAND A and BRAND B cigarettes, and our failure to compete effectively could have a material adverse effect on our profitability and results of operations.

Cigarette companies compete primarily on the basis of product quality, brand recognition, brand loyalty, taste, innovation, packaging, service, marketing, advertising, retail shelf space and price. We are subject to highly competitive conditions in all aspects of our business and we may not be able to effectively market and sell our RED SUN and MAGIC cigarettes or other cigarettes we may introduce to the market such as our BRAND A and BRAND B cigarettes as Modified Risk Cigarettes, upon FDA authorization. The competitive environment and our competitive position can be significantly influenced by weak economic conditions, erosion of consumer confidence, competitors’ introduction of low-price products or innovative products, higher cigarette taxes, higher absolute prices and larger gaps between price categories, and product regulation that diminishes the ability to differentiate tobacco products. Domestic competitors include Philip Morris USA Inc., Reynolds American Inc., Lorillard Inc., Commonwealth Brands, Inc., Liggett Group LLC, Vector Tobacco Inc. and Star Scientific Inc. International competitors include Philip Morris International Inc., British American Tobacco, JT International SA, Imperial Tobacco Group PLC and regional and local tobacco companies; and in some instances, government-owned tobacco enterprises such as the China National Tobacco Corporation.

Our competitors may develop products that are less expensive, safer or more effective, which may diminish or eliminate the commercial success of any potential product that we may commercialize.

If our competitors market products that are less expensive, safer or more effective than our potential products, or that reach the market before our potential products, we may not achieve commercial success. The market may choose to continue utilizing existing products for any number of reasons, including familiarity with or pricing of these existing products. The failure of our X-22 smoking cessation aid or our cigarette brands to compete with products marketed by our competitors would impair our ability to generate revenue, which would have a material adverse effect on our future business, financial condition, results of operations and cash flows. Our competitors may:

• develop and market products that are less expensive or more effective than our products;

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• commercialize competing products before we or our partners can launch our products; and

• initiate or withstand substantial price competition more successfully than we can.

If we fail to stay at the forefront of technological change, we may be unable to compete effectively.

Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages that we believe we derive from our research approach and proprietary technologies. Our competitors may:

• operate larger research and development programs or have substantially greater financial resources than we do;

• have greater success in recruiting skilled technical and scientific workers from the limited pool of available talent;

• more effectively negotiate third-party licenses and strategic relationships; and

• take advantage of acquisition or other opportunities more readily than we can.

Government mandated prices, production control programs, shifts in crops driven by economic conditions and adverse weather patterns may increase the cost or reduce the quality of the tobacco and other agricultural products used to manufacture our products.

We depend upon independent tobacco farmers to grow our specialty proprietary tobaccos with specific nicotine contents for our products. As with other agricultural commodities, the price of tobacco leaf can be influenced by imbalances in supply and demand, and crop quality can be influenced by variations in weather patterns, diseases and pests. We must also compete with other tobacco companies for contract production with independent tobacco farmers. Tobacco production in certain countries is subject to a variety of controls, including government mandated prices and production control programs. Changes in the patterns of demand for agricultural products could cause farmers to plant less tobacco. Any significant change in tobacco leaf prices, quality and quantity could affect our profitability and our business.

Our future success depends on our ability to retain key personnel.

Our success will depend to a significant extent on the continued services of our senior management team, and in particular Joseph Pandolfino, our Chief Executive Officer, Henry Sicignano III, our Chief Financial Officer and President, and Michael Moynihan, Ph.D., our Vice President of R&D. The loss or unavailability of any of these individuals may significantly delay or prevent the development of our potential products and other business objectives by diverting management’s attention to transition matters. While each of these individuals is party to employment agreements with us, they could terminate their relationships with us at any time, and we may be unable to enforce any applicable employment or non-compete agreements.

We also rely on consultants and advisors to assist us in formulating our research and development, manufacturing, distribution, marketing and sales strategies. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us.

Product liability claims, product recalls or other claims could cause us to incur losses or damage our reputation.

The risk of product liability claims or product recalls, and associated adverse publicity, is inherent in the development, manufacturing, marketing and sale of tobacco and smoking cessation products. We do not currently have product liability insurance for our products or our potential products and do not expect to be able to obtain product liability insurance at reasonable commercial rates for these products. Any product recall or lawsuit seeking significant monetary damages may have a material adverse effect on our business and financial condition. A successful product liability claim against us could require us to pay a substantial monetary award. We cannot assure you that such claims will not be made in the future.

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Risks Related to Regulatory Approvals and Insurance Reimbursement

If we fail to obtain FDA and foreign regulatory approvals of X-22 as a smoking cessation aid and FDA authorization to market BRAND A and BRAND B as Modified Risk Cigarettes, we will be unable to commercialize these potential products in and outside the U.S., other than the sale of our BRAND A and BRAND B cigarettes as conventional cigarettes.

There can be no assurance that our X-22 smoking cessation aid will be approved by the FDA, European Medicines Agency, or any other governmental body. In addition, there can be no assurance that all necessary approvals will be granted for our potential products or that review or actions will not involve delays caused by requests for additional information or testing that could adversely affect the time to market for and sale of our potential products. Our ability to complete the FDA-approval process in a timely manner is dependent, in part, on our ability to obtain “Fast Track” designation for X-22 by the FDA.

We submitted a request for Fast Track designation for X-22, and on August 18, 2011, the FDA informed us that it would not grant the designation of X-22 as a Fast Track product at this time because we did not demonstrate that X-22 shows potential to address an unmet medical need. Except for our Phase II-B clinical trial, all smoking cessation studies with very low nicotine (“VLN”) cigarettes containing our proprietary tobacco were independent studies and were not sponsored by 22nd Century Limited, LLC under its own Investigational New Drug (“IND”). We plan to reapply for Fast Track designation, but not until results of a clinical trial conducted by us demonstrates an advantage (over currently approved smoking cessation products) in one of the following areas: efficacy, safety or improvement in some other factor such as compliance (a patient using a product as directed) or convenience. There is no guarantee that the FDA will grant Fast Track designation to X-22. We may also not obtain Priority Review of our X-22 New Drug Application (NDA), which would further delay FDA approval of X-22. The length of the FDA’s review of a New Drug Application without a Priority Review designation is normally ten months from the date of filing of the New Drug Application, although it is possible in certain cases for such review time to be longer. However, the FDA’s goal for reviewing a product with Priority Review status is normally six months from the date of the filing of a NDA. If we do not obtain Priority Review of our New Drug Application, we would then expect the timing of FDA approval of X-22 to be extended several additional months. Even if X-22 is approved by the FDA, the FDA may require the product to only be prescribed to patients who have already failed to quit smoking with another approved therapy. Further, failure to comply with applicable regulatory requirements can, among other things, result in the suspension of regulatory approval as well as possible civil and criminal sanctions.

The development, testing, manufacturing and marketing of our potential products are subject to extensive regulation by governmental authorities in the United States and throughout the world. In particular, the process of obtaining approvals by the FDA, European Medicines Agency and other international FDA equivalent agencies in targeted countries is costly and time consuming, and the time required for such approval is uncertain. Our X-22 smoking cessation aid must undergo rigorous clinical testing and an extensive regulatory approval process mandated by the FDA or EMEA. Such regulatory review includes the determination of manufacturing capability and product performance. Generally, only a small percentage of pharmaceutical products are ultimately approved for commercial sale.

The scope of review, including product testing and exposure studies, to be required by the FDA under the Tobacco Control Act in order for cigarettes such as BRAND A and BRAND B to be marketed as Modified Risk Cigarettes has not yet been fully established. We may be unsuccessful in establishing that BRAND A or BRAND B are Modified Risk Cigarettes, and we may fail to demonstrate that either BRAND A or BRAND B significantly reduces exposure to certain tobacco smoke toxins. Even upon demonstrating significant reduced exposure to certain tobacco smoke toxins, the FDA may decide that allowing a modified risk claim is not in the best interest of the public health, and the FDA may not allow us to market our BRAND A and/or BRAND B cigarettes as Modified Risk Cigarettes. Furthermore, the FDA could force us to remove from the U.S. market our other tobacco products such as RED SUN or MAGIC and even BRAND A and/or BRAND B after FDA authorization to market BRAND A and BRAND B as Modified Risk Cigarettes.

In the future, we intend to distribute and sell our potential products outside of the United States, which will subject us to further regulatory risk.

In addition to seeking approval from the FDA for our X-22 smoking cessation aid in the United States, we intend to seek governmental approvals required to market X-22 and our other potential products in other countries. Marketing of our X-22 smoking cessation aid is not permitted in certain countries until we have obtained required approvals or exemptions in the individual country. The regulatory review process varies from country to country, and approval by foreign governmental authorities is unpredictable, uncertain and generally expensive. Our ability to market our potential products could be substantially limited due to delays in receipt of, or failure to receive, the necessary approvals or clearances. We anticipate commencing the applications required in some or all of these countries following approval by the FDA; however, we may decide to file applications in advance of the FDA approval if we determine such filings to be both time and cost effective. If we export any of our potential products or products that have not yet been cleared for commercial distribution in the United States, such products may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals could impair our ability to generate revenue from international sources.

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Market acceptance of our X-22 smoking cessation aid could be limited if users are unable to obtain adequate reimbursement from third-party payers.

Government health administration authorities, private health insurers and other organizations generally provide reimbursement for FDA-approved smoking cessation products, and our commercial success could depend in part on these third-party payers agreeing to reimburse patients for the costs of our X-22 smoking cessation aid. Even if we succeed in bringing our X-22 smoking cessation aid to market, there is no assurance that third-party payers will consider X-22 cost effective or provide reimbursement in whole or in part for its use.

Significant uncertainty exists as to the reimbursement status of newly approved health care products. Our X-22 smoking cessation aid is intended to replace or alter existing therapies or procedures. These third-party payers may conclude that our X-22 smoking cessation aid is less safe, effective or cost-effective than these existing therapies or procedures. Therefore, third-party payers may not approve X-22 for reimbursement.

If third-party payers do not approve our potential products for reimbursement or fail to reimburse for them adequately, sales could suffer as some physicians or their patients could opt for a competing product that is approved for reimbursement or is adequately reimbursed. Even if third-party payers make reimbursement available, these payers’ reimbursement policies may adversely affect our ability and the ability of our potential collaborators to sell our potential products on a profitable basis.

The trend toward managed healthcare in the United States and, the Affordable Care Act enacted on March 23, 2010, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reduced demand for our potential products which could adversely affect our business, financial condition, results of operations and cash flows.

In addition, legislation and regulations affecting the pricing of our potential products may change in ways adverse to us before or after the FDA or other regulatory agencies approve any of our potential products for marketing. While we cannot predict the likelihood of any of these legislative or regulatory proposals, if any government or regulatory agency adopts these proposals, they could materially adversely affect our business, financial condition, results of operations and cash flows.

Our clinical trials for any of our potential products may produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for these potential products or cease our trials.

We do not know whether clinical trials of our potential products will demonstrate safety and efficacy sufficiently to result in marketable products. Because our clinical trials for our X-22 smoking cessation aid and any other potential products may produce negative or inconclusive results, we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for these potential products or cease our clinical trials. If this occurs, we may not be able to obtain approval or marketing authorization for these potential products or our anticipated time of bringing these potential products to the market may be substantially delayed and we may also experience significant additional development costs. We may also be required to undertake additional clinical testing if we change or expand the indications for our potential products.

Risks Related to the Tobacco Industry

Our business faces significant governmental action aimed at increasing regulatory requirements with the goal of preventing the use of tobacco products.

Cigarette companies face significant governmental action, especially in the United States pursuant to the Tobacco Control Act, including efforts aimed at reducing the incidence of tobacco use, restricting marketing and advertising, imposing regulations on packaging, warnings and disclosure of flavors or other ingredients, prohibiting the sale of tobacco products with certain flavors or other characteristics, limiting or prohibiting the sale of tobacco products by certain retail establishments and the sale of tobacco products in certain packaging sizes, and seeking to hold retailers and distributors responsible for the adverse health effects associated with both smoking and exposure to environmental tobacco smoke. Governmental actions, combined with the diminishing social acceptance of smoking and private actions to restrict smoking, have resulted in reduced industry volume in the United States and certain other countries, and we expect that these factors will continue to reduce consumption levels in these countries.

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Certain of such actions may have a favorable impact on our X-22 smoking cessation aid, or on our BRAND A and BRAND B cigarettes if we are able to market them as Modified Risk Cigarettes. However, there is no assurance of such favorable impact and such actions may have a negative impact on our ability to market RED SUN and MAGIC.

Significant regulatory developments will take place over the next few years in many markets, driven principally by the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”). The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. In addition, the FCTC has led to increased efforts by tobacco control advocates and public health organizations to reduce the appeal of tobacco products. Partly because of some or a combination of these efforts, unit sales of tobacco products in certain markets, principally Western Europe and Japan, have been in general decline and we expect this trend to continue. Our operating results could be significantly affected by any significant decrease in demand for cigarettes, any significant increase in the cost of complying with new regulatory requirements and requirements that lead to a commoditization of tobacco products such as the 2012 implementation of plain packaging in Australia.

The FDA requirement regarding graphic health warnings on cigarette packaging and in cigarette advertising in September 2012 is likely to have a negative impact on sales of our products.

In November 2010, as required by the Tobacco Control Act, the FDA issued a proposed rule to modify the required warnings that appear on cigarette packages and in cigarette advertisements. These warning were finalized on June 21, 2011 and consist of nine new textual warning statements accompanied by color graphics depicting the negative health consequences of smoking. The FDA selected nine images from the originally proposed 36 images after reviewing the relevant scientific literature, analyzing the results from an 18,000 person study and considering more than 1,700 comments from a variety of groups. The graphic health warnings will be located beneath the cellophane wrapping on cigarette packages, and will comprise the top 50 percent of the front and rear panels of cigarette packages. The graphic health warnings will occupy 20 percent of a cigarette advertisement and will be located at the top of the advertisement. Each warning is accompanied by a smoking cessation phone number, 1-800-QUIT-NOW. Although these graphic health warnings were supposed to be implemented in September 2012, a federal judge ruled that these warnings are unconstitutional. If and when these graphic health warnings are implemented, all cigarettes manufactured for sale or distribution in the United States will need to include these new graphic health warnings on their packages. Any reduction in the number of smokers will probably reduce the demand for MAGIC and RED SUN, as well as X-22, BRAND A and BRAND B, if and when approved/authorized by the FDA. MAGIC, RED SUN, BRAND A and BRAND B will be subject to these new packaging and advertising regulations. It is unclear at this time whether the FDA may require X-22 and SPECTRUM to be subject to these new packaging and advertising regulations.

We may become subject to litigation related to cigarette smoking and exposure to environmental tobacco smoke, or ETS, which could severely impair our results of operations and liquidity.

Although we are not currently subject to legal proceedings, we may become subject to litigation related to the sale of our RED SUN and MAGIC cigarettes and, upon FDA authorization, our BRAND A and BRAND B cigarettes. Legal proceedings covering a wide range of matters related to tobacco use are pending or threatened in various U.S. and foreign jurisdictions. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors and distributors.

Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending cases. An unfavorable outcome or settlement of pending tobacco related litigation could encourage the commencement of additional litigation. The variability in pleadings, together with the actual experience of management in litigating claims, demonstrates that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome.

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Damages claimed in some tobacco-related litigation are significant and, in certain cases range into the billions of dollars. We anticipate that new cases will continue to be filed. The FCTC encourages litigation against tobacco product manufacturers. It is possible that our results of operations, cash flows or financial position could be materially affected by an unfavorable outcome or settlement of litigation.

Cigarettes are subject to substantial taxes. Significant increases in cigarette-related taxes have been proposed or enacted and are likely to continue to be proposed or enacted in numerous jurisdictions. These tax increases may affect our sales and profitability and make us less competitive versus certain of our competitors.

Tax regimes, including excise taxes, sales taxes and import duties, can disproportionately affect the retail price of manufactured cigarettes versus other tobacco products, or disproportionately affect the relative retail price of our RED SUN and MAGIC cigarettes and, upon FDA authorization, our BRAND A and BRAND B cigarettes versus lower-priced cigarette brands manufactured by our competitors. Increases in cigarette taxes are expected to continue to have an adverse impact on sales of cigarettes resulting in (i) lower consumption levels, (ii) a shift in sales from manufactured cigarettes to other tobacco products or to lower-price cigarette categories, (iii) a shift from local sales to legal cross-border purchases of lower price products, and (iv) illicit products such as contraband and counterfeit.

We may become subject to governmental investigations on a range of matters.

Cigarette companies are often subject to investigations, including allegations of contraband shipments of cigarettes, allegations of unlawful pricing activities within certain markets, allegations of underpayment of custom duties and/or excise taxes, and allegations of false and misleading usage of descriptors such as “lights” and “ultra lights.” We cannot predict the outcome of any to which we may become subject, and we may be materially affected by an unfavorable outcome of future investigations.

Risks Related to Intellectual Property

Our proprietary rights may not adequately protect our intellectual property, products and potential products, and if we cannot obtain adequate protection of our intellectual property, products and potential products, we may not be able to successfully market our products and potential products.

Our commercial success will depend in part on obtaining and maintaining intellectual property protection for our technologies, products and potential products. We will only be able to protect our technologies, products and potential products from unauthorized use by third parties to the extent that valid and enforceable patents cover them, or other market exclusionary rights apply.

The patent positions of life sciences companies, like ours, can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The general patent environment outside the United States also involves significant uncertainty. Accordingly, we cannot predict the breadth of claims that may be allowed or that the scope of these patent rights could provide a sufficient degree of future protection that could permit us to gain or keep our competitive advantage with respect to these products and technology. Additionally, life science companies like ours are often dependent on creating a pipeline of products. We may not be able to develop additional potential products or proprietary technologies that produce commercially viable products or that are themselves patentable.

Although there are currently no challenges to any portion of our intellectual property, our issued patents may be subject to challenge and possibly invalidated by third parties. Changes in either the patent laws or in the interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. In addition, others may independently develop similar or alternative products and technologies that may be outside the scope of our intellectual property. Should third parties obtain patent rights to similar products or technology, this may have an adverse effect on our business.

We also rely on trade secrets to protect our technology, products and potential products, especially where we do not believe patent protection is appropriate or obtainable. Trade secrets, however, are difficult to protect. While we believe that we use reasonable efforts to protect our trade secrets, our own or our strategic partners’ employees, consultants, contractors or advisors may unintentionally or willfully disclose our information to competitors. We seek to protect this information, in part, through the use of non-disclosure and confidentiality agreements with employees, consultants, advisors and others. These agreements may be breached, and we may not have adequate remedies for a breach. In addition, we cannot ensure that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information or prevent their unauthorized use or disclosure.

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To the extent that consultants or key employees apply technological information independently developed by them or by others to our products and potential products, disputes may arise as to the proprietary rights of the information, which may not be resolved in our favor. Key employees are required to assign all intellectual property rights in their discoveries to us. However, these key employees may terminate their relationship with us, and we cannot preclude them indefinitely from dealing with our competitors. If our trade secrets become known to competitors with greater experience and financial resources, the competitors may copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies. If we were to prosecute a claim that a third party had illegally obtained and was using our trade secrets, it could be expensive and time consuming and the outcome could be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts in the United States. Moreover, if our competitors independently develop equivalent knowledge, we would lack any contractual claim to this information, and our business could be harmed.

The ability to commercialize our potential products will depend on our ability to sell such products without infringing the patent or proprietary rights of third parties. If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time consuming and an unfavorable outcome could have a significant adverse effect on our business.

The ability to commercialize our potential products will depend on our ability to sell such products without infringing the patents or other proprietary rights of third parties. Third-party intellectual property rights in our field are complicated, and third-party intellectual property rights in these fields are continuously evolving. While we have conducted searches for such third-party intellectual property rights, we have not performed specific searches for third-party intellectual property rights that may raise freedom-to-operate issues, and we have not obtained legal opinions regarding commercialization of our potential products. As such, there may be existing patents that may affect our ability to commercialize our potential products.

In addition, because patent applications are published up to 18 months after their filing, and because patent applications can take several years to issue, there may be currently pending third-party patent applications and freedom-to-operate issues that are unknown to us, which may later result in issued patents.

If a third-party claims that we infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including:

•	infringement claims that, with or without merit, can be costly and time consuming to litigate, can delay the regulatory approval process and can divert management’s attention from our core business strategy;
•	substantial damages for past infringement which we may have to pay if a court determines that our products or technologies infringe upon a competitor’s patent or other proprietary rights;
•	a court order prohibiting us from commercializing our potential products or technologies unless the holder licenses the patent or other proprietary rights to us, which such holder is not required to do;
•	if a license is available from a holder, we may have to pay substantial royalties or grant cross licenses to our patents or other proprietary rights; and
•	redesigning our process so that it does not infringe the third-party intellectual property, which may not be possible, or which may require substantial time and expense including delays in bringing our potential products to market.

Such actions could harm our competitive position and our ability to generate revenue and could result in increased costs.

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Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We own 12 issued patents and we have the exclusive license to an additional 95 issued patents in an aggregate of 78 countries. In addition, we own or exclusively license approximately 38 pending patent applications, of which we own 23 such patent applications and have an exclusive license to 15 such patent applications. We cannot assure you these patent applications will issue, in whole or in part, as patents. Patent applications in the United States are maintained in secrecy until the patents are published or are issued. Since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we are the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. We also cannot be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to U.S. patents will be issued. Furthermore, if these patent applications issue, some foreign countries provide significantly less effective patent enforcement than in the United States.

The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. Accordingly, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the near future will afford protection against competitors with similar technology. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our operations.

We license certain patent rights from third-party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects could be harmed.

We license rights to third-party intellectual property that is necessary or useful for our business, and we may enter into additional licensing agreements in the future. Our success could depend in part on the ability of some of our licensors to obtain, maintain and enforce patent protection for their intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications to which we are licensed. Even if patents are issued with respect to these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we could. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

Our two worldwide exclusive licenses, one from North Carolina State University (“NCSU”) and the other from National Research Council of Canada, Plant Biotechnology Institute in Saskatoon, Canada (“NRC”), each involve multiple patent families.  The exclusive rights under the NCSU agreement expires on the date on which the last patent or registered plant variety covered by the subject license expires in the country or countries where such patents or registered plant varieties are in effect. The NCSU license relates predominately to issued patents, and the NCSU license will expire in 2023.  The exclusive rights under the NRC agreement expires on the date on which the last patent or covered by the subject license expires in the country or countries where such patents are in effect. The NRC license relates predominately to patent applications, and the NRC license will expire in 2028.

Risks Related to Ownership of Our Common Stock

An active trading market for our common stock may not develop or be sustained, and you may not be able to resell your shares at or above the price at which you purchased them.

An active trading market for our shares may never develop or be sustained. In the absence of an active trading market for our common stock, shares of common stock may not be able to be resold at or above the purchase price of such shares. Although there can be no assurances, we expect that our common stock will continue to be quoted on the OTC Bulletin Board, an over-the-counter quotation system, on which the shares of our common stock are currently quoted. However, even if our common stock continues to be quoted on the OTC Bulletin Board, it is unlikely that an active market for our common stock will develop in the foreseeable future. It may be more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock compared to securities of companies whose shares are traded on the NASDAQ Stock Market or other stock exchanges.

Trading in our common stock is currently limited and our stock price may be highly volatile and could decline in value.

Our common stock is currently traded on the OTC Bulletin Board, and, therefore, the trading volume is currently more limited and sporadic than if our common stock were traded on a national stock exchange such as the NASDAQ Stock Market or the NYSE. Further, the market prices for securities in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

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• results from and any delays in any clinical trials programs;

• failure or delays in entering potential products into clinical trials;

• failure or discontinuation of any of our research programs;

• delays in establishing new strategic relationships;

• delays in the development of our potential products and commercialization of our potential products;

• market conditions in our sector and issuance of new or changed securities analysts’ reports or recommendations;

• general economic conditions, including recent adverse changes in the global financial markets;

• actual and anticipated fluctuations in our quarterly financial and operating results;

• developments or disputes concerning our intellectual property or other proprietary rights;

• introduction of technological innovations or new commercial products by us or our competitors;

• issues in manufacturing or distributing our products or potential products;

• market acceptance of our products or potential products;

• third-party healthcare reimbursement policies;

• FDA or other United States or foreign regulatory actions affecting us or our industry;

• litigation or public concern about the safety of our products or potential products;

• additions or departures of key personnel;

• third-party sales of large blocks of our common stock;

• sales of our common stock by our executive officers, directors or significant stockholders; and

• equity sales by us of our common stock or securities convertible into common stock to fund our operations.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

The conversion of our Series A-1 Preferred Stock and exercise of outstanding warrants, convertible notes and options may depress our stock price and will likely result in significant dilution to our common stockholders.

There are a significant number of outstanding warrants, convertible notes and options to purchase shares of our stock and we have issued shares of Series A-1 Preferred Stock that are convertible into our common stock. If the market price of our common stock exceeds the exercise price of outstanding warrants and options or the conversion price of our convertible notes and shares of Series A-1 Preferred Stock, holders of those securities may be likely to exercise or convert such shares and sell the common stock acquired in the open market. Sales of a substantial number of shares of our common stock in the public market by holders of warrants, convertible notes, options or preferred shares may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding options, convertible notes, warrants or preferred shares exercise or convert those shares, as applicable, our common stockholders will incur dilution in their relative percentage ownership.  The prospect of this possible dilution may also impact the price of our common stock.

In addition, our Series A-1 Preferred Stock and the majority of our outstanding warrants contain anti-dilution provisions, which may, under certain circumstances, reduce the exercise or conversion price or increase the number of shares issuable, or both.

Any downward adjustment to the conversion price of our Series A-1 Preferred Stock may depress our stock price and will result in significant dilution to our common stockholders.

The conversion price of the Series A-1 Preferred Stock is subject to adjustment in certain events. See “Description of Securities – Preferred Stock” for a description of the events that could cause an adjustment of the conversion price of such shares. This potential reduction in conversion price could significantly increase the number of shares that could be issued upon conversion of the Series A-1 Preferred Stock and would result in substantial dilution to the other holders of common stock.

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Our common stock is a “penny stock,” which is likely to limit its liquidity.

The market price of our common stock is, and will likely remain for the foreseeable future, less than $5.00 per share, and therefore will be a “penny stock” according to SEC rules, unless our common stock is listed on a national securities exchange. The OTC Bulletin Board is not a national securities exchange. Designation as a “penny stock” requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of current holders of our common stock to sell their shares. Such rules may also deter broker-dealers from recommending or selling our common stock, which may further limit its liquidity. This may also make it more difficult for us to raise additional capital in the future. Because of such expected illiquidity, it will likely be difficult to re-sell shares of our common stock as desired.

We are controlled by our current officers and directors.

As of January 22, 2013, our directors and executive officers as a group beneficially owned approximately 38% of the shares of our common stock. Accordingly, our directors and executive officers will have substantial influence over, and may have the ability to control, the election of our board of directors and the outcome of issues submitted to a vote of our stockholders.

We do not expect to declare any dividends on our common stock in the foreseeable future.

We have not paid cash dividends to date on our common stock. We currently intend to retain our future earnings, if any, to fund the development and growth of our business, and we do not anticipate paying any cash dividends on our common stock for the foreseeable future. In addition, the terms of the Series A-1 Preferred Stock prevent the payment of dividends on our common stock unless holders of at least 67% in stated value of the then-outstanding shares of Series A-1 Preferred Stock consent to such dividend. Additionally, the terms of any future debt facilities may preclude us from paying dividends on the common stock. As a result, capital appreciation, if any, of our common stock could be the sole source of gain for the foreseeable future.

Anti-takeover provisions contained in our articles of incorporation and bylaws, as well as provisions of Nevada law, could impair a takeover attempt.

Our amended and restated articles of incorporation and bylaws currently contain provisions that, together with Nevada law, could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents presently include the following provisions:

• authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock; and

• limiting the liability of, and providing indemnification to, our directors and officers.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in our management.

As a Nevada corporation, we also may become subject to the provisions Nevada Revised Statutes Sections 78.378 through 78.3793, which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the stockholders of the issuer corporation. The first such threshold is the acquisition of at least one-fifth, but less than one-third of the outstanding voting power of the issuer. We may become subject to the above referenced Statutes if we have 200 or more stockholders of record, at least 100 of whom are residents of the State of Nevada, and do business in the State of Nevada directly or through an affiliated corporation.

As a Nevada corporation, we are subject to the provisions of Nevada Revised Statutes Sections 78.411 through 78.444, which prohibit an “interested stockholder” from entering into a combination with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years did own) 10 percent or more of the corporation’s voting stock.

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Any provision of our amended and restated articles of incorporation, our bylaws or Nevada law that has the effect of delaying or deterring a change in control of our Company could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

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Principal Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock as of January 22, 2013, by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our current directors and executive officers, and (iii) all of our current directors and executive officers as a group. Derivative securities exercisable or convertible into shares of our common stock within sixty (60) days of January 22, 2013 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). The address of named beneficial owners that are officers and/or directors is: c/o 22nd Century Group, Inc., 9530 Main Street, Clarence, New York 14031. The following table is based upon information supplied by officers and directors, and with respect to 5% or greater stockholders who are not officers or directors, information filed with the SEC.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned (1)
Management & Directors
Joseph Pandolfino (2)	7,207,296	19.4%
Henry Sicignano III (3)	5,859,927	16.0%
Michael R. Moynihan, Ph.D. (4)	1,457,645	4.1%
Joseph Alexander Dunn, Ph.D.(5)	175,000	*
James W. Cornell (6)	175,000	*

All directors and executive officers as a group (5 persons) (2)-(6)	14,874,868	37.9%

Other 5% Owners
Clearwater Partners, LLC (7)	5,144,279	14.0%
Angelo J. Tomasello (8)	4,385,214	12.0%
Sabby Volatility Warrant Master Fund, Ltd. (9)	2,500,000	7.1%
Sabby Heathcare Volatility Master Fund, Ltd. (10)	3,506,098	9.9%

(1) Based on 35,415,139 shares of common stock issued and outstanding (including outstanding restricted stock), as of January 22, 2013.

(2) Includes (a) 1,831,761 shares of common stock issuable to Mr. Pandolfino upon exercise of warrants and (b) 5,375,535 shares of common stock.

(3) Consists of (a) 2,027,603 shares of common stock held by Henry Sicignano III (including 550,000 restricted shares issued as equity incentive awards under the Company’s Equity Incentive Plan), (b) 2,542,347 shares of common stock held by Henry Sicignano III Group, LLC, (c) 389,564 shares of common stock issuable to Mr. Sicignano upon exercise of warrants, (d) 100,000 shares of common stock issuable to Mr. Sicignano upon exercise of stock options and (e) 800,413 shares of common stock issuable to Henry Sicignano III Group, LLC upon exercise of warrants. Mr. Sicignano is Managing Member of Henry Sicignano III Group, LLC and, accordingly, exercises voting and investment power with respect to the shares held by Henry Sicignano III Group, LLC. 450,000 of the shares issued to Mr. Sicignano under the Company’s Equity Incentive Plan are time-based awards subject to vesting on April 1 of 2013, 2014 and 2015, such that 150,000 shares shall vest on April 1 of each such year. Mr. Sicignano also holds 100,000 performance based shares of restricted stock issued as equity incentive awards under the Company’s Equity Incentive Plan, which are subject to forfeiture unless certain performance milestones are achieved.

(4) Includes (a) 963,934 shares of common stock, (b) 393,711 shares of common stock issuable upon exercise of warrants and (c) 100,000 shares issuable upon the exercise of stock options.

(5) Includes (a) 85,000 shares of common stock, (b) 30,000 shares of common stock issuable upon exercise of warrants and (c) 60,000 shares issuable upon the exercise of stock options.

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(6) Includes (a) 85,000 shares of common stock, (b) 30,000 shares of common stock issuable upon exercise of warrants and (c) 60,000 shares issuable upon the exercise of stock options.

(7) Includes (a) 3,905,515 shares of common stock and (b) 1,238,764 shares of common stock issuable upon exercise of warrants. Richard G. Saffire, Managing Member of Clearwater Partners, LLC exercises voting and investment power with respect to shares owned by Clearwater Partners, LLC. The address of Clearwater Partners, LLC is 34 Sunburst Circle, East Amherst, New York 14051.

(8) Includes (a) 3,301,909 shares of common stock, (b) 1,044,972 shares of common stock issuable upon exercise of warrants and (c) 38,333 shares of common stock issuable upon conversion of convertible notes. The address of Angelo Tomasello is 4720 Spaulding Drive, Clarence, New York 14031.

(9) Consists of shares of common stock issuable upon the conversion of an aggregate of 500 shares of Series A-1 Preferred Stock and upon the exercise of Warrants. The Series A-1 Preferred Stock and the Warrants contain exercise and conversion limitations providing that a holder thereof may not convert or exercise (as the case may be) to the extent that, if after giving effect to such conversion or exercise (as the case may be), the holder or any of its affiliates would beneficially own in excess of 9.99% of our outstanding shares of common stock immediately after giving effect to such conversion or exercise (as the case may be). However, the 9.99% limitation would not prevent a selling stockholder from acquiring and selling in excess of 9.99% of our common stock through a series of acquisitions and sales while never beneficially owning more than 9.99% in aggregate. Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and, as such, Sabby Management, LLC shares voting and investment powers with respect to these shares on behalf of Sabby Volatility Warrant Master Fund, Ltd. The address for Sabby Volatility Warrant Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities covered by this prospectus except to the extent of their pecuniary interest therein.

(10) Consists of shares of common stock issuable upon the conversion of an aggregate of 2,000 shares of Series A-1 Preferred Stock and upon the exercise of Warrants. The Series A-1 Preferred Stock and the Warrants contain exercise and conversion limitations providing that a holder thereof may not convert or exercise (as the case may be) to the extent that, if after giving effect to such conversion or exercise (as the case may be), the holder or any of its affiliates would beneficially own in excess of 9.99% of our outstanding shares of common stock immediately after giving effect to such conversion or exercise (as the case may be). However, the 9.99% limitation would not prevent a selling stockholder from acquiring and selling in excess of 9.99% of our common stock through a series of acquisitions and sales while never beneficially owning more than 9.99% in aggregate. Sabby Management, LLC serves as the investment manager of Sabby Healthcare Volatility Master Fund, Ltd. and, as such, Sabby Management, LLC shares voting and investment powers with respect to these shares on behalf of Sabby Healthcare Volatility Master Fund, Ltd. The address for Sabby Healthcare Volatility Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Healthcare Volatility Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities covered by this prospectus except to the extent of their pecuniary interest therein.

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Selling Stockholders

On January 11, 2013, Sabby Volatility Warrant Master Fund Ltd. and Sabby Healthcare Volatility Master Fund, Ltd., collectively referred to as the selling stockholders, acquired an aggregate of 2,500 shares of newly created Series A-1 Preferred Stock and Warrants for an aggregate purchase price of $2,500,000.

The Series A-1 Preferred Stock and the Warrants contain exercise and conversion limitations providing that a holder thereof may not convert or exercise (as the case may be) to the extent that, if after giving effect to such conversion or exercise (as the case may be), the holder or any of its affiliates would beneficially own in excess of 9.99% of the outstanding shares of common stock immediately after giving effect to such conversion or exercise (as the case may be). However, the 9.99% limitation would not prevent a selling stockholder from acquiring and selling in excess of 9.99% of our common stock through a series of acquisitions and sales while never beneficially owning more than 9.99% in aggregate.

This prospectus relates to the resale by the selling stockholders from time to time of up to an aggregate of 27,500,000 shares that are issuable to the selling stockholders. Pursuant to a Registration Rights Agreement between us and the selling stockholders, this prospectus covers the resale of 200% of the number of shares currently issuable (i) upon conversion of our Series A-1 Preferred Stock, (ii) as dividend payments on our Series A-1 Preferred Stock (at our option), and (iii) upon the exercise of Series A Warrants, Series B Warrants, and Series C Warrants. We agreed to register 200% of the number of shares initially issuable due to the potential adjustments to the conversion price and certain anti-dilution features that are described in the section entitled “Description of Securities.” We will not receive any proceeds from the sale of common stock by the selling stockholders, but we will receive funds from the exercise of the Series A Warrants, Series B Warrants, and Series C Warrants, if exercised for cash.

The table below, which was prepared based on information supplied to us by the selling stockholders, sets forth information regarding the beneficial ownership of outstanding shares of our common stock owned by the selling stockholders and the shares that they may sell or otherwise dispose of from time to time under this prospectus. Each of the selling stockholders, or their respective affiliates, transferees, donees or their successors, may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when, in what amount, or at what specific prices the selling stockholders may offer their shares for sale under this prospectus, if any. Each selling stockholder’s percentage of ownership in the following table is based upon 35,415,139 shares of our common stock outstanding as of January 22, 2013.

Information concerning any of the selling stockholders may change from time to time, and any changed information will be presented in a prospectus supplement as necessary. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

	Beneficially Owned Prior to Offering				Beneficially Owned After Offering
Selling Stockholder Name	Number of Shares of Common Stock (1), (2)	Percentage	Shares of Common Stock that may be Offered and Sold Hereby (3)		Number of Shares	Percent
Sabby Volatility Warrant Master Fund, Ltd.	2,500,000	7.1%	5,500,000	(4)	0	0
Sabby Healthcare Volatility Master Fund, Ltd.	3,506,098	9.9%	22,000,000	(5)	0	0

(1) Includes all shares beneficially owned by the selling stockholders as of January 22, 2013.

(2) The Series A-1 Preferred Stock and the Warrants contain exercise and conversion limitations providing that a holder thereof may not convert or exercise (as the case may be) to the extent that, if after giving effect to such conversion or exercise (as the case may be), the holder or any of its affiliates would beneficially own in excess of 9.99% of the outstanding shares of common stock immediately after giving effect to such conversion or exercise (as the case may be). Accordingly, the number of shares of common stock set forth in the table as being registered for a selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through its ownership of the Series A-1 Preferred Stock and the Warrants.

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(3) We have assumed (i) that each share of Series A-1 Preferred Stock is convertible into shares of common stock at a conversion price of $0.60 per share of common stock and (ii) that each Warrant is exercisable at its initial exercise price, without adjustment. We have also assumed the payment of dividends on the Series A-1 Preferred Stock is paid in shares of common stock instead of cash, which is at our option, at an assumed price of $0.60 per share for a period of three years, resulting in the issuance of 1,250,000 shares. In order to adequately cover the number of shares required due to adjustments and anti-dilution features and pursuant to a Registration Rights Agreement between us and the selling stockholders, this prospectus covers the resale of 200% of such shares.

(4) Includes 200% of (i) the 833,333 shares of common stock currently issuable upon conversion of the 500 shares of the Series A-1 Preferred Stock held by this selling stockholder, (ii) 833,333 shares of common stock currently issuable upon exercise of the Series A Warrant at $0.72 per share, (iii) 416,667 shares currently issuable upon exercise of the Series B Warrant at $0.60 per share, (iv) 416,667 shares of common stock currently issuable upon exercise of the Series C Warrant at $0.72 per share (1,666,667 in the aggregate for all three Warrants), and (v) 250,000 shares of common stock currently issuable as dividends. The Series A-1 Preferred Stock and the Warrants contain exercise and conversion limitations providing that a holder thereof may not convert or exercise (as the case may be) to the extent that, if after giving effect to such conversion or exercise (as the case may be), the holder or any of its affiliates would beneficially own in excess of 9.99% of our outstanding shares of common stock immediately after giving effect to such conversion or exercise (as the case may be). However, the 9.99% limitation would not prevent a selling stockholder from acquiring and selling in excess of 9.99% of our common stock through a series of acquisitions and sales while never beneficially owning more than 9.99% in aggregate. Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder. Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities covered by this prospectus except to the extent of their pecuniary interest therein.

(5) Includes 200% of (i) 3,333,333 shares of common stock currently issuable upon conversion of the 2,000 shares of the Series A-1 Preferred Stock held by this selling stockholder, (ii) 3,333,333 shares of common stock currently issuable upon exercise of the Series A Warrant at $0.72 per share, (iii) 1,666,667 shares currently issuable upon exercise of the Series B Warrant at $0.60 per share, (iv) 1,666,667 shares of common stock currently issuable upon exercise of the Series C Warrant at $0.72 per share (6,666,667 in the aggregate for all three Warrants), and (v) 1,000,000 shares of common stock currently issuable as dividends. The Series A-1 Preferred Stock and the Warrants contain exercise and conversion limitations providing that a holder thereof may not convert or exercise (as the case may be) to the extent that, if after giving effect to such conversion or exercise (as the case may be), the holder or any of its affiliates would beneficially own in excess of 9.99% of our outstanding shares of common stock immediately after giving effect to such conversion or exercise (as the case may be). However, the 9.99% limitation would not prevent a selling stockholder from acquiring and selling in excess of 9.99% of our common stock through a series of acquisitions and sales while never beneficially owning more than 9.99% in aggregate. Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder. Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities covered by this prospectus except to the extent of their pecuniary interest therein.

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Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling stockholders, but we will receive funds from the exercise of the Warrants, if exercised for cash. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

Dividend Policy

We have not previously and do not plan to declare or pay any dividends on our common stock. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

In addition, the terms of the Series A-1 Preferred Stock prevent the payment of dividends on our common stock unless holders of at least 67% in stated value of the then-outstanding shares of Series A-1 Preferred Stock consent to such dividend. In the event we do declare a dividend, the holders of the Series A-1 Preferred Stock and Warrants will participate in such dividend payment on an as-converted basis to common stock (without regard to the 9.99% beneficial ownership limitation).

Determination of Offering Price

All shares of our common stock being offered will be sold by the selling stockholders without our involvement. As a result, the selling stockholders will determine at what prices they may sell the offered shares, and these sales may be made at prevailing market prices or at privately negotiated prices.

Market for Common Equity and Related Stockholder Matters

Our common stock is quoted on the OTC Bulletin Board under the symbol “XXII.OB.” As of January 22, 2013, there were 63 holders of record of shares of our common stock. The following table sets forth, for the quarters indicated, the high and low bid prices per share of our common stock, as derived from quotations provided by the OTC Bulletin Board Information Center.

Quarter Ended	High Bid	Low Bid
December 31, 2012	$0.95	$0.15
September 30, 2012	$0.88	$0.20
June 30, 2012	$1.13	$0.35
March 31, 2012	$0.75	$0.25
December 31, 2011	$1.34	$0.25
September 30, 2011	$1.30	$0.60
June 30, 2011	$1.30	$1.10
March 31, 2011*	$1.41	$1.01

*From January 25, 2011, the date of the Merger.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on some national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of common stock. As a result of these rules, investors may find it difficult to sell their shares.

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Shares Authorized for Issuance Under Equity Compensation Plans

October 21, 2010, the Company established the 2010 Equity Incentive Plan, or EIP, for officers, employees, directors, consultants and advisors to the Company and its affiliates, consisting of 4,250,000 shares of common stock. The EIP authorizes the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, restricted stock and restricted stock units.

The following table summarizes the number of stock options issued and shares of restricted stock granted, net of forfeitures and sales, the weighted-average exercise price of such stock options and the number of securities remaining to be issued under all outstanding equity compensation plans as of December 31, 2012:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	1,015,000	(1)	$0.69	(2)	2,055,000

Equity compensation plans not approved by security holders	0		N/A		0

Total	1,015,000				2,055,000

(1)	Includes 550,000 restricted stock awards that are issued but not vested as of December 31, 2012.
(2)	Weighted average exercise price only applies to the 465,000 shares issuable upon exercise of outstanding stock options.

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Business

On January 25, 2011, 22nd Century Limited LLC completed a reverse merger transaction (the “Merger”) with 22nd Century Group, Inc. 22nd Century Limited, LLC is a wholly owned subsidiary of 22nd Century Group, Inc. which continues to operate the business of 22nd Century Limited, LLC. All references to shareholders or common shares include the historical members and membership Units of 22nd Century Limited, LLC because, in the Merger, such Units were exchanged for common shares on a one-for-one basis and from an accounting standpoint, they are equivalent. The Merger is being accounted for as a reverse acquisition and a recapitalization; 22nd Century Limited, LLC is the acquirer for accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in the financial statements prior to the Merger are those of 22nd Century Limited, LLC and are recorded at the historical cost basis of 22nd Century Limited, LLC, and the consolidated financial statements since completion of the Merger include the assets and liabilities of 22nd Century Limited, LLC, historical operations of 22nd Century Limited, LLC and operations of 22nd Century Group, Inc. from the closing date of the Merger.

References to the “Company,” “we,” us” or “our” refer to the operations of 22nd Century Group, Inc. and its direct and indirect subsidiaries for the periods described herein.

Background

22nd Century Group, Inc. was incorporated under the laws of the State of Nevada on September 12, 2005 under the name Touchstone Mining Limited. On January 25, 2011, we entered into a reverse merger transaction with 22nd Century Limited, LLC, which we refer to herein as the Merger. Upon the closing of the Merger, 22nd Century Limited, LLC became our wholly-owned subsidiary. We changed our name to 22nd Century Group, Inc. on November 23, 2010 in anticipation of the Merger with 22nd Century Limited, LLC. After the Merger, we succeeded to the business of 22nd Century Limited, LLC as our sole line of business.

22nd Century Limited, LLC was originally formed as a New York limited liability company on February 20, 1998 as 21st Century Limited, LLC and subsequently merged with a newly-formed Delaware limited liability company, 22nd Century Limited, LLC, on November 29, 1999. Since inception, 22nd Century Limited, LLC has used biotechnology to regulate the nicotine content in tobacco plants.

Overview

22nd Century Limited, LLC, our wholly-owned subsidiary, is a plant biotechnology company focused on tobacco harm reduction and smoking cessation products produced from modifying the nicotine content in tobacco plants through genetic engineering and plant breeding. The Company exclusively controls 107 issued patents and exclusively controls an additional 38 patent applications; of these, we own 12 issued patents plus 23 patent applications and we license on an exclusive basis, 95 issued patents and 15 patent applications. Hercules Pharmaceuticals LLC and Goodrich Tobacco Company, LLC are subsidiaries of 22nd Century Limited, LLC and are business units for our (i) smoking cessation product and (ii) premium cigarettes and modified risk tobacco products, respectively.

Our Investigational New Drug Application for X-22, a kit of very low nicotine (VLN) cigarettes, was cleared by the FDA in July 2011. Our X-22 Phase II-B clinical trial was completed in the first quarter of 2012 and did not demonstrate a statistically significant difference in quitting between X-22 and the active control, a cigarette containing conventional nicotine levels. In evaluating the results of this trial, we believe we may have gone too far in reducing the nicotine content of X-22, which was less than half the nicotine content of VLN cigarettes used in various independent smoking-cessation clinical trials that have demonstrated that use of VLN cigarettes increases smoking quit rates.

We continue to believe that VLN cigarettes are effective as a smoking cessation aid. However, we have suspended sponsoring further X-22 clinical trials pending the results of two independent smoking-cessation trials (ClinicalTrials.gov Identifiers NCT01050569 and NCT01250301) utilizing a different version of our VLN cigarette with a nicotine content similar to those used in previous successful smoking-cessation trials and higher than that used in our own sponsored Phase II-B trial. Both of these two independent clinical trials were completed in 2012. The results of these trials will be compared to our Phase II-B trial to determine which variables optimize cessation. After evaluating the results of those two independent clinical trials, we will request a meeting with the U.S. Food and Drug Administration (FDA) and may then resume our own sponsored X-22 clinical trials.

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The X-22 therapy protocol calls for the patient to smoke our VLN cigarettes over a six-week treatment period to facilitate the goal of the patient quitting smoking by the end of the treatment period. We believe this therapy protocol has been successful in independent clinical trials because VLN cigarettes made from our proprietary tobacco satisfy smokers’ cravings for cigarettes while (i) greatly reducing nicotine exposure and nicotine dependence and (ii) extinguishing the association between the act of smoking and the rapid delivery of nicotine. X-22 involves the same smoking behavior as conventional cigarettes and because patients are simply switching to VLN cigarettes for 6 weeks, X-22 does not expose the smoker to any new drugs or new side effects.

In contrast to the results of the Company’s Phase II-B trial results, independent studies have demonstrated that VLN cigarettes made whether used alone or in conjunction with nicotine replacement therapy (NRT), increased quitting. Due to the limited effectiveness and/or serious side effects of existing FDA-approved smoking cessation products, we believe that X-22, upon the completion of additional clinical trials that demonstrate efficacy, can capture a significant share of this market by replacing sales and market share from existing smoking cessation aids and expanding the smoking cessation market by encouraging more smokers to attempt to quit smoking.

The 2009 Family Smoking Prevention and Tobacco Control Act (“Tobacco Control Act”) granted the FDA authority over the regulation of all tobacco products. While it prohibits the FDA from banning cigarettes outright, it allows the FDA to require the reduction of nicotine or any other compound in tobacco and cigarette smoke. The Tobacco Control Act also banned all sales in the U.S. of cigarettes with characterizing flavors (other than menthol). As of June 2010, all cigarette companies were required to cease the use of the terms “low tar,” “light” and “ultra light” in describing cigarettes sold in the U.S. Besides numerous other regulations, including certain marketing restrictions, for the first time in history, a U.S. regulatory agency will scientifically evaluate cigarettes that may pose lower health risks as compared to conventional cigarettes.

The Tobacco Control Act establishes procedures for the FDA to regulate the labeling and marketing of modified risk tobacco products, which includes cigarettes that (i) reduce exposure to tobacco toxins and (ii) are reasonably likely to pose lower health risks as compared to conventional cigarettes (“Modified Risk Cigarettes”). The Tobacco Control Act requires the FDA to issue specific regulations or guidance regarding applications that must be submitted to the FDA for the authorization to label and market Modified Risk Cigarettes. On March 30, 2012, the FDA issued Modified Risk Tobacco Product Applications Draft Guidance.

We believe that two types of our cigarettes in development which we refer to as BRAND A and BRAND B, may qualify as Modified Risk Cigarettes. Compared to other commercial cigarettes, the tobacco in BRAND A has approximately 95% less nicotine than tobacco in cigarettes previously marketed as “light” cigarettes, and BRAND B’s smoke contains the lowest amount of “tar” per milligram of nicotine.

Within our two product categories, the Tobacco Control Act offers us the following specific advantages:

Smoking Cessation Aids

FDA approval must be obtained, as has been the case for decades, before a product can be marketed for quitting smoking. The Tobacco Control Act provides that products for quitting smoking or smoking cessation, such as X-22, be considered for “Fast Track” designation by the FDA. The “Fast Track” programs of the FDA are intended to facilitate development and expedite review of drugs to treat serious and life-threatening conditions so that an approved product can reach the market expeditiously. We believe that upon completion of a company-sponsored clinical trial demonstrating efficacy, X-22 will qualify for “Fast Track” designation by the FDA.

Modified Risk Cigarettes

We intend to seek FDA authorization to market BRAND A and BRAND B as Modified Risk Cigarettes. We believe that BRAND A and BRAND B will achieve significant market share in the global cigarette market among smokers who will not quit but are interested in reducing the harmful effects of smoking. We believe this new regulatory environment represents a paradigm shift for the tobacco industry. The Tobacco Control Act allows the FDA to mandate the use of reduced-risk technologies across all conventional tobacco products or cigarettes. We believe the Tobacco Control Act may create opportunities for us to license our proprietary technology and/or tobaccos to larger competitors.

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SPECTRUM Government Research Cigarettes

As a subcontractor to RTI International (“RTI”) in RTI’s contract with the National Institute on Drug Abuse for the Research Cigarette Option, we supply modified nicotine (from very low to high) cigarettes to NIDA. These research cigarettes are distributed under the mark SPECTRUM.

Tar, Nicotine, and Smoking Behavior

The dependence of many smokers on tobacco is largely due to the properties of nicotine, but the adverse effects of smoking on health are mainly due to other components present in tobacco smoke, including “tar” and carbon monoxide. “Tar” is the common name for the (resinous) total particulate matter minus nicotine and water produced by the burning of tobacco (or other plant material) during the act of smoking. “Tar” and nicotine are commonly measured in milligrams per cigarette trapped on a Cambridge filter pad under standardized conditions using smoking machines. These results are referred to as “yields” or, more specifically, “tar” yield and nicotine yield.

Individual smokers generally seek a certain amount of nicotine per cigarette and can easily adjust how intensely each cigarette is smoked to obtain a satisfactory amount of nicotine. Smoking of low yield (“light” or “ultra light”) cigarettes compared to high yield (“full flavor”) cigarettes often results in taking more puffs per cigarette, larger puffs and/or smoking more cigarettes per day to obtain a satisfactory amount of nicotine, a phenomenon known as “compensation” or “compensatory smoking.” A report by the National Cancer Institute in 2001 stated that due to compensatory smoking, low yield cigarettes are not safer than full flavor cigarettes, which is the reason that the Tobacco Control Act has banned the use of the terms “low tar,” “light” and “ultra light” in the U.S. market. Studies have shown, however, that smokers generally do not compensate when smoking cigarettes made with our VLN tobacco, and that smoking VLN cigarettes, such as BRAND A, actually assist smokers to smoke fewer cigarettes per day and reduce their exposure to “tar” and nicotine. Other studies have demonstrated that compensatory smoking (e.g., more and/or larger puffs per cigarette) of low-tar research cigarettes, similar to BRAND B, is greatly curtailed resulting in smokers inhaling less “tar” and carbon monoxide.

Market

Cigarettes and Smoking Cessation Aids

According to the U.S. Center for Disease Control (CDC), the U.S. cigarette market consists of approximately 45 million adult smokers who spent approximately $80 billion in 2011 on approximately 300 billion cigarettes. Worldwide manufacturer sales in 2011 were over 5.0 trillion cigarettes, resulting in annual retail sales of approximately $610 billion. Our products address unmet needs of smokers; for those who want to quit, an innovative smoking cessation aid, and for those who do not quit, cigarettes that can reduce the level of exposure to tobacco toxins. In 2010, annual manufacturer sales of smoking cessation aids in the U.S., all of which must be approved by the FDA, were approximately $1.0 billion. Outside the United States, the smoking cessation market is in its infancy and is approximately $3.0 billion.

Approximately 50% of U.S. smokers attempt to quit smoking each year, but only 2% to 5% actually quit smoking in a given year. It takes smokers an average of 8 to 11 “quit attempts” before achieving long-term success. Approximately 95% of “self-quitters” (i.e., those who attempt to quit smoking without any treatment) relapse and resume smoking. The Institute of Medicine, the health arm of the National Academy of Sciences, in a 2007 report concludes: “There is an enormous opportunity to increase population prevalence of smoking cessation by reaching and motivating the 57 percent of smokers who currently make no quit attempt per year.” We believe that our X-22 smoking cessation aid will be attractive to smokers who have been frustrated in their previous attempts to quit smoking using other therapies.

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Use of existing smoking cessation aids results in relapse rates that can be as high as 90% in the first year after a smoker initially “quits.” Smokers currently have the following limited choices of FDA-approved products to help them quit smoking:

•	varenicline (Chantix®/Champix® outside the U.S.), manufactured by Pfizer,
•	bupropion (Zyban®), manufactured by GlaxoSmithKline, and
•	nicotine replacement therapy, or “NRT,” which is available in the U.S. in several forms: gums, patches, nasal sprays, inhalers and lozenges.

Chantix® and Zyban® are pills and are nicotine free. Chantix®, Zyban®, the nicotine nasal spray and the nicotine inhaler are available by prescription only. Nicotine gums, nicotine patches, and lozenges are available over-the-counter.

Chantix® was introduced in the U.S. market in the fourth quarter 2006. Since 2007, Chantix® has been the best-selling smoking cessation aid in the United States, with sales, according to Pfizer Inc., of $701 million in 2007, $489 million in 2008, $386 million in 2009, $330 million in 2010 and $326 million in 2011. In July 2009, the FDA required a “Boxed Warning,” the most serious type of warning in prescription drug labeling, for both Chantix® and Zyban® based on the potential side effects of these drugs. Despite this Boxed Warning, worldwide sales of Chantix® in 2009 to 2011 were approximately $700 million, $755 million, and $720 million, respectively.

Other than Chantix® and Zyban®, the only FDA-approved smoking cessation therapy in the United States is NRT. These products consist of gums, patches, nasal sprays, inhalers and lozenges. Nicotine gums and nicotine patches have been sold in the U.S. for approximately 28 years and 20 years, respectively, and millions of smokers have already tried NRT products and failed to stop smoking due to the limited effectiveness of these products. According to Perrigo Company, a pharmaceutical company that sells NRT products, retail sales of NRT products in the United States were $800 million in the fiscal year ended June 30, 2012.

Modified Risk Tobacco Products

A substantial number of adult smokers are unable or unwilling to quit smoking. For example, each year one-half of the adult smokers in the United States do not attempt to quit. Nevertheless, we believe the majority of these smokers are interested in reducing the harmful effects of smoking.

In a 2005 analyst report, The Third Innovation, Potentially Reduced Exposure Cigarettes, JP Morgan examined the effects of FDA regulation of tobacco, including the market for safer cigarettes. JP Morgan’s proprietary survey of over 600 smokers found that 90% of smokers are willing to try a safer cigarette. Among JP Morgan’s other conclusions, it stated: “FDA oversight would imbue PREPS [‘potential reduced exposure products’ which essentially equate to potential modified risk tobacco products] with a regulatory ‘stamp of approval’ and allow for more explicit comparative health claims with conventional cigarettes. Consumers should trust the FDA more than industry health claims.” Prior to the Tobacco Control Act becoming law in 2009, no regulatory agency or body had the authority to assess potential modified risk tobacco products.

Some major cigarette manufacturers have developed and marketed alternative cigarette products. For example, Philip Morris USA developed an alternative cigarette, called Accord®, in which the tobacco is heated rather than burned. R.J. Reynolds Tobacco Company has developed and is marketing an alternative cigarette, called Eclipse®, in which the tobacco is primarily heated, with only a small amount of tobacco burned. Philip Morris and RJ Reynolds have indicated that their products may deliver fewer smoke components compared to conventional cigarettes. Vector Tobacco Inc. (“Vector Tobacco”), which is our former licensee, has marketed a cigarette offered in three brand styles with reduced levels of nicotine, called Quest®. Both Accord® and Eclipse®, which are not conventional cigarettes (e.g., they do not burn down) and have only achieved limited sales. With the exception of Eclipse®, the above products are no longer being manufactured.

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Complete cessation from all tobacco and medicinal nicotine products is the ultimate goal of the public health community. However, some public health officials desire to migrate cigarette smokers en masse to medicinal nicotine (also known as NRT) or smokeless tobacco products to replace cigarettes. We believe this is unattainable in the foreseeable future for many reasons, including because the smoking experience is much more complex than simply seeking nicotine. In a 2009 WHO report, statistics demonstrate that approximately 90% of global tobacco users smoke cigarettes. Worldwide cigarette sales (in U.S. dollars) are approximately 12 times greater than sales of smokeless tobacco products and approximately 200 times greater than sales of NRT products. Although a small segment of the smoking population is willing to use smokeless tobacco products in conjunction with cigarettes (known as dual users), a large percentage of smokers is not interested in using smokeless tobacco products exclusively.

There are newer forms of smokeless tobacco products that have been introduced in the market that are less messy to use than chewing tobacco or dry snuff (since spitting is not involved). These products include Swedish-style snus and dissolvable tobacco products such as Ariva® and Stonewall® tablets made by Star Scientific Inc., and Camel® Orbs, Camel® Strips and Camel® Sticks recently introduced by R.J. Reynolds Tobacco Company. Although use of such products may be more discreet and convenient than traditional forms of smokeless tobacco, they have the same route of delivery of nicotine as nicotine gum and nicotine lozenges, which have been available over-the-counter in the United States for approximately 28 years and 10 years, respectively, and have not significantly replaced cigarettes.

Products

X-22 Smoking Cessation Aid

X-22 is a tobacco-based botanical medical product for use as a smoking cessation therapy. Upon FDA approval, X-22 will be a prescription-only kit containing VLN cigarettes made from our proprietary tobacco, which has approximately 95% less nicotine compared to tobacco in existing “light” cigarettes. The X-22 therapy protocol calls for the patient to smoke our VLN cigarettes over a six-week treatment period to facilitate the goal of the patient quitting smoking by the end of the treatment period. We believe this therapy protocol has been successful in independent clinical trials because VLN cigarettes made from our proprietary tobacco satisfy smokers’ cravings for cigarettes while (i) greatly reducing nicotine exposure and nicotine dependence and (ii) extinguishing the association between the act of smoking and the rapid delivery of nicotine.

Our Investigational New Drug Application for X-22, a kit of very low nicotine (VLN) cigarettes, was cleared by the FDA in July 2011. Our X-22 Phase II-B clinical trial was completed in the first quarter of 2012 and did not demonstrate a statistically significant difference in quitting between X-22 and the active control, a cigarette containing conventional nicotine levels. In evaluating the results of this trial, we believe we may have gone too far in reducing the nicotine content of X-22, which was less than half the nicotine content of VLN cigarettes used in various independent smoking-cessation clinical trials that have demonstrated that use of VLN cigarettes increases quit rates.

The results of the below two independent clinical trials, both of which used VLN cigarettes provided by 22nd Century, were completed in 2012, are pending. After evaluating the results of these two trials, we will request a meeting with the U.S. Food and Drug Administration (FDA) and may then resume our own sponsored X-22 clinical trials.

1.	University of Minnesota Masonic Cancer Center - Phase II - 219 subjects

•	Follow-up study to Hatsukami et al. 2010
•	ClinicalTrials.gov Identifier: NCT01050569
•	Evaluating quitting results of six-week treatment period among 3 groups:

(i) exclusive use of a VLN cigarette (a VLN cigarette with slightly higher nicotine content than those used in the 22nd Century trial);

(ii) 21-mg nicotine patch; and

(iii) concurrent use of VLN cigarette and nicotine patch

•	Trial included a 6-month follow-up period

2.	Queen Mary University of London, in collaboration with Pfizer - 200 subjects

•	Same VLN cigarette utilized in above study
•	ClinicalTrials.gov Identifier: NCT01250301
•	Evaluating whether the use of a VLN cigarette in combination with Chantix® (or NRT)

increases quitting over use of Chantix® (or NRT) alone

•	Chantix® is branded as Champix® outside the United States

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Our Modified Risk Cigarettes

We believe that our BRAND A and BRAND B cigarettes will benefit smokers who are unable or unwilling to quit smoking and who may be interested in cigarettes which reduce exposure to certain tobacco smoke toxins and/or pose a lower health risk than conventional cigarettes. This includes the approximate one-half of the 45 million adult smokers in the United States who do not attempt to quit in a given year. Compared to other commercial cigarettes, the tobacco in BRAND A has approximately 95% less nicotine than tobacco in cigarettes previously marketed as “light” cigarettes and BRAND B’s smoke contains the lowest amount of “tar” per milligram of nicotine. We believe that BRAND A and BRAND B will qualify as Modified Risk Cigarettes and we intend to seek FDA authorization to market BRAND A and BRAND B as Modified Risk Cigarettes. On March 30, 2012, the FDA issued Modified Risk Tobacco Product Applications Draft Guidance, which we will utilize to file our two modified risk applications with the FDA.

BRAND A Cigarettes

Compared to other commercial tobacco cigarettes, BRAND A has the lowest nicotine content. The tobacco in BRAND A contains approximately 95% less nicotine than tobacco in leading “light” cigarette brands. Clinical studies have demonstrated that smokers who smoke VLN cigarettes containing our proprietary tobacco smoke fewer cigarettes per day resulting in significant reductions in smoke exposure, including “tar,” nicotine and carbon monoxide. Due to the very low nicotine levels, compensatory smoking does not occur with VLN cigarettes containing our proprietary tobacco (Hatsukami et al. 2010).

In a June 16, 2010 press release, Dr. David Kessler, the former FDA Commissioner, recommended that “[t]he FDA should quickly move to reduce nicotine levels in cigarettes to non-addictive levels. If we reduce the level of the stimulus, we reduce the craving. It is the ultimate harm reduction strategy.” Shortly thereafter in a Washington Post article, Dr. Kessler said that the amount of nicotine in a cigarette should drop from about 10 milligrams to less than 1 milligram. BRAND A contains approximately 0.7 milligram of nicotine per cigarette.

A Phase II smoking cessation clinical trial at the University of Minnesota Masonic Comprehensive Cancer Center (Hatsukami et al. 2010) also measured exposure of various smoke compounds in smokers from smoking a VLN cigarette containing our proprietary tobacco over a six (6)-week period. Smokers significantly reduced their smoking as compared to their usual brand of cigarettes. The number of VLN cigarettes smoked per day on average decreased from 19 (the baseline number of cigarettes of smokers’ usual brand) to 12 by the end of the six (6)-week period, even though participants were instructed to smoke ad libitum (as many cigarettes as desired) during treatment. Furthermore, besides significant reductions in other biomarkers, carbon monoxide (CO) levels, an indicator of smoke exposure, significantly decreased from 20 parts per million (baseline) to 15 parts per million. Cotinine, a metabolite and biomarker of nicotine, significantly decreased from 4.2 micrograms/mL (baseline) to 0.2 micrograms/mL. All differences were statistically significant (P<0.05).

We believe these and other results and future exposure studies the FDA may require will result in a modified risk cigarette claim for BRAND A. We further believe smokers who desire to smoke fewer cigarettes per day while also satisfying cravings and reducing exposure to nicotine will find BRAND A beneficial.

BRAND B Cigarettes

Compared to other commercial tobacco cigarettes, BRAND B’s smoke contains the lowest amount of “tar” per milligram of nicotine. Using a proprietary high nicotine tobacco blend in conjunction with specialty cigarette components, BRAND B allows the smoker to achieve a satisfactory amount of nicotine per cigarette while inhaling less “tar” and carbon monoxide. At the same time, we do not expect exposure to nicotine from BRAND B to be significantly higher than some commercially available full flavor cigarette brands. We believe smokers who desire to reduce smoke exposure but are less concerned about nicotine will find BRAND B beneficial. BRAND B has a “tar” yield between typical “light” and “ultra-light” cigarettes, but a nicotine yield of typical full flavor cigarettes.

In a 2001 report, entitled Clearing the Smoke, Assessing the Science Base for Tobacco Harm Reduction, the Institute of Medicine notes that a low “tar”/moderate nicotine cigarette is a viable strategy for reducing the harm caused by smoking. The report states: “Retaining nicotine at pleasurable or addictive levels while reducing the more toxic components of tobacco is another general strategy for harm reduction.” We believe that evaluation of BRAND B in short-term human exposure studies will confirm that exposure to smoke, including certain tobacco smoke toxins and carbon monoxide, is significantly reduced when smoking BRAND B as compared to smoking the leading brands of cigarettes. We believe results from these exposure studies will warrant a modified risk claim for BRAND B.

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RED SUN and MAGIC Cigarettes

Our subsidiary, Goodrich Tobacco, has introduced two super-premium priced cigarette brands, RED SUN and MAGIC, into the U.S. market in the first quarter 2011. Both brands are available in regular and menthol and all brand styles are king size and packaged in hinge-lid hard packs. In the second quarter of 2013, we intend to focus our marketing efforts on tobacconists, smoke shops and tobacco outlets in the U.S. The ban in 2009 by the FDA of all cigarettes with characterizing flavors (with the exception of menthol) has resulted in a product void in these specialty tobacco channels for super-premium priced products. We believe that certain U.S. cigarette wholesalers and retailers will carry our brands, among other reasons, to increase their margins.

Smoking Cessation Clinical Trials with VLN Cigarettes

VLN cigarettes containing our proprietary tobacco have been the subject of various independent studies, including two Phase II clinical trials for smoking cessation which were not funded by us. Both of these Phase II clinical trials were “intent to treat” trials, meaning that any patients who dropped out of the trials for any reason at any time during treatment or during the follow-up periods were considered failures (still smoking and not abstinent). Dropout rates during smoking cessation trials are generally high since patients either quit smoking or resume smoking their usual brand. In either case, they may believe there is no reason to continue.

One of these two Phase II clinical trials compared the quitting efficacy of a VLN cigarette containing our proprietary tobacco versus a low nicotine cigarette and an FDA-approved nicotine lozenge (4 mg) in a total of 165 patients treated for six (6) weeks (Hatsukami et al. 2010). This clinical trial was led by Dr. Dorothy Hatsukami at the University of Minnesota Masonic Comprehensive Cancer Center. Dr. Hatsukami was selected in 2010 as one of the nine voting members of the 12-person Tobacco Products Scientific Advisory Committee (“TPSAC”), within the FDA’s Center for Tobacco Products created under the Tobacco Control Act. (TPSAC will make recommendations and issue reports to the FDA Commissioner on tobacco regulatory matters, including but not limited to, the impact of the use of menthol in cigarettes, altering levels of nicotine in tobacco products, and applications submitted to the FDA for modified risk tobacco products.)

Results from this Phase II trial conclude that patients exclusively using the VLN cigarette containing our proprietary tobacco achieved a 43% quit rate (confirmed four (4)-week continuous abstinence) as compared to a quit rate of 35% for the group exclusively using the FDA-approved nicotine lozenge and a 21% quit rate for the group exclusively using the low nicotine cigarette. Smoking abstinence at the 6-week follow-up after the end of treatment was 47% for the VLN cigarette group, 37% for the nicotine lozenge group and 23% for the low nicotine cigarette group. Furthermore, the VLN cigarette was also associated with greater relief from withdrawal symptoms and cravings of usual brand cigarettes than the nicotine lozenge. Carbon monoxide (CO) levels in patients were tested at each treatment clinic visit to verify smoking abstinence.

Unlike Phase III clinical trials for other FDA-approved smoking cessation aids, four (4) week continuous abstinence in the University of Minnesota Phase II trial was measured after the treatment period, when patients were “off” medication, rather than during the last four weeks of the treatment period. For example, according to the prescription Chantix® label, four (4)-week continuous abstinence in the Chantix® Phase III clinical trials (the 44 percent quit rate advertised by Pfizer) was measured during the last four weeks of the 12-week treatment period, while patients were still taking Chantix®. In one of these Chantix® Phase III clinical trials, approximately one-third of those who had been abstinent during the last week of treatment returned to smoking within four weeks after they stopped taking Chantix®, and approximately 45% returned to smoking within eight weeks after they stopped taking Chantix®.

Patients who used the VLN cigarette over the six (6)-week treatment period significantly reduced their smoking as compared to their usual brand of cigarettes. The number of VLN cigarettes smoked per day on average decreased from 19 (the baseline number of cigarettes of the smoker’s usual brand) to 12 by the end of the six (6)-week treatment period, even though participants in this clinical trial were instructed to smoke ad libitum (as many cigarettes as desired) during treatment. Carbon monoxide (CO) levels, an indicator of smoke exposure, significantly decreased from 20 parts per million (baseline) to 15 parts per million. Cotinine, a metabolite and biomarker of nicotine, significantly decreased from 4.2 micrograms/mL (baseline) to 0.2 micrograms/mL. All differences in the above three measurements were statistically significant (P<0.05).

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In a separate Phase II clinical trial funded by Vector Tobacco, our former licensee, under Investigational New Drug (“IND”) Application 69,185, a randomized double-blind, active controlled, parallel group, multi-center Phase II smoking cessation clinical trial was conducted to evaluate the quitting efficacy of Quest® reduced-nicotine cigarettes as a smoking cessation treatment in 346 patients (Becker et al. 2008). Treatment consisted of smoking three reduced-nicotine cigarette styles (Quest 1®, Quest 2® and Quest 3®) for two (2) weeks each, with nicotine yields per cigarette of 0.6 mg (a low nicotine cigarette made with a blend of regular tobacco and our proprietary VLN tobacco), 0.3 mg (an extra low nicotine cigarette made with a blend of regular tobacco and our proprietary VLN tobacco) and 0.05 mg (a VLN cigarette made with tobacco only from our proprietary VLN tobacco variety) either in combination with nicotine patch therapy (a nicotine replacement therapy or NRT product) or placebo patches.

In this three-arm clinical trial in which patients were treated over a period of sixteen (16) weeks, use of reduced-nicotine cigarettes in combination with nicotine patches was more effective (the difference was statistically significant) in achieving four (4)-week continuous abstinence than use of nicotine patches alone (32.8% vs. 21.9%), and use of reduced-nicotine cigarettes without nicotine patches yielded an abstinence rate similar (the difference was not statistically significant) to that of nicotine patches (16.4% vs. 21.9%). No serious adverse events were attributable to the investigational product.

The major differences between the Vector Tobacco Phase II clinical trial and the University of Minnesota Phase II clinical trial is the duration of time during treatment that VLN cigarettes are smoked and the use of nicotine replacement therapy (“NRT’) in combination with VLN cigarettes. In the Vector Tobacco trial, VLN cigarettes were smoked by patients (in two arms of the study) for only two (2) weeks, either in combination with using a nicotine patch or placebo patch, followed by continued use of nicotine patches for the subsequent ten (10) weeks. In the University of Minnesota Phase II clinical trial, VLN cigarettes (in one arm of the study) were smoked for six (6) weeks without any use of NRT before, during or after this 6-week treatment period. We believe that the effectiveness of VLN cigarettes for use in smoking cessation is higher when they are used alone (without NRT or another therapy) and for a longer time period, as in the University of Minnesota trial.

A 2008 binding arbitration award, which was completely fulfilled in 2009 by our former licensee, Vector Tobacco, provided us with copies of all of Vector Tobacco’s FDA submissions relating to Vector Tobacco’s IND for Quest® and awarded to us a right of reference to Vector Tobacco’s IND for Quest®, including all results of Vector’s Phase II clinical trial. This arbitration award allows us to use all such information in our IND with the FDA for our VLN cigarette that contains our same proprietary tobacco that Vector Tobacco used in its IND submissions to the FDA. This arbitration award has been helpful to us with the FDA, since analytical reports produced by Vector Tobacco pertaining to our proprietary tobacco and cigarettes made from our proprietary tobacco are being utilized by us with the FDA.

A randomized controlled smoking cessation clinical trial using VLN cigarettes was a conducted at Roswell Park Cancer Institute, Buffalo, New York, to investigate the effect of smoking a very low nicotine cigarette (“VLN”) in combination with a nicotine patch for 2 weeks prior to the quit date (Rezaishiraz et al. 2007). Ninety-eight adult smokers were randomized to two treatments: (i) two (2) weeks of a VLN (Quest 3®) and 21-mg nicotine patch before the quit date and (ii) a reduced nicotine cigarette (Quest 1®) during the two (2) weeks before the quit date. After the quit date, all subjects received counseling for smoking cessation and nicotine patch therapy for up to eight (8) weeks (four (4) weeks of 21-mg patches, two (2) weeks of 14-mg patches, and two (2) weeks of 7-mg patches). Group 1, which used the VLN cigarette and a nicotine patch before quitting, had lower combined craving scores during the two (2) weeks before and after the quit date. Self-reported point prevalence of smoking abstinence at the three (3)- and six (6)-month follow-up points was higher in Group 1 (43% vs. 34% and 28% vs. 21%).

A Phase III/IV two-arm smoking-cessation clinical trial of 1,410 treatment-seeking smokers was conducted by the University of Auckland, Clinical Trials Research Unit (Walker et al. 2012). The 705 patients who received VLN cigarettes in addition to NRT (patches and/or gum or lozenges) had significantly higher cessation rates at all measured time points (3 weeks, 6 weeks, 3 months and 6 months) than patients treated only with NRT. For those who failed to quit, the median time to relapse was increased to two months in the VLN + NRT group, compared to 13 days in the NRT only group. There was no difference in the frequency of serious adverse events between the groups.

A study at Dalhousie University, Halifax, Nova Scotia (Barrett 2010), compared the effects of low nicotine cigarettes and an FDA-approved nicotine inhaler on cravings and smoking behavior of smokers who did not intend to quit. In separate laboratory sessions, each of twenty-two (22) participants used a VLN cigarette (Quest 3®), a reduced nicotine cigarette (Quest 1®, which contains approximately two-thirds conventional tobacco and one-third VLN tobacco), a nicotine inhaler (10 mg; 4 mg deliverable, Pharmacia), or a placebo inhaler (identical in appearance to the nicotine inhaler, but containing no nicotine). Cravings, withdrawal and mood descriptors were rated before and after a twenty (20)-minute treatment session during which subjects were instructed to smoke two cigarettes or to use an inhaler every 10 seconds. The reduction in the rating of intent to smoke (usual cigarette brand) after using the VLN cigarette (-10.0) was significantly greater than the reduction with the nicotine inhaler (-1.9). Use of the VLN cigarette was also associated with significantly increased satisfaction and relaxation compared to the nicotine inhaler.

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Technology Platform

Our proprietary technology enables us to decrease or increase the level of nicotine (and other nicotinic alkaloids such as nornicotine, anatabine and anabasine) in tobacco plants by decreasing or increasing the expression of gene(s) responsible for nicotine production in the tobacco plant using genetic engineering. The basic techniques, include but are not limited to those that are used in the production of genetically modified (GM) varieties of other crops. However, our proprietary technology can also be implemented without the resulting plants being GM as long as no foreign DNA not inherent to a plant species such as Nicotiana tabacum is present in the engineered plant. In 2009 GM crops were planted on 330 million acres in 25 countries according to the International Service for the Acquisition of Agri-Biotech Applications. This includes approximately 85% of the corn and soybeans grown in the United States. The only components of the technology that are distinct from those in commercialized genetically modified varieties of major crops are segments of tobacco genes (DNA sequences) that are also present in all conventional tobacco plants. Genetically modified or transgenic tobacco that we use in our products has been deregulated by the USDA. Thus, plants may be grown and used in products in the United States without legal restrictions or labeling requirements related to the genetic modification. Nevertheless, our proprietary tobacco is grown only by farmers under contracts that require segregation and prohibit transfer of material to other parties.

During the development of genetically-engineered plant varieties, many candidate plant lines are evaluated in the field in multiple locations over several years, as in any other variety development program. This is carried out in order to identify lines that have not only the specific desired trait, e.g., very low nicotine, but have overall characteristics that are suitable for commercial production of the desired product. This process allows us to see if there are undesirable effects of the genetic modification approach or the specific genetic modification event, regardless of whether the effects are anticipated or unanticipated. For example, since nicotine is known to be an insecticide that is effective against a wide range of insects, reduction of nicotine content in the plants may be expected to affect susceptibility to insect pests. While there are differences in the susceptibility of VLN tobacco to some insects, all tobacco is attacked by a number of insects. The measures taken to control insect pests of conventional tobacco are adequate to control insect pests in VLN tobacco.

Once a genetically-engineered tobacco plant with the desired characteristics is obtained, each plant can produce hundreds of thousands of seeds. When each seed is germinated, the resulting tobacco plant has identical characteristics as the parent and sibling plants and the nicotine content of these plants generally fall within a narrow range. Tobacco products with either low or high nicotine content are easily produced through this method. For example, one of our proprietary tobacco varieties contains the lowest nicotine content of any tobacco ever commercialized, with approximately 95% less nicotine than tobacco in leading “light” cigarette brands. This proprietary tobacco grows with virtually no nicotine without adversely affecting the other leaf constituents important to a cigarette’s characteristics, including taste and aroma.

Sources of Raw Materials

We obtain a large portion of our tobacco leaf requirements from farmers in multiple U.S. states that are under direct contracts with us. The contracts prohibit the transfer of our proprietary seeds and plant materials to other parties. We purchase the balance of our tobacco requirements through third parties. As we expand our sales and distribution of our current commercial brands, RED SUN and MAGIC, and proceed to market with our X-22 smoking cessation aid and BRAND A and BRAND B cigarettes, we plan to continue to scale up the amount of tobacco leaf we obtain directly from farmers under contract.

Intellectual Property

Our proprietary technology is covered by 12 patent families consisting of 107 issued patents in 78 countries, (of these, we own 12 issued patents and we license 95 issued patents on an exclusive basis) and 38 pending patent applications (of these we own 23 patent applications and we license 15 patent applications on an exclusive basis). A “patent family” is a set of patents granted in various countries to protect a single invention. Our patent coverage in the United States and China, the two most valuable smoking cessation and cigarette markets in the word, consists of 15 issued patents and 8 pending applications and 6 issued patents and 3 pending patent applications, respectively. We have exclusive worldwide rights to all uses of the following genes responsible for nicotine content in tobacco plants: QPT, A622, NBB1, MPO and genes for several transcription factors. We have exclusive rights to plants with altered nicotine content produced from modifying expression of these genes and tobacco products produced from these plants. We also have the exclusive right to license and sublicense these patent rights. The patents owned by or exclusively licensed to us are issued in countries where at least 75% of the world’s smokers reside.

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We own various registered trademarks in the United States. We also have exclusive rights to plant variety protection, or PVP, certificates in the United States (issued by the U.S. Department of Agriculture) and Canada. A PVP certificate prevents anyone other than the owner/licensee from planting, propagating, selling, importing and exporting a plant variety for twenty (20) years in the U.S. and generally for (20) years in other member countries of the International Union for the Protection of New Varieties of Plants, known as UPOV, an international treaty concerning plant breeders’ rights. There are currently more than 70 countries that are members of UPOV.

Sales and Marketing

X-22 Smoking Cessation Aid

We intend to enter into arrangements in both the U.S. and international markets with pharmaceutical companies to market and sell X-22. We plan to seek marketing partners in the U.S. with existing pharmaceutical sales forces that already call on medical and dental offices in their geographic markets.

There are approximately 700,000 physicians in the U.S., including approximately 80,000 general practitioners, many of whom are aware of new medications, even before they achieve FDA approval. There are also approximately 170,000 dentists in the U.S. who can write prescriptions for smoking cessation aids. Upon FDA approval, we plan to develop awareness for X-22 by educating physicians and dentists about our X-22 smoking cessation aid. We intend to advertise in professional journals, use direct mail campaigns to medical professionals, and attend trade shows and professional conferences. We also intend to use internet advertising and pharmacy circulars to reach consumers and to encourage them to ask their physicians and dentists about our X-22 smoking cessation aid. We expect to use public relations to increase public awareness about X-22. We will seek to use federal and state-funded smoking cessation programs and clinics to inform clinicians and patients about, and encourage the use of, X-22 as a smoking cessation aid. We will also seek to participate in various government-funded programs which purchase approved smoking cessation aids and then distribute these to smokers at no charge or at greatly reduced prices.

BRAND A and BRAND B

The Tobacco Control Act establishes procedures for the FDA to regulate the labeling and marketing of modified risk tobacco products, which includes cigarettes that (i) reduce exposure to tobacco toxins and (ii) are reasonably likely to pose lower health risks as compared to conventional cigarettes (“Modified Risk Cigarettes”). The Tobacco Control Act requires the FDA to issue specific regulations or guidance regarding applications that must be submitted to the FDA for the authorization to label and market Modified Risk Cigarettes. On March 30, 2012, the FDA issued Modified Risk Tobacco Product Applications Draft Guidance. We believe that two of our cigarette products, which we refer to as BRAND A and BRAND B, will qualify as Modified Risk Cigarettes. Compared to other commercial cigarettes, the tobacco in BRAND A has approximately 95% less nicotine than tobacco in cigarettes previously marketed as “light” cigarettes, and BRAND B’s smoke contains the lowest amount of “tar” per milligram of nicotine.

RED SUN and MAGIC Cigarettes

Our subsidiary, Goodrich Tobacco, has introduced two super-premium priced cigarette brands, RED SUN and MAGIC, into the U.S. market in the first quarter 2011. Both brands are available in regular and menthol and all brand styles are king size and packaged in hinge-lid hard packs. In the second quarter of 2013, we intend to focus our marketing efforts on tobacconists, smoke shops and tobacco outlets in the U.S. The ban in 2009 by the FDA of all cigarettes with characterizing flavors (with the exception of menthol) has resulted in a product void in these tobacco channels for super-premium priced products. We believe that certain U.S. cigarette wholesalers and retailers will carry our brands, among other reasons, to increase their margins.

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SPECTRUM Government Research Cigarettes

The National Institute on Drug Abuse (“NIDA”), a component of the National Institutes of Health (“NIH”), provides the scientific community with controlled and uncontrolled research chemicals and drug compounds in its Drug Supply Program. In 2009, NIDA included an option to develop and produce research cigarettes with various levels of nicotine (from very low to high), or Research Cigarette Option, in its request for proposals for a five-year contract for Preparation and Distribution of Research and Drug Products. We have agreed, as a subcontractor to RTI International (“RTI”) in RTI’s contract with NIDA for the Research Cigarette Option, to supply modified nicotine (from very low to high) cigarettes to NIDA. In August 2010, we met with officials from NIDA, FDA, RTI, the National Cancer Institute and the Centers for Disease Control and Prevention to finalize certain aspects of the design of these research cigarettes. These government research cigarettes are distributed under the mark SPECTRUM.

Healthcare Reimbursement

The Affordable Care Act enacted on March 23, 2010 and other government and private sector initiatives targeted to limit the growth of healthcare costs are continuing in the U.S. and many other countries where we intend to sell our X-22 smoking cessation aid. These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical products.

Government healthcare programs in the United States, including Medicare and Medicaid, private healthcare insurance and managed-care plans have attempted to control costs by limiting the amount of reimbursement for which they will pay for particular procedures or treatments. This may create price sensitivity among potential customers for our X-22 smoking cessation aid, even if we obtain FDA approval for it. Some third-party payers must also approve coverage for new or innovative devices or therapies before they will reimburse healthcare providers who use the medical devices or therapies. Even though a new medical product may have been cleared for commercial distribution, we may find limited demand for X-22 until reimbursement approval has been obtained from governmental and private third-party payers.

Approximately 160 million Americans have private health insurance with prescription coverage and the majority, and an increasing number of these plans, cover pharmacologic treatments for smoking cessation. Healthcare payers, including governmental bodies, are increasingly willing to fund smoking cessation treatments due to the expected savings from reducing the incidence of smoking-related illnesses. Approximately 46 million Americans were covered by Medicare in 2009. Medicare provides insurance coverage for up to two smoking cessation attempts per year and each attempt may include four counseling sessions.

Approximately 47 million Americans were covered by state Medicaid programs in 2009. Approximately 30% of Medicaid recipients are smokers. Medicaid programs in 42 states and the District of Columbia cover at least one form of pharmacologic treatment for smoking cessation (Chantix®, Zyban® or NRT). The Affordable Care Act expands Medicaid coverage to all 50 states in 2014. The current retail price of the 12-week prescription of Chantix® is over $450, which should give us great latitude in pricing X-22. We expect X-22 to be price competitive with any FDA-approved smoking cessation aid, especially Chantix®, which will not only encourage governmental and private third-party payers to cover X-22, but will encourage smokers to attempt to quit with X-22 since they will not have to purchase their usual brand of cigarettes over the 6-week treatment period.

Manufacturing

Although we have arrangements with federally licensed cigarette manufactures to produce RED SUN, MAGIC, SPECTRUM, BRAND A, BRAND B and the clinical trial cigarettes for X-22, Goodrich Tobacco has recently applied for its own federal tobacco product manufacturing license with the Tobacco Tax and Trade Bureau (TTB) of the U.S. Treasury Department.

Competition

In the market for FDA-approved smoking cessation aids, our principal competitors include Pfizer Inc., GlaxoSmithKline PLC, Novartis International AG, and Niconovum AB, a subsidiary of Reynolds American Inc. The industry consists of major domestic and international companies, most of which have existing relationships in the markets into which we plan to sell, as well as financial, technical, marketing, sales, manufacturing, scaling capacity, distribution and other resources, and name recognition substantially greater than ours.

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Cigarette companies compete primarily on the basis of product quality, brand recognition, brand loyalty, taste, innovation, packaging, service, marketing, advertising, retail shelf space and price. Cigarette sales can be significantly influenced by weak economic conditions, erosion of consumer confidence, competitors’ introduction of low-price products or innovative products, higher cigarette taxes, higher absolute prices and larger gaps between price categories, and product regulation that diminishes the ability to differentiate tobacco products. Domestic competitors include Philip Morris USA, Reynolds American Inc., Lorillard Inc., Commonwealth Brands, Inc., Liggett Group LCC, Vector Tobacco Inc., and Star Scientific Inc. International competitors include Philip Morris International, British American Tobacco, Japan Tobacco Inc., Imperial Tobacco Group and regional and local tobacco companies; and, in some instances, government-owned tobacco enterprises such as the China National Tobacco Corporation.

Potential Smoking Cessation Aids

Nicotine Vaccines

Nicotine vaccines are under development in clinical trials. However, they have not yet achieved the efficacy of other FDA-approved smoking cessation therapies. Nicotine itself is not recognized by the body as a foreign compound since the molecule is too small. In order to stimulate the production of antibodies, nicotine must be attached to a carrier to make the vaccine work. Different vaccine development programs use different carriers. Six companies, Cytos Biotechnology AG, Celtic Pharmaceuticals Holdings, Nabi Biopharmaceuticals, L.P. and Independent Pharmaceutica AB, Selecta Biosciences Inc., and Pfizer Inc. have or have had vaccine candidates in clinical trials.

Cytos exclusively licensed its nicotine vaccine candidate to Novartis in 2007 for 35 million Swiss Francs ($30 million) and up to 565 million Swiss Francs ($492 million) in milestone payments and royalties. In October 2009, it was announced that Cytos’ nicotine vaccine candidate failed to show efficacy in a Phase II trial.

GlaxoSmithKline Biologicals SA exclusively licensed Nabi’s nicotine vaccine candidate, NicVAX®, in an agreement which was approved by Nabi’s shareholders in March 2010. Together with an upfront non-refundable fee of $40 million paid by GlaxoSmithKline, Nabi is eligible to receive over $500 million in option fees and milestones, not including potential royalties on global sales. Both of Nabi’s Phase III NicVAX® clinical trials subsequently failed in 2010 and 2012.

These vaccine treatments entail six (6) to seven (7) consecutive monthly injections. Increases in abstinence rates have been reported but only among a minority of trial subjects with the highest levels of anti-nicotine antibodies. To date, not all subjects develop sufficient antibody levels despite receiving multiple injections. Even in those who do develop sufficient antibody levels, cravings for cigarettes are not addressed by this treatment, although the pharmacological reward of nicotine is suppressed. Expectations are that the treatment, if approved, would need to be repeated every 12 to 18 months to assist in preventing relapse.

Selecta Biosciences initiated Phase I trials of a nicotine vaccine in 2011, Pfizer initiated Phase I trials of a nicotine vaccine in 2012.

Electronic or E-cigarettes

Although the FDA has not evaluated electronic cigarettes, or e-cigarettes, for quitting smoking, and we are not aware of any published result of a controlled clinical trial of e-cigarettes as a smoking cessation aid comparing efficacy to a placebo or approved therapeutic, e-cigarettes are included here since there have been unconfirmed claims that these products facilitate cessation. E-cigarettes have been the subject of much controversy for this and various other reasons, including the fact that these products are actually not cigarettes at all but are battery-operated devices filled with nicotine, flavor and other chemicals. They turn nicotine and other chemicals into a vapor that is inhaled. E-cigarettes have nicotine kinetics and delivery very similar to nicotine inhalers, a prescription NRT product already approved by the FDA, which is the reason we believe that using e-cigarettes to quit smoking is not likely to be any more effective than other nicotine replacement products.

In a September 9, 2010 press release, the FDA issued warning letters to five e-cigarette distributors for various violations of the Federal Food, Drug, and Cosmetic Act, including unsubstantiated claims and poor manufacturing practices. The FDA said these e-cigarette companies are illegally marketing their products as tools to help people quit using cigarettes. The FDA believes e-cigarettes “[m]eet the definition of a combination drug-device product under the Federal Food, Drug and Cosmetic Act.” In a letter to the Electronic Cigarette Association of the same date, the FDA said the agency intends to regulate electronic cigarettes and related products in a manner consistent with its mission of protecting the public health. Although the number of adverse event reports for tobacco products submitted to the FDA is low, according to the Center for Tobacco Products more than half (46 of 84) of all reports submitted from 2009 through the first quarter of 2012 were for e-cigarettes (Chen, Nicotine Tob Res 15:615-6, 2013).

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The FDA confiscated imports of e-cigarettes and has been in litigation with importers of these products. A federal appeals court ruled on December 7, 2010 that the FDA can only regulate electronic cigarettes as tobacco products rather than as a drug-delivery device. The FDA appealed this decision; however, the U.S. Court of Appeals for the District of Columbia Circuit on January 2011 rejected the FDA’s request to have the court review the December 7, 2010 decision. According to the FDA Public Health Focus web page on e-cigarettes, the Center for Tobacco Products intends to regulate electronic cigarette products that do not make a therapeutic claim as tobacco products. The Department of Health and Humans Services regulatory calendar for 2013 states that the FDA intends to issue a proposed rule deeming products other than cigarettes, cigarette tobacco, roll-your-own tobacco, and smokeless tobacco that meet the statutory definition of “tobacco product” to be subject to the Federal Food, Drug, and Cosmetic Act by April 2013. Any e-cigarette product marketed as a smoking cessation aid would still be regulated as a drug-device product by the Center for Drug Evaluation and Research, and efficacy and safety must be evaluated in controlled clinical trials.

Government Regulation

Smoking Cessation Aids

Government authorities in the U.S. and foreign countries extensively regulate the research, development, testing, manufacture, labeling, promotion, advertising, distribution, sampling, marketing and import and export of pharmaceutical products. FDA approval must be obtained, as has been the case for decades, before a product can be marketed for quitting smoking or reducing withdrawal symptoms. In addition, as with all FDA-approved prescription drugs, the FDA must approve the brand name of our X-22 smoking cessation aid. The FDA approval process for smoking cessation aids is similar to that required by the FDA for new drug approvals, although the cost to complete clinical trials for a smoking cessation aid such as X-22 are generally far less than clinical trials for drugs. The primary endpoint of the clinical trial for smoking cessation aids is smoking abstinence, which is generally confirmed by inexpensive, noninvasive biomarker tests. Since potential quitters are already smokers, X-22 will not expose participants in the clinical trials to any new compounds, unlike a new chemical entity, such as Chantix®.

The process of obtaining governmental approvals and complying with ongoing regulatory requirements requires the expenditure of substantial time and financial resources. In addition, statutes, rules, regulations and policies may change and new legislation or regulations may be issued that could delay such approvals. If we fail to comply with applicable regulatory requirements at any time during the product development process, approval process, or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of our operations, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us.

The U.S. regulatory scheme for the development and commercialization of new drugs can be divided into three distinct phases: an investigational phase including both preclinical and clinical investigations leading up to the submission of a New Drug Application (“NDA”); a period of FDA review culminating in the approval or refusal to approve the NDA; and the post-marketing period.

Preclinical Phase

The preclinical phase involves the characterization, product formulation and animal testing necessary to prepare an IND Application for submission to the FDA. The IND must be reviewed and authorized by the FDA before the drug can be tested in humans. Once a new drug agent has been identified and selected for further development, preclinical testing is conducted to confirm pharmacological activity, to generate safety data, to evaluate prototype dosage forms for appropriate release and activity characteristics, and to confirm the integrity and quality of the material to be used in clinical trials. A bulk supply of the active ingredient to support the necessary dosing in initial clinical trials must be secured. Data from the preclinical investigations and detailed information on proposed clinical investigations are compiled in an IND submission and submitted to the FDA before human clinical trials may begin. If the FDA does not formally communicate an objection to the IND within 30 days, the specific clinical trials outlined in the IND may go forward.

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Clinical Phase

The clinical phase of drug development follows an IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, and dosage of the substance in humans, as well as the ability to produce the substance in accordance with the FDA’s cGMP requirements. Data from these activities are compiled in an NDA requesting approval to market the drug for a given use, or indication. Clinical trials must be conducted under the supervision of qualified investigators in accordance with good clinical practice, and according to IND-approved protocols detailing, among other things, the study objectives and the parameters, or endpoints, to be used in assessing safety and efficacy. Each trial must be reviewed, approved and conducted under the auspices of an independent Institutional Review Board (“IRB”), and each trial, with limited exceptions, must include all subjects’ informed consent. The clinical evaluation phase typically involves the following sequential process:

Phase I clinical trials are conducted in a limited number of healthy subjects to determine the drug’s safety, tolerability, and biological performance. The total number of subjects in Phase I clinical trials varies, but is generally in the range of 20 to 80 people (or less in some cases, such as drugs with significant human experience).

Phase II clinical trials involve administering the drug to subjects suffering from the target disease or condition to evaluate the drug’s potential efficacy and appropriate dose. The number of subjects in Phase II trials is typically several hundred subjects or less.

Phase III clinical trials are performed after preliminary evidence suggesting effectiveness has been obtained and safety, tolerability, and appropriate dosing have been established. Phase III clinical trials are intended to gather additional data needed to evaluate the overall benefit-risk relationship of the drug and to provide adequate instructions for its use. Phase III trials usually include several hundred to several thousand subjects.

Throughout the clinical testing phase, samples of the product made in different batches are tested for stability to establish shelf life constraints. In addition, increasingly large-scale production protocols and written standard operating procedures must be developed for each aspect of commercial manufacturing and testing.

The clinical trial phase is both costly and time-consuming, and may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend, or terminate the testing at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request additional clinical testing as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of our products under development. Furthermore, institutional review boards, which are independent entities constituted to protect human subjects in the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials in their respective institutions at any time for a variety of reasons, including safety issues.

New Drug Application and Review

After the completion of Phase III clinical trials, the sponsor of the new drug submits an NDA to the FDA requesting approval to market the product for one or more indications. An NDA is a comprehensive, multi-volume application that includes, among other things, the results of all preclinical and clinical studies, information about the drug’s composition, and the sponsor’s plans for producing, packaging, and labeling the drug. In most cases, the NDA must be accompanied by a substantial user fee. The FDA has 60 days after submission to review the completeness and organization of the application, and may refuse to accept it for continued review, or refuse to file, if the application is found deficient. After filing, the FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use. Drugs that successfully complete NDA review may be marketed in the United States, subject to all conditions imposed by the FDA.

Prior to granting approval, the FDA generally conducts an inspection of the facilities, including outsourced facilities that will be involved in the manufacture, production, packaging, testing and control of the drug for cGMP compliance. The FDA will not approve the application unless cGMP compliance is satisfactory. If the FDA determines that the marketing application, manufacturing process, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the marketing application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter.

The length of the FDA’s review can range from a few months to several years or more. Once an NDA is in effect, significant changes such as the addition of one or more new indications for use generally require prior approval of a supplemental NDA including additional clinical trials or other data required to demonstrate that the product as modified remains safe and effective.

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Fast Track Development

The Food and Drug Administration Modernization Act of 1997 (the “Modernization Act”), establishes a statutory program for relatively streamlined approval of “Fast Track” products, which are defined under the Modernization Act as new drugs or biologics intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. Fast Track status requires an official designation by the FDA. The Tobacco Control Act provides that products for smoking cessation, such as X-22, be considered for “Fast Track” designation by the FDA.

A product that receives Fast Track designation is eligible for (i) more frequent meetings with the FDA to discuss the drug’s development plan and ensure collection of appropriate data needed to support drug approval, and (ii) more frequent written correspondence from the FDA about such things as the design of the proposed clinical trials. A Fast Track product is also eligible for Rolling Review, in which sections of the NDA can be submitted for review by the FDA before the entire application is completed. A Fast Track product would ordinarily meet FDA criteria for Priority Review. The FDA goal for reviewing a drug with Priority Review status is six months from the filing of the NDA.

We submitted a request for Fast Track designation for X-22, and on August 18, 2011, the FDA informed us that it would not grant the designation of X-22 as a Fast Track product at that time because we did not demonstrate that X-22 shows potential to address an unmet medical need. Except for our Phase II-B clinical trial, all smoking cessation studies with very low nicotine (“VLN”) cigarettes containing our proprietary tobacco were independent studies and were not sponsored by 22nd Century Limited, LLC under its own Investigational New Drug (“IND”). We plan to reapply for Fast Track designation, but not until results of a clinical trial conducted by us demonstrates an advantage (over currently approved smoking cessation products) in one of the following areas: efficacy, safety or improvement in some other factor such as compliance (a patient using a product as directed) or convenience. There is no guarantee that the FDA will grant Fast Track designation to X-22.

Post-Approval Phase

Once the FDA has approved a new drug for marketing, the product becomes available for physicians to prescribe in the U.S. After approval, we must comply with post-approval requirements, including ongoing compliance with cGMP regulations, delivering periodic reports to the FDA, submitting descriptions of any adverse reactions reported, and complying with drug sampling and distribution requirements. We are required to maintain and provide updated safety and efficacy information to the FDA. We must also comply with requirements concerning advertising, product promotions, and labeling.

Company Sponsored X-22 Clinical Trials

We have met with the FDA regarding the remaining X-22 clinical trials and, based on the FDA’s guidance, we developed a plan to conduct a small Phase II-B trial and two larger and concurrent Phase III trials with the same protocols that entail measuring the quitting efficacy of the X-22 cigarette against a typical cigarette with conventional nicotine content that is visually indistinguishable from X-22 (the “active control”). Half of the participants smoke X-22 for six (6) weeks and half of the participants will smoke the active control for six (6) weeks, with all participants instructed to quit on the last day of the six (6)-week treatment period.

Smokers who do not smoke over the four (4)-week period immediately following the conclusion of the six (6)-week treatment period (weeks 7 through 10) are considered abstinent. The abstinence (quit) rates of the X-22 group and the active control group are compared for statistical significance.

Our Investigational New Drug Application for X-22, a kit of very low nicotine (VLN) cigarettes, was cleared by the FDA in July 2011. Our X-22 Phase II-B clinical trial was completed in the first quarter of 2012 and did not demonstrate a statistically significant difference in quitting between X-22 and the active control, a cigarette containing conventional nicotine levels. In evaluating the results of this trial, we believe we may have gone too far in reducing the nicotine content of X-22, which was less than half the nicotine content of VLN cigarettes used in various independent smoking-cessation clinical trials that have demonstrated that use of VLN cigarettes increases smoking quit rates.

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We continue to believe that VLN cigarettes are effective as a smoking cessation aid. However, we have suspended sponsoring further X-22 clinical trials pending the results of two independent smoking-cessation trials (ClinicalTrials.gov Identifiers NCT01050569 and NCT01250301) utilizing a different version of our VLN cigarette with a nicotine content similar to those used in previous successful smoking-cessation trials and higher than that used in our own sponsored Phase II-B trial. Both of these two independent clinical trials were completed in 2012. The results of these trials will be compared to our Phase II-B trial to determine which variables optimize cessation. After evaluating the results of those two independent clinical trials, we will request a meeting with the U.S. Food and Drug Administration (FDA) and may then resume our own sponsored X-22 clinical trials.

Following FDA approval, we intend to register X-22 as a Medicinal Product (pharmacological) for smoking cessation with the European Medicines Agency (“EMA”) and other international FDA-equivalent agencies in targeted countries. Regulatory approval for X-22 as a smoking cessation aid is not required in some international markets since, unlike the FDA, some foreign drug regulatory agencies do not require approval to market a product as a smoking cessation aid if the product is allowed to be sold for other purposes.

Modified Risk Cigarettes

The Tobacco Control Act, which became law in June 2009, prohibits the FDA from banning cigarettes outright or mandating that nicotine levels be reduced to zero. However, among other things, it allows the FDA to require the reduction of nicotine or any other compound in cigarettes. In 2009, the Tobacco Control Act banned all sales in the United States of cigarettes with flavored tobacco (other than menthol). As of June 2010, all cigarette companies were required to cease using the terms “low tar,” “light” and “ultra light” in describing cigarettes sold in the United States. We believe this new regulatory environment represents a paradigm shift for the tobacco industry and will create opportunities for us in marketing BRAND A and BRAND B and in licensing our proprietary technology and/or tobaccos to larger competitors.

For the first time in history, a U.S. regulatory agency will scientifically evaluate cigarettes that may pose lower health risks as compared to conventional cigarettes. The Tobacco Control Act establishes procedures for the FDA to regulate the labeling and marketing of modified risk tobacco products, which includes cigarettes that (i) reduce exposure to tobacco smoke toxins and/or (ii) pose lower health risks, as compared to conventional cigarettes (“Modified Risk Cigarettes”). The Tobacco Control Act requires the FDA to issue specific regulations and guidance regarding applications that must be submitted to the FDA for the authorization to label and market Modified Risk Cigarettes. We believe that BRAND A and BRAND B will qualify as Modified Risk Cigarettes. In addition, the Tobacco Control Act allows the FDA to mandate the use of reduced risk technologies in conventional tobacco products and cigarettes (e.g., Marlboro®) which could create opportunities for us to license our proprietary technology and/or our tobaccos to larger competitors.

In addition to providing our SPECTRUM cigarettes to NIDA for researchers, we have been directly supplying our cigarettes to researchers so additional studies can be conducted to obtain additional information on our products. We expect this information will assist us, along with our own funded studies, in obtaining the necessary FDA authorizations to market BRAND A and BRAND B as Modified Risk Cigarettes and to obtain FDA approval for X-22 as a prescription smoking cessation aid.

Biomass Products

Biomass products are products such as ethanol made from the organic material, usually plants densely grown over a given area. We have funded extensive biomass field trials conducted by North Carolina State University (“NCSU”), and work on feedstock digestibility and bioconversion at the National Renewable Energy Lab. Bioconversion is the conversion of organic matter into a source of energy, such as ethanol in our own research, through the action of microorganisms. Tobacco has a number of advantages as a starting point for development of novel bioproduct crop systems. Because tobacco is a widely cultivated crop, grown in over 100 countries throughout the world, tobacco agronomy is highly understood. For decades tobacco has been used as a model system for plant biology, and recently the tobacco genome has been mapped. Tobacco plants rapidly sprout back after each harvest and produce large amounts of leaf and total biomass. Tobacco grown for cigarettes yields about 3,000 pounds of cured leaf per acre (~20% moisture) per year from 7,500 tobacco plants. In our field trials in North Carolina, nicotine-free tobacco grown for biomass yields about 100,000 pounds of fresh weight per acre (which equals 10,000 pounds of dry weight) per year with multiple machine harvests from about 80,000 tobacco plants. The results of our biomass studies have been summarized in a comprehensive feasibility study relating to our nicotine-free tobacco biomass crop (Verfola) to produce a variety of bioproducts. First, protein and other plant fractions are extracted, and then biofuels and other products are produced from the remaining cellulosic residue.

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In 2008, we put our biomass development projects on hold so that our management could focus its attention and resources on our modified risk cigarette business and our X-22 smoking cessation business. We do not plan to move forward with potential biomass business activities until some period of time after FDA approval of X-22 or FDA authorization to market Brand A or Brand B as a Modified Risk Cigarette. We currently are not spending any capital for such potential biomass business activities nor do we have any current plans to raise any capital for such potential biomass business activities.

Research and Development

Most research and development (R&D) since our inception have been outsourced to highly qualified groups in their respective fields. Since 1998, 22nd Century has had multiple R&D agreements with North Carolina State University (“NCSU”) resulting in exclusive worldwide licenses to various patented technologies. We have utilized the model of many public-sector research organizations which entails obtaining an exclusive option or license agreement to any invention arising out of the funded research. In all cases, we fund and exclusively control all patent filings as the exclusive licensee. This model of contracting with public-sector researchers has enabled 22nd Century to control R&D costs while achieving our desired results, including obtaining exclusive intellectual property rights relating to all of our outsourced R&D.

Other R&D partners with the same arrangement have included the National Research Council of Canada, Plant Biotechnology Institute in Saskatoon, Canada (“NRC”), and the Nara Institute of Science and Technology in Nara, Japan (“NAIST”). Our R&D agreements with NCSU, NRC and NAIST have expired in 2009 and the majority this R&D has involved the biosynthesis of nicotine in plants. We did not have any outsourced R&D projects during 2010. NAIST assigned all of their worldwide patents and patent applications to us in 2010 that were previously licensed to 22nd Century on an exclusive basis. These patents and patent applications were a result of our R&D at NAIST. In November 2011, we entered into an R&D agreement with the University of Virginia (UVA) relating to nicotine biosynthesis in tobacco plants with a total budget of $500,000 for the period from November 2011 through December 2013. In 2012, we incurred approximately $100,000 of expenses for the R&D agreement at UVA. During the nine months ending September 30, 2012 and the years ended December 31, 2011 and 2010, we incurred research and development expenses of approximately $484,000, $2,098,000 and $364,000, respectively.

Other than the R&D agreement at UVA, we have no other substantial third-party R&D commitments requiring funding. However, we may carry out a minimal amount of R&D in 2013, not to exceed $100,000, for additional field trials of plants from our seed lots that resulted from our R&D at NCSU, NRC, NAIST and UVA. Upon the required funding or appropriate joint venture partner, we expect to carry out additional clinical trials for X-22 and exposure studies for our modified risk cigarette candidates.

Employees

We currently employ six (6) people, none of whom are represented by a union, and we consider our employee relations to be good.

Description of Property

Our principal administrative offices are located in Clarence, New York. We currently lease 3,800 square feet of office space. The lease commenced September 1, 2011 and expires August 31, 2014. Scheduled rent remaining as of December 31, 2012 is $37,833 for 2013 and $28,000 for 2014.

Legal Proceedings

From time to time we may be involved in claims arising in the ordinary course of business. To our knowledge, no legal proceedings, governmental actions, investigations or claims are currently pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

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Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described. This discussion contains forward-looking statements. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” earlier in this prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere herein, including those discussed in the section entitled "Risk Factors."

On January 25, 2011, 22nd Century Limited, LLC completed a reverse merger transaction (the “Merger”) with 22nd Century Group, Inc. 22nd Century Limited, LLC is a wholly owned subsidiary of 22nd Century Group, Inc. which continues to operate the business of 22nd Century Limited, LLC. All references to shareholders or common shares include the historical members and membership Units of 22nd Century Limited, LLC because, in the Merger, such Units were exchanged for common shares on a one-for-one basis and from an accounting standpoint, they are equivalent. The Merger is being accounted for as a reverse acquisition and a recapitalization; 22nd Century Limited, LLC is the acquirer for accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in the financial statements prior to the Merger are those of 22nd Century Limited, LLC and are recorded at the historical cost basis of 22nd Century Limited, LLC, and the consolidated financial statements since completion of the Merger include the assets and liabilities of 22nd Century Limited, LLC, historical operations of 22nd Century Limited, LLC and operations of 22nd Century Group, Inc. from the closing date of the Merger. For purposes of this Management’s Discussion and Analysis of Financial Condition and Results of Operations, references to the “Company,” “we,” us” or “our” refer to the operations of 22nd Century Group, Inc. and its direct and indirect subsidiaries for the periods described herein.

Overview

22nd Century Limited, LLC, our wholly-owned subsidiary, is a plant biotechnology company and we believe the global leader in technology that allows for the level of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in tobacco plants to be decreased or increased through genetic engineering and plant breeding. We own or exclusively control 107 issued patents in 78 countries plus an additional 38 pending patent applications. Hercules Pharmaceuticals, LLC and Goodrich Tobacco Company, LLC are subsidiaries of 22nd Century Limited, LLC and are business units for our (i) smoking cessation product and (ii) premium cigarettes and potential modified risk tobacco products, respectively. We believe that our proprietary technology will enable us to capture a significant share of the global market for approved smoking cessation aids and the emerging market for modified risk tobacco products. The Company is primarily involved in the following activities:

•	The development of its botanical smoking cessation aid, X-22;

•	The development of its modified risk tobacco products;

•	The pursuit of necessary regulatory approvals and clearances at the U.S. Food and Drug Administration (the “FDA”) to market X-22 as a prescription smoking cessation aid and BRAND A and BRAND B as modified risk tobacco products in the U.S.;

•	The manufacture, marketing and distribution of RED SUN and MAGIC proprietary cigarettes in traditional tobacco market channels in the U.S. and for export through Goodrich Tobacco;

•	The international licensing of 22nd Century Limited, LLC’s trademarks, brands, proprietary tobaccos, and technology; and

•	The production of SPECTRUM research cigarettes for the National Institute on Drug Abuse (“NIDA”).

We have operated at a loss since 2006 when we increased our research and development expenditures. We realized revenue from our research cigarette program of $15,683 in the first nine months of 2012, $788,601 in the year ended December 31, 2011 and $49,784 in 2010. We are in the process of transitioning from solely developing proprietary technology and tobacco to developing and commercializing our own products.

Our prospects depend on our ability to generate and sustain revenues from sales and/or licensing of our RED SUN and MAGIC cigarettes, our X-22 smoking cessation aid, our potential modified risk tobacco products such as BRAND A and BRAND B and our proprietary tobacco and technology. Our ability to generate meaningful revenue in the United States from X-22 depends on FDA approval and our ability to generate meaningful revenue from our potential modified risk tobacco products in the United States depends on obtaining FDA authorization to market these products as modified risk. If these products are approved and authorized by the FDA, we must still meet the challenges of successful marketing and distribution and consumer acceptance.

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The Company expects to file applications in 2013 with the FDA for two types of modified risk cigarettes in accordance with the FDA’s issued Modified Risk Tobacco Product Applications Draft Guidance released on March 30, 2012. This provides the framework for applicants to submit data for modified risk product candidates. Goodrich Tobacco Company, 22nd Century’s subsidiary, has developed two types of potential modified risk tobacco cigarettes. The first proprietary cigarette, referred to as BRAND A, is a very low nicotine (VLN) cigarette containing approximately 95 percent less nicotine than the leading U.S. cigarette brands. 22nd Century’s recent Phase II-B clinical trial and studies by independent researchers have demonstrated that smoke exposure (and cigarettes per day) is significantly reduced with VLN cigarettes. The second proprietary cigarette, referred to as BRAND B, is a low-tar cigarette with a relatively high nicotine content, effectively the world’s lowest tar-to-nicotine ratio cigarette. Unlike low-tar/low-nicotine brands currently on the market (previously labeled “light” or “ultra- light” before these descriptors were banned in the U.S. by the Tobacco Control Act in 2010), the nicotine yield of BRAND B is not reduced. Studies have demonstrated that compensatory smoking (e.g., more and/or larger puffs per cigarette) of low-tar research cigarettes, similar to BRAND B, is greatly curtailed.

Our Investigational New Drug Application for X-22, a kit of very low nicotine (VLN) cigarettes, was cleared by the FDA in July 2011. Our X-22 Phase II-B clinical trial was completed in the first quarter of 2012 and did not demonstrate a statistically significant difference in quitting between X-22 and the active control, a cigarette containing conventional nicotine levels. In evaluating the results of this trial, we believe we may have gone too far in reducing the nicotine content of X-22, which was less than half the nicotine content of VLN cigarettes used in various independent clinical trials that were successful. We continue to believe that VLN cigarettes are effective as a smoking cessation aid. However, we have suspended sponsoring further X-22 clinical trials pending the results of two independent smoking-cessation Phase II trials utilizing a different version of our VLN cigarette with a nicotine content similar to those used in previous successful smoking-cessation trials, and higher than that used in our own sponsored Phase II-B trial. Both of these trials have concluded and will be compared to our Phase II-B trial to determine which variables optimize cessation. At that time we may resume our own sponsored X-22 clinical trials.

The National Institute on Drug Abuse (“NIDA”), a component of the National Institutes of Health (“NIH”), provides the scientific community with controlled and uncontrolled research chemicals and drug compounds in its Drug Supply Program. In 2009, NIDA included an option to develop and produce research cigarettes with various levels of nicotine (from very low to high), or Research Cigarette Option, in its request for proposals for a five-year contract for Preparation and Distribution of Research and Drug Products. We have agreed, as a subcontractor to RTI International (“RTI”) in RTI’s contract with NIDA for the Research Cigarette Option, to supply modified nicotine cigarettes to NIDA. In August 2010, we met with officials from NIDA, FDA, RTI, the National Cancer Institute and the Centers for Disease Control and Prevention to finalize certain aspects of the design of these research cigarettes. These government research cigarettes are distributed under the Company’s mark SPECTRUM. The Company has delivered approximately 9 million SPECTRUM research cigarettes during the year ended December 31, 2011 and has delivered an additional 2.7 million SPECTRUM research cigarettes in July 2012.

In March 2011, our subsidiary, Goodrich Tobacco introduced two of our products, RED SUN and MAGIC cigarettes, into the U.S. market. Goodrich Tobacco intends to focus marketing efforts on tobacconists, smoke shops and tobacco outlets. Goodrich Tobacco has recently applied for its own federal tobacco product manufacturing license with the Tobacco Tax and Trade Bureau (TTB) of the U.S. Treasury Department. We are also in discussions with the National Association of Attorneys General to become a subsequent participating manufacturer (SPM) to the “Master Settlement Agreement” or MSA, a settlement between the states and the tobacco industry. Although becoming an SPM is not necessary for us selling our brands, it will facilitate distribution of our brands in the U.S. Upon being licensed by TTB we expect to become a subsequent participating manufacturer to the MSA and start our own production of RED SUN and MAGIC and SPECTRUM as early as the second quarter of 2013.

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Revenue.  We realized revenue of $15,683 in the nine months ended September 30, 2012 as compared to revenue of $801,636 in the nine months ended September 30, 2011. The 2011 period reflected the initial phases and stocking order for research cigarette under our subcontract agreement with RTI and the 2012 period reflected a modest subsequent order.

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Other income. In the nine months ended September 30, 2011, we recognized other income of $223,540 from a therapeutic grant award we received in fourth quarter of 2010. The revenue from this grant was completely recognized in 2011.

Costs of goods sold.  In the nine months ended September 30, 2012, costs of goods sold was $60,852 which exceeded revenue by 288% since we provided RTI with SPECTRUM research cigarettes without charge. In the nine months ended September 30, 2011, costs of goods sold was $224,146 or 28% of revenue.

Research and development expense.  Research and development (R&D) expense was $484,316 in the nine months ended September 30, 2012, a decrease of $1,024,734, or 68%, from $1,509,050 in the nine months ended September 30, 2011. This decrease was a result of suspending, early in the first quarter of 2012, FDA activities related to X-22. In the first nine months of 2011 we executed the planning and initial stages of our Phase II-B clinical trial and filed our IND with the FDA for X-22.

General and administrative expense.   General and administrative expense was $1,732,162 in the nine months ended September 30, 2012, an increase of $350,682, or 25%, from $1,381,480 in nine months ended September 30, 2011. The increase was mainly due to the $354,908 increase in equity based compensation costs which were $631,366 in the first nine months of 2012 as compared to $276,458 in the first nine months of 2011. This increase was partially offset by a reduction in professional fees.

Sales and marketing costs.  Sales and marketing costs were $46,045 in the nine months ended September 30, 2012, a decrease of $221,765, or 83%, from $267,810 in nine months ended September 30, 2011. The costs in 2011 related to the domestic market introduction of RED SUN and MAGIC and included expenses related to product testing, product and packaging design, product branding, trade samples, trade shows and advertising. Early in 2012, we curtailed our domestic sales and marketing activity of these brands in order to focus on reaching an agreement to have these products produced by a participating manufacturer of the “Master Settlement Agreement,” a settlement between the states and the tobacco industry. As a result, sales and marketing costs in 2012 are reduced.

Amortization and depreciation expense.  Amortization and depreciation expense relates almost entirely to capitalized patent and trademark costs.  Amortization and depreciation expense increased 10.5% in the nine months ended September 30, 2012 to $146,374, up from $132,432 in the nine months ended September 30, 2011. This increase of $13,942 is mainly due to additional investment in patents and trademarks.

Warrant liability change – net. In connection with the May 2012 private placement, we issued warrants which were accounted for as derivatives and upon issuance a liability at the estimated fair value was recorded. At the date of issuance of these warrants the value was estimated to be $1,841,000, which exceeded the total consideration received in the offering by $814,500 resulting in an immediate charge to expense for this amount. This charge offset the gain of $1,981,916 resulting from the decrease in the estimated fair value of these warrants and other previously issued warrants during the nine month period ending September 30, 2012 so that the net gain for this period was $1,167,416. The market adjustment recorded in the nine month period ended September 30, 2011 was $337,500. The warrant liability is sensitive to a number of factors including the price of our common stock on the valuation date.

Interest expense and amortization of debt discount and expense.  Interest expense and amortization of debt discount and debt issuance costs increased in the nine months ended September 30, 2012 to $1,144,721 from $53,116 in the nine months ended September 30, 2011. This increase of $1,091,605 or 2,055% was a result of the amortization of debt discount and debt issuance costs related to convertible notes issued on December 14, 2011 and August 9, 2012, which also includes charges to write off unamortized debt discounts and the value of warrants in excess of the note payable converted, totaling approximately $97,000 related to the partial conversions of the December 14, 2011 convertible notes.

Net loss.  We had a net loss of $2,431,371 in the nine months ended September 30, 2012 as compared to a net loss of $2,205,358 in the nine months ended September 30, 2011. This increase of $226,013 was a result of the substantial reduction in revenue and other income and the $1,091,605 increase in amortization of debt discount and expense, partially offset by the $1,167,416 warrant liability gain and the net decrease in operating expenses mainly due to the sharp reduction in research and development expense.

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Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenue.  In the year ended December 31, 2011, we realized revenue of $788,601, mainly from our research cigarette program, as compared to revenue of $49,784 in year ended December 31, 2010. As of December 31, 2011 we had no outstanding backlog of orders for our products and through the first quarter of 2012 we did not receive an order for any of our products.

Other income. In the year ended December 31, 2011, we recognized other income of $223,540 from a therapeutic grant award we received in fourth quarter of 2010.

Costs of goods sold.  In the year ended December 31, 2011, costs of goods sold were $418,171 or 53% of revenue. Costs of goods sold in the year ended December 31, 2011 include inventories written off in the fourth quarter of 2011 of $178,670 because of changes in the Company’s plans that rendered these costs not recoverable. In the year ended December 31, 2010, costs of goods sold were $27,964 or 56% of revenue.

Research and development expense.  Research and development expense was $2,097,980 in the year ended December 31, 2011, an increase of $1,734,199, or 477%, from $363,781 in the year ended December 31, 2010. Approximately $1.6 million was for expenditures related to the filing of our Investigational New Drug Application and our Phase II-B clinical trials for X-22. We initiated this effort late in the fourth quarter of 2010 so there were minimal costs related to Phase II-B activities in 2010. The balance of the increase in research and development expense in 2011 as compared to 2010 consisted of patent expenses, including maintenance fees related to patent renewals, employee compensation costs and travel expense.

General and administrative expense.   General and administrative expense was $1,785,543 in the year ended December 31, 2011, an increase of $1,194,717, or 202%, from $590,826 in the year ended December 31, 2010. Approximately $570,000 of the increase was for compensation costs due to increased administrative headcount, awards under our 2010 Equity Incentive Plan and outside directors’ fees. The balance of the year-over-year increase was in various other expense categories such as investor relations consulting services, press release fees and stock transfer fees (approximately $198,000 increase) legal and SEC fees (approximately $286,000 increase), accounting and audit fees (approximately $52,000 increase), directors’ and officers’ liability insurance (approximately $38,000 increase) and travel (approximately $35,000 increase).

Sales and marketing costs.  Sales and marketing costs were $286,033 in the year ended December 31, 2011; we had no costs categorized as such in the year ended December 31, 2010. The costs in 2011 related to product testing, product and packaging, and design, product branding, trade samples, trade shows and advertising.

Amortization and depreciation expense.  Amortization and depreciation expense relates almost entirely to capitalized patent and trademark costs.  Amortization and depreciation expense increased 9.4% in the year ended December 31, 2011 to $179,953, up from $164,456 in the year ended December 31, 2010. This increase of $15,497 is mainly due to our additional investment in patents and trademarks in 2010 of $147,912 and in 2011 of $98,191.

Gain warrant liability – derivative. In connection with the January 25, 2011 private placement we issued warrants which were accounted for as derivatives; a liability at the estimated fair value was recorded and contributed capital was reduced. The gain of $2,511,750 included in the year ended December 31, 2011 represents the decrease in the estimated fair value of the warrants since January 25, 2011.

Interest expense and debt expense.  Interest expense and debt expense, which include interest amortization of debt discount and debt issuance costs, decreased in the year ended December 31, 2011 to $103,998, from $326,404 in the year ended December 31, 2010. This decrease of $222,406 or 68% was mainly a result of reduced borrowings during 2011 compared 2010. In January 2011, a substantial portion of our outstanding interest bearing debt was repaid or converted into shares of our common stock which was the cause of the reduced interest and debt expense. This was partially offset by interest on long term obligations in the amount of $587,000 which were entered into at the end of the first quarter, $215,000 in short term obligations borrowed early in the third and fourth quarters and the convertible notes issued on December 14, 2011.

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Net loss.  We had a net loss in the year ended December 31, 2011 of $1,347,787 as compared to a net loss of $1,423,647 in the year ended December 31, 2010. The decrease in the net loss of $75,860, or 5.3%, was mainly a result of increased revenue of approximately $1 million and the unrealized gain related to warrants and reduced interest and debt expense (totaling $2.7 million) nearly offset by increases in operating expenses (totaling $3.6 million) including clinical trial expenses, sales and marketing costs and increased compensation costs and other administrative expenses in the year ended December 31, 2011, as compared to the year ended December 31, 2010.

Liquidity and Capital Resources

Summary of Balances and Recent Sources and Uses

As of September 30, 2012, we had negative working capital of approximately $3.1 million compared to negative working capital of approximately $1.9 million at December 31, 2011. The $1.2 million increase in our negative working capital position was mainly a result of the expenditure of nearly all our cash during the period including the proceeds of the May 2012 private placement and the August 9, 2012 convertible notes to fund operations and acquire inventory.

Cash demands on operations

Since January 1, 2010 we operated at a loss and operating activities consumed more than $5.7 million in cash. Cash on hand at September 30, 2012 of $5,941 was insufficient to fund operations and meet our obligations as they come due. As of January 22, 2013, we had cash on hand of approximately $660,000, which should be sufficient to fund operations for approximately 5 months.

We will need to raise funds through the issuance of debt or equity securities or through licensing our technology during the next twelve months in order to continue operations. Failure to raise sufficient funds would significantly increase the risk that we would be unable to continue operations. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could materially adversely impact our plans to commercialize our products, our ability to continue as a going concern and our financial condition and results of operations. Additional equity financing will be dilutive to shareholders of our common stock. To the extent that we raise additional funds through collaboration and licensing arrangements, it will be necessary in certain countries to relinquish some rights to our technologies or our potential products or grant licenses on terms that are not favorable to us.

Net Cash used in Operating Activities.

In the first nine months of 2012, $1,303,248 of cash was used in operating activities compared to $2,473,746 of cash used in operating activities in the first nine months of 2011. This reduction in use of cash in operations of $1,170,498 was partially due to the reduction in the cash portion of the net loss in the first nine months 2012 as compared to the first nine months of 2011 of approximately $624,000. The balance of the decrease in use of cash in operations was a result of approximately $546,000 million less cash used for working capital components related to operations.

In the year ended December 31, 2011, $3,449,430 of cash was used in operating activities compared to $909,939 of cash used in operating activities in the year ended December 31, 2010. This increased use of cash of $2,539,491 was mainly due to the increase of $2,269,587 in the cash portion of the net loss in the year ended December 31, 2011 as compared to the year ended December 31, 2010. The balance of the increase was a result of the net change in working capital components related to operations.

Net Cash used in Investing Activities.

In the first nine months of 2012, we did not use any cash related to third party costs incurred for patents and trademarks as compared to $570,641 used in the first nine months of 2011. This decrease was mainly attributable to our payment in the first quarter of 2011 of approximately $500,000 towards outstanding patent costs charges that were deferred in prior periods.

In the year ended December 31, 2011, we used $607,297 of cash related to third party costs incurred for patents and trademarks and the acquisition of office furniture and fixtures as compared to $108,116 used in the year ended December 31, 2010. This increase was attributable to our payment in 2011 of $500,000 towards outstanding patent costs charges that were deferred in prior periods.

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 Net Cash From Financing Activities.

During the first nine months of 2012, we generated approximately $1,057,000 from our financing activities mainly as a result of the $786,500 proceeds from the May 2012 private placement, the $210,000 proceeds from the August 9, 2012 convertible notes, $58,000 in advances from officers and $56,000 in proceeds from the issuance of short term secured notes partially offset by payments on borrowings of $35,000, deferred private placement costs of $10,000 and net advances to a related party of approximately $8,000. During the first nine months of 2011, we generated net cash of approximately $3,058,000 from our financing activities; we received approximately $3,294,000 in net cash proceeds from the Private Placement that closed on January 25, 2011 partially offset by the payment of approximately $458,000 in shareholder notes and approximately $21,000 in net advances to officers and a related party.

During the year ended December 31, 2011, we generated approximately $4.3 million from our financing activities primarily through the issuance of shares of our common stock and warrants to purchase our common stock in the January 25, 2011 private placement as well as notes issued to shareholders and the issuance of convertible notes on December 14, 2011. These issuances resulted in net proceeds of approximately $4.8 million which were partially offset by payments on note obligations to shareholders and another lender, debt issuance costs, net payments to a related party and payment of amounts due from officers. A portion of the net proceeds from our financing activities were directed to North Carolina State University (“NCSU”). During the year ended December 31, 2011 we paid NCSU approximately $745,000.

The Company will need additional capital to continue operations and make payments on obligations that are and become due in 2013. Our expected capital requirements over the next 12 months without any extraordinary expenses such as exposure studies or clinical trials are approximately $1 million. Failure to raise sufficient funds would significantly increase the risk that we would be unable to continue operations. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could materially adversely impact our plans to commercialize our products, our ability to continue as a going concern and our financial condition and results of operations.

Critical Accounting Policies and Estimates

Accounting principles generally accepted in the United States of America, or U.S. GAAP, require estimates and assumptions to be made that affect the reported amounts in our consolidated financial statements and accompanying notes. Some of these estimates require difficult, subjective and/or complex judgments about matters that are inherently uncertain and, as a result, actual results could differ from those estimates. Due to the estimation processes involved, the following summarized accounting policies and their application are considered to be critical to understanding our business operations, financial condition and results of operations.

Revenue Recognition

We recognize revenue at the point the product is shipped to a customer and title has transferred. Revenue from the sale of our products is recognized net of cash discounts, sales returns and allowances. Cigarette federal excise taxes are included in net sales and accounts receivable billed to customers, except on sales of SPECTRUM and exported cigarettes in which such taxes do not apply.

We were chosen to be a subcontractor for a 5-year government contract between RTI International (“RTI”) and the National Institute on Drug Abuse (“NIDA”) to supply NIDA research cigarettes which includes four development stages. The company has completed the four developmental stages and delivered approximately 9 million cigarettes during the year ended December 31, 2011 and recognized the related revenue. These government research cigarettes are distributed under the mark SPECTRUM. The Company has delivered an additional 2.7 million SPECTRUM research cigarettes in July 2012. Future revenue under this sub-contract arrangement is expected to be related to the delivery of SPECTRUM and will be recognized at the point the product is shipped and title has transferred.

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Impairment of Long-Lived Assets

We review the carrying value of amortizing long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. We also assess recoverability of the asset by estimating the future undiscounted net cash flows expected to result from the asset, including eventual disposition. If the estimated future undiscounted net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value. Non-amortizing intangibles (trademarks) are reviewed annually for impairment. We have not recognized any impairment losses during the two years ended December 31, 2011 and 2010.

Amortization Estimates of Intangible Assets

We generally determine amortization based on the estimated useful lives of the assets and record amortization expense on a straight-line method over such lives. The remaining life of the patent is generally used to determine the estimated useful life of the related patent costs.

Valuation of our Equity Securities

We have issued shares of our common stock to satisfy obligations to vendors or employees that were due in cash. These shares have been valued based on the cash value of the obligation satisfied by their issuance. We have also issued warrants to purchase shares of our stock in connection with the issuance of debt obligations. These warrants have been valued based on the value ascribed to the underlying shares issued in cash transactions, in settlement of cash obligations or, since the Merger on January 25, 2011, the closing price of our common stock.

Convertible Debt

When the convertible feature of the conventional convertible debt is issued, the embedded conversion feature is evaluated to determine if bifurcation and derivative treatment is required whether there is a beneficial conversion feature. When the convertible debt provides for an effective rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (BCF"). Prior to the determination of the BCF, the proceeds from the debt instrument were first allocated between the convertible debt and any embedded or detachable free standing instruments that are included, such as common stock warrants. We record a BCF as a debt discount pursuant to FASB ASC Topic 470-20. In those circumstances, the convertible debt will be recorded net of the discount related to the BCF. We amortize the discount to interest expense over the life of the debt.

For the convertible notes issued December 14, 2011, we recorded the OID and the BCF related to these convertible notes as a debt discount and recorded the convertible notes net of the discount related to both the OID and the BCF. For the convertible notes issued August 9, 2012, we recorded the OID and the warrant liability related to these convertible notes as a debt discount and recorded the convertible notes net of the discount related to both the OID and the warrant liability debt discount is amortized to interest expense over the life of the debt. In the case of any conversion prior to the maturity date there will be an unamortized amount of debt discount that relates to such conversion. The prorata amount of unamortized discount at the time of conversion will be charged to interest expense as accelerated amortization of the discount. The fair value of warrants issued at the time of conversion is recorded as a reduction of the amount applied to the common stock issued in the conversion and to the extent that the fair value of warrants exceeds the carrying value of the debt a charge to interest expense results for such excess amount.

Income taxes

Prior to the closing of the Merger, 22nd Century Limited, LLC was organized as a limited liability company and treated as a partnership for income tax purposes; accordingly, prior to the Merger, 22nd Century Limited, LLC was not directly responsible for income taxes (income and losses passed through to its LLC members) and did not have to account for them. Following the Merger on January 25, 2011, we are subject to federal and state income taxes. Accordingly, since the Merger date we are required to recognize deferred tax assets and liabilities for any differences in basis in assets and liabilities between tax and GAAP reporting. The corresponding asset that resulted has been fully offset by a valuation allowance. The Company incurred a net operating loss from the closing of the Merger to December 31, 2011 and, accordingly, has made no provision for current income taxes. The income tax asset arising from this net operating loss has been fully reserved because it is not probable that it will be realized before its expiration.

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Derivative Financial Instruments

The warrants to purchase shares of our stock that were issued in connection with the Merger are treated as derivative instruments for accounting purposes. Accordingly, upon issuance, these instruments are reported as liabilities rather than equity. We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. We use a lattice model approach which for valuing our outstanding warrants classified as derivative instruments which includes probability weighted estimates of future events including volatility of our common stock. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined by Item 303(a)(4) of Regulation S-K.

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Directors and Executive Officers

Set forth below is information regarding our directors, executive officers and key personnel.

Name	Age	Position
Joseph Pandolfino	44	Chief Executive Officer and Director
Henry Sicignano, III	45	Chief Financial Officer, President, Secretary and Director
Michael R. Moynihan, Ph.D.	60	Vice President of R&D
Joseph Alexander Dunn, Ph.D.	59	Director
James W. Cornell	56	Director

Our executive officers are appointed by the board of directors and serve at the discretion of the board. There are no family relationships among our directors and executive officers.

Our bylaws provide that the number of members of our Board of Directors shall not be less than one nor more than thirteen. The number of authorized directors as of the date of this prospectus is four. Directors hold office for a one year term expiring at the annual meeting in 2013 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). The experience, qualifications, attributes and skills that led to the conclusion that the persons should serve as a Director of our Company are described below in each Director nominee’s biography.

Joseph Pandolfino, MBA, Chief Executive Officer and Director

Mr. Pandolfino, age 44, has served as our Chief Executive Officer and as a Director since the closing of the merger in January 2011 between the Company and 22nd Century Limited, LLC. He founded 22nd Century Limited, LLC in 1998 and has over 15 years experience in all aspects of the tobacco industry, including 12 years with genetically-engineered tobacco. He served as President of 22nd Century Limited, LLC from its inception until April 2010 and as Chief Executive Officer of 22nd Century Limited, LLC since April 2010. Mr. Pandolfino oversees our operations, strategy and product development. Mr. Pandolfino holds a B.S. Degree in Business Administration from Medaille College and an M.B.A. Degree from the State University of New York at Buffalo. Mr. Pandolfino’s significant experience in all aspect of the tobacco industry as well as his experience leading 22nd Century Limited, LLC led to our conclusion that he should serve as a director of our Company.

Henry Sicignano, III, MBA, Chief Financial Officer, President and Director

Henry Sicignano, III, MBA. Mr. Sicignano, age 45, has served as our President and Secretary since the closing of the merger in January 2011 between the Company and 22nd Century Limited, LLC, as a Director since March 4, 2011, and as interim Chief Financial Officer since July 6, 2012. From August 2005 to April 2009, Mr. Sicignano served as a General Manager and as the Director of Corporate Marketing for NOCO Energy Corp., a petroleum products company; and from March 2003 to July 2005, as Vice President of Kittinger Furniture Company, Inc., a fine furniture manufacturer. From February 1997 through July 2002, he served as Vice President and Marketing Director of Santa Fe Natural Tobacco Company, a specialty tobacco company, prior to the sale of that company to R.J. Reynolds Tobacco Company in 2002. Mr. Sicignano holds a B.A. Degree in Government from Harvard College and an M.B.A. Degree from Harvard University. Mr. Sicignano’s extensive experience in management, including in the tobacco industry, led to our conclusion that he should serve as a director of our Company.

Michael R. Moynihan, Ph.D., Vice President of R&D

Dr. Moynihan, age 60, has served as our Vice President of R&D since March 2011 and served as Vice President of R&D for 22nd Century Limited, LLC since January, 2007. He has also been a consultant for 22nd Century Limited, LLC since 1999. From 2001 to 2006 he served as Director of Biotechnology Development at Fundacion Chile and from 1995 to 2000 as Senior Project Director at InterLink Biotechnologies LLC. Dr. Moynihan holds a Bachelor of Science Degree in Biology from Brown University and a Master’s Degree and Ph.D. in Biology from Harvard University. He previously served as a Visiting Research Fellow at the Institute for Molecular and Cellular Biology, Osaka University, Japan; a Postdoctoral Associate in the Section of Plant Biology, Cornell University; and a Postdoctoral Associate at the Center for Agricultural Molecular Biology, Rutgers University.

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Joseph Alexander Dunn, Ph.D., Director

Dr. Dunn, age 59, has served as a Director since March 4, 2011. Dr. Dunn is currently Associate Dean for Research and Professor of Pharmaceutical Sciences at D’Youville College of Pharmacy in Buffalo, New York and has served in this capacity since April 1, 2010. Dr. Dunn has also served as Chief Executive Officer of the National Center for Food and Agricultural Policy in Washington, D.C. since November 1, 2009 and as Chief Executive Officer and Director of Research at OmniPharm Research International, Inc., a drug company, and affiliated entities, Therex Technologies Inc., a drug company, and Therex LLC, a drug company, each located in Buffalo, New York since January, 1994. From May 1, 2008, until January 20, 2009, Dr. Dunn served as Deputy Under Secretary and from August 1, 2006, until April 30, 2008 Dr. Dunn served as Senior Scientific Advisor at the United States Department of Agriculture, Research, Education and Economics Mission Area in Washington, D.C. From December 1, 2006, until April 30, 2008 Dr. Dunn served as Executive Director of the United States Department of Agriculture NAREEE Advisory Board. From July, 1998 until July 1, 2006, Dr. Dunn served as Research Associate Professor in the Department of Oral Biology, School of Dental Medicine, at the State University of New York at Buffalo. Since June 1, 2010, Dr. Dunn has served as a member of the Board of Directors of Brothers of Mercy, Inc., a not-for-profit nursing and rehabilitation concern. Dr. Dunn holds a B.S. Degree in Medical Chemistry and a Ph.D. Degree in Pharmacology, both from the State University of New York at Buffalo School of Pharmacy. Dr. Dunn also served as a Postdoctoral Fellow in the Department of Pharmacology at Harvard Medical School and as a Staff Fellow at the National Institutes of Health, National Cancer Institute Laboratory of Cellular Carcinogenesis and Tumor Promotion. Dr. Dunn’s extensive scientific and regulatory background led to our conclusion that he should serve as a director of our Company.

James W. Cornell, Director

Mr. Cornell, age 56, has served as a Director since March 4, 2011. Mr. Cornell is currently the President and Chief Executive Officer of Praxiis, LLC, an enterprise that provides support for clients in organizational change, leadership development and transactional advisory services. He has served in this capacity since October, 1988. Mr. Cornell is also the current Manager of Larkin Center Management, LLC, a real estate development company, and has served in this capacity since October 2010. From September 2006 until September 2010, Mr. Cornell served as Managing Director of New York New Jersey Rail, LLC, which is part of the national transportation rail system and moves rail freight by rail barge across New York City Harbor, and he now continues to serve as principal business advisor to that firm. From March 2005 until September 2008, Mr. Cornell served as the Chairman of the Board of Directors of New York Regional Rail Corp., which operates as a short-haul regional trucking company. From April 2006, until February 2007, Mr. Cornell served as Chief Restructuring Officer of Regus Industries, a waste management firm, and from January 2001 until November 2004, he served as Special Advisor to Pinkerton Government Services, Inc. and Securitas Nuclear and Government Services Unit, security services providers to the energy industry and government. Mr. Cornell holds a B.S. Degree in Business, Management, and Economics and an M.B.A. Degree, both from the State University of New York, Empire College. Mr. Cornell’s extensive business management, strategy, and leadership experience led to our conclusion that he should serve as a director of our Company.

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Corporate Governance

Board Leadership Structure

As of the date hereof, the Board has not appointed a chairman or a lead independent director. At this time, the Board believes that this structure is appropriate for our Company because we have very few employees and are currently in the development phase for our products. In the future, we expect that the Board will appoint a chairman and, if appropriate, a lead independent director.

Board Role in Risk Oversight

Risk is inherent with every business and we face a number of risks. Management is responsible for the day-to-day management of risks we face, while our Board of Directors is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions.

Compensation Policies and Practices and Risk Management

The Board considers, in establishing and reviewing our compensation philosophy and programs, whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and consequently the Board does not see them as encouraging risk taking. We also provide our executive officers and other senior managers long-term equity awards to help further align their interests with our interests and those of our stockholders. The Board believes that these awards do not encourage unnecessary or excessive risk taking since the awards are generally provided at the beginning of an employee's tenure or at various intervals to award achievements or provide additional incentive to build long-term value and are subject to vesting schedules to help ensure that executives and senior managers have significant value tied to our long-term corporate success and performance.

The Board believes that our compensation philosophy and programs encourage employees to strive to achieve both short- and long-term goals that are important to our success and building stockholder value, without promoting unnecessary or excessive risk taking. The Board has concluded that our compensation philosophy and practices are not reasonably likely to have a material adverse effect on us.

Code of Ethics

In 2006, we adopted a Code of Ethics that applies to all of our employees. A copy of our Code of Ethics will be provided to any person requesting same without charge. To request a copy of our Code of Ethics, please make a written request to our Chief Executive Officer c/o 22nd Century Group, Inc., 9530 Main Street, Clarence, New York 14031.

Number of Meetings of the Board of Directors

The Board held four meetings during 2012. Directors are expected to attend Board meetings and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of the Board during 2012.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring Directors and Director Nominees to attend its annual meeting of stockholders; however, all Directors and Director Nominees are encouraged to attend. All of our directors attended our 2012 annual meeting.

Director Independence

Joseph Alexander Dunn, Ph.D. and James W. Cornell each qualify as “independent” applying the NASDAQ Global Market definition of independent.

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Stockholder Communications

Stockholders may send communications to the Company's directors as a group or individually, by writing to those individuals or the group: c/o the Chief Executive Officer c/o 22nd Century Group, Inc., 9530 Main Street, Clarence, NY 14031. The Chief Executive Officer will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Committees of the Board of Directors

As of the date hereof, the Board has not established any committees of the Board. At this time, the Board believes that this structure is appropriate for our Company because we have very few employees and are currently in the development phase for our products. In the future, we expect that the Board will establish Board committees.

Nominating Committee

At of the date hereof, the Company does not have a nominating committee. The Company intends to adopt a nominating committee in the future.

As of the date hereof, we do not have any defined policy or procedure requirements for stockholders to submit recommendations or nominations for directors. The Company does not currently have any specific or minimum criteria for the election of nominees to the Board, and does not have any specific process or procedure for evaluating such nominees. Our current Board assesses all candidates, whether submitted by management or stockholders, and makes recommendations for election or appointment.

Audit Committee

As of the date hereof, the role of audit committee is performed by the Board.

In this capacity, the Board is responsible for: (i) selection and oversight of our independent accountants; (ii) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (iii) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (iv) engaging outside advisors; and (v) funding for the outside auditors and any outside advisors engaged by the Board.

The Company has determined that James W. Cornell qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

From inception to present date, we believe that the members of our Board are collectively capable of analyzing and evaluating the Company’s financial statements and understanding internal controls and procedures for financial reporting.

Compensation Committee

We have determined that the functions ordinarily handled by such a committee should be handled by our entire Board.

Director Compensation

Directors that are not members of management receive cash compensation of $10,000 each annually and in 2011 received restricted stock awards of 25,000 shares each which vested immediately. The following table sets forth information regarding the compensation of our non-executive directors for their service on our Board of Directors for fiscal year 2012:

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					Non-Qualified
	Fees Earned			Non-Equity	Deferred
	or paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in cash	Awards	Awards(1)	Compensation	Earnings	Compensation	Total
James W. Cornell	$10,000	-	$35,400	-	-	-	$45,400
Joseph A. Dunn, Ph.D.	$10,000	-	$35,400	-	-	-	$45,400

(1)	Represents the grant date fair value calculated pursuant to ASC Topic 718. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used:

Risk-free interest rate	1.71%
Expected dividend yield	0%
Expected stock price volatility	90%
Expected life of options	10 years

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and stockholders holding more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our common stock. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on a review of the Securities and Exchange Commission filed ownership reports during 2012, the Company believes that all Section 16(a) filing requirements were met during 2012 except as set forth below:

Joseph Pandolfino, Henry Sicignano III, Michael Moynihan and Charles Rider each filed a late Form 4 on May 21, 2012 reporting the acquisition of shares. Michael Moynihan filed a late Form 4 on August 24, 2012 reporting the sale of shares. Henry Sicignano III filed a late Form 4 on August 28, 2012 reporting the acquisition of shares. Joseph Pandolfino filed a late Form 4 on August 30, 2012 reporting the sale of shares. Joseph Dunn, James Cornell, Joseph Pandolfino and Henry Sicignano III each filed a late Form 4 on November 14, 2012 reporting the acquisition of shares.

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Executive Compensation

The following table summarizes the compensation paid by us in each of the last two completed fiscal years ended December 31, 2012 for our principal executive officer and the two most highly compensated executive officers who received annual compensation in excess of $100,000. These officers are referred to herein as our “Named Executive Officers.”

Summary Compensation Table for Years Ended December 31, 2012 and 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Joseph Pandolfino	2012	150,000	-	310,500	-	-	-	15,609	476,106
Chief Executive Officer	2011	150,000	-	102,000	-	-	-	6,646	258,646
Henry Sicignano III,	2012	150,000	-	69,000	59,600	-	-	16,286	294,886
Chief Financial Officer and President	2011	150,000	-	357,000	-	-	-	15,174	522,174
Michael R. Moynihan, Ph.D.	2012	115,000	-	-	59,600	-	-	9,239	183,839
Vice President of R&D	2011	111,290	-	51,000	-	-	-	8,613	170,903

(1)	The amounts included in this column are the aggregate grant date fair value determined in accordance with FASB ASC 718.
(2)	Represents the grant date fair value calculated pursuant to ASC Topic 718. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used:

Risk-free interest rate	1.71%
Expected dividend yield	0%
Expected stock price volatility	90%
Expected life of options	10 years

(3)	Represents amounts paid by Company for health insurance.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un- exercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Mr. Sicignano	100,000	-	$0.69	5/18/2022	550,000	(1)	$415,250	-	-

Dr. Moynihan	100,000	-	$0.69	5/18/2022	-		-	-	-

(1) 450,000 of the shares are time-based awards subject to vesting over the next 3 years on April 1 of 2013 to 2015, such that 150,000 shares shall vest on April 1 of each such year; 100,000 of the shares are performance based, which are subject to forfeiture unless certain performance milestones are achieved.

(2) Market value calculated based on the price of our common stock as of the last business day of our fiscal year.

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Agreements with Executive Officers

We have entered into employment agreements with each of Messrs. Pandolfino and Sicignano that provide for annual compensation of $150,000 and $150,000, respectively, subject to increases as contained in such employment agreements and/or as decided by our Board of Directors. Dr. Moynihan has an employment agreement with 22nd Century Group, Inc. that provides for annual compensation of $115,000. These employment agreements also contain non-compete covenants and change of control provisions.

The employment agreement of Messrs. Pandolfino and Sicignano provides that during the executive officer’s employment by us and for a period of two (2) years after the executive officer ceases to be employed by us, the following non-compete covenants will apply: (i) the executive officer will not (except on behalf of us) provide or offer to provide any goods or services to any entity engaged in the United States in the making, offering, marketing, distributing and/or selling of products made from the tobacco (Nicotiana) plant, and/or providing or offering to provide the same or substantially similar services to any customer or prospective customer, (ii) the executive officer will not interfere with our relationships with any customer, prospective customer, supplier, distributor, farmer and/or manufacturer, and (iii) the executive will not induce or attempt to induce any persons employed by us to leave their employment with us, nor hire or employ, or attempt to hire or employ, any persons employed by us, nor assist or facilitate in any way any other person or entity in the hiring of any persons employed by us.

The employment agreement of Dr. Moynihan contains the same non-compete covenants but they are in effect for a period of three (3) years after the executive officer ceases to be employed by us. Dr. Moynihan’s employment agreement contains a severance provision which provides that upon the termination of his employment without Cause (as defined in his employment agreement), Dr. Moynihan will receive severance compensation equal to the base salary then in effect beginning on the date of termination and continuing until the later of one year following termination or the expiration of the initial term of his employment agreement.

The employment agreements of Messrs. Pandolfino and Sicignano provide that in the event of a change in control (as defined in the employment agreements) of our Company, then during the three (3)-year period following such change in control if certain triggering events occur as defined in such employment agreements, such as if the executive is terminated other than for cause (as defined in each of the employment agreements), death or disability, or if the executive officer’s responsibilities are diminished after the change in control as compared to the executive officer’s responsibilities prior to the change in control, or if the executive officer’s base salary or benefits are reduced, or the executive is required to relocate more than twenty-five (25) miles from his current place of employment, then in any such events the executive officer will have the option, exercisable within ninety (90) days of the occurrence of such an event, to resign his employment with us, in which case the executive officer will be entitled to receive: (A) the greater of either his base salary for the then remaining portion of the initial 5-year term of the agreement or his base salary for three (3) years thereafter; (B) reimbursement for eighteen (18) months of his reasonable costs for medical, dental, life, disability and other benefits and insurance coverage that the executive officer received during his employment; (C) outplacement services for two (2) years; and (D) the immediate vesting of all options and/or restricted stock grants previously granted or to be granted to the executive officer. We also provide each of these individuals with health insurance and vacation benefits.

Equity Incentive Plan

On October 21, 2010, we established the EIP for officers, employees, Directors, consultants and advisors to the Company and its affiliates, consisting of 4,250,000 shares of common stock reserved for issuance under the EIP. The EIP has a term of ten years and is administered by our Board or a committee to be established by our Board, to determine the various types of incentive awards that may be granted to recipients under this plan, such as stock grants, stock options, stock appreciation rights, performance share awards, restricted stock and restricted stock units, and the number of shares of common stock to underlie each such award under the EIP.

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Certain Relationships and Related Transactions

Policies and Procedures for Related Party Transactions

Our Board is in the process of adopting a written related person transaction policy, which will set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will be administered by our Board and covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. While the policy covers related person transactions in which the amount involved exceeds $50,000, the policy states that related person transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, the Exchange Act and related rules. Our Board set the $50,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, the Exchange Act and related rules because we believe it is appropriate for our Board to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000.

Pursuant to this policy, our Board will: (i) review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our Board each proposed related person transaction, including all relevant facts and circumstances relating thereto, and will update the Board as to any material changes to any related person transaction. All related person transactions may only be consummated if our Board has approved or ratified such transactions in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Board under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related person’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and/or (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of equity securities in our Company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related person transaction for which he or she is a related person.

Related Party Transactions

Immediately prior to the closing of the Merger in January 2011 between the Company (then known as Touchstone Mining Limited) and 22nd Century Limited, LLC, pursuant to the terms of the Split-Off Agreement, the Company transferred all of our pre-merger operating assets and liabilities to the Split-Off Subsidiary. We then transferred all of the outstanding capital stock of the Split-Off Subsidiary to David Rector, our sole director and executive officer prior to the merger, in exchange for $1, such consideration was deemed to be adequate by our Board prior to the merger. Prior to the closing of the merger, we paid Mr. Rector $1,500 in consideration for his service as our sole director and executive officer.

Prior to the closing of the Merger, Touchstone Mining Limited utilized office space located at 11923 SW 37 Terrace, Miami, Florida 33175 that was provided to us on a rent-free basis by Nanuk Warman, a former director and executive officer. Also, prior to the closing of the merger, we cancelled 10,015,200 shares of our common stock held by Mr. Warman and entered into a mutual release agreement with Mr. Warman regarding such cancellation. In each of fiscal years 2009 and 2010, we paid Mr. Warman aggregate compensation of $8,000 in consideration for his services as our sole director and executive officer during those periods. We also paid Mr. Warman aggregate of $1,500 in consideration for his accounting services in preparation of our most recent Form 10-K and Form 10-Q filed prior to the closing of the merger.

We have conducted transactions with Alternative Cigarettes, Inc. (“AC”), which is 95% owned by three holders of our common stock, including Joseph Pandolfino, our Chief Executive Officer, and Angelo Tomasello, who beneficially owned approximately over 10% of our common stock. We previously shared office space and employee services with AC. AC has also advanced funds to us from time to time. Since January 1, 2010, the largest net amount due from us to AC was approximately $127,000. No interest has been accrued or paid on these amounts due to AC and there are no repayment terms between the parties. In February 2011, AC was paid $22,500 by 22nd Century Limited, LLC for AC’s assignment of its MAGIC trademark to 22nd Century Limited, LLC and other minor assets.

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In January 2008, we issued convertible promissory notes due and payable on January 15, 2011 to Messrs. Pandolfino and Tomasello in the principal amounts of $77,435 and $100,315, respectively, with 7% interest per annum accruing thereon. In December 2009, Mr. Pandolfino converted the principal balance and accrued interest under his note ($88,172) into 151,760 shares of our common stock. In May 2010, Mr. Tomasello agreed to amend his note to eliminate his right to convert the balance into shares of our common stock, and in January 2011, Mr. Tomasello’s note together with all accrued interest thereon was paid in full.

In November 2008, we issued a promissory note due and payable on November 11, 2010 to Mr. Tomasello in the principal amount of $325,000, with 10% interest per annum accruing thereon, and a warrant to purchase 371,006 shares of our common stock, which have since been exercised at a price of $.0001 per share. The note was guaranteed by Virgil Properties, LLC, which is jointly owned by Messrs. Pandolfino and Tomasello. Effective December 1, 2010, the $325,000 promissory note was amended to extend the maturity date until January 10, 2011 and to increase the interest rate to 15% during this extension period. On January 25, 2011, Mr. Tomasello converted the principal amount of this promissory note into 325,000 shares of our common stock through an investment in the Private Placement Offering and cash in the amount of $79,401, which represents the accrued interest on the original $325,000 promissory note. Mr. Tomasello has also made funds available to us in the form of cash advances. The largest net amount outstanding since January 1, 2009 was approximately $166,000. No interest was accrued or paid on such advances and there were no repayment terms between the parties. In December 2009, Mr. Tomasello was issued 504,553 shares of our common stock in lieu of repayment of $135,996 of such advances, and we issued him a promissory note in the amount of $30,054 that was exchanged for 204,639 shares of our common stock in June 2010. On December 14, 2011 Mr. Tomasello acquired $28,750 of our December 14, 2011 convertible notes for $25,000 cash.

During the period between January 1 and October 5, 2010, we issued Mr. Pandolfino 455,331 shares of our common stock in lieu of $103,573 due and payable to him for his services. On October 5, 2010, we issued Mr. Pandolfino a promissory note, which was assigned to Mr. Sicignano, due and payable on January 31, 2011 in the principal amount of $58,873, with 15% interest per annum accruing thereon. In January 2011, we made payment in full to Mr. Sicignano on this assigned note together with all accrued interest thereon. Mr. Pandolfino acquired $86,250 of the December 14, 2011 convertible notes for $75,000 in cash. In 2012, he converted his convertible note.

In September 2010, Henry Sicignano III, our President, Secretary and interim Chief Financial Officer, loaned us $35,000, which amount was due and payable in November 2010, with 15% interest per annum accruing thereon. On December 14, 2010, Mr. Sicignano agreed to extend the maturity date of this loan until January 25, 2011. On December 28, 2010 we issued a promissory note to Mr. Sicignano due and payable on January 15, 2011 in the principal amount of $100,000, with 15% interest per annum accruing thereon. From time to time, Mr. Sicignano deferred guaranteed payments due to him by us as consideration for his services as our President with the largest net amount of such deferred guaranteed payments outstanding since January 1, 2010 being $85,000. On January 28, 2011 we made payment in full to Mr. Sicignano of all deferred guaranteed payments and all principal and accrued interest on all promissory notes then outstanding. Mr. Sicignano is also the managing member of Henry Sicignano III Group, LLC (“Sicignano Group”). On October 5, 2010, Sicignano Group purchased 112,396 shares of our common stock for $30,295 and, in a simultaneous related transaction, made a loan to the Company in the principal amount of $30,295, with 15% interest per annum accruing thereon, for which we issued Sicignano Group a promissory note due and payable on January 31, 2011. On January 25, 2011, Sicignano Group converted the principal amount of this promissory note and the accrued interest thereon into 31,626 shares of our common stock through an investment in the Private Placement Offering. From June 30, 2011 to October 18, 2011, Mr. Sicignano loaned us a total of $215,000 and Mr. Sicignano was issued a promissory note with interest at 12%. Mr. Sicignano exchanged these notes to acquire $247,250 of our December 14, 2011 convertible notes. In December 2012, Mr. Sicignano agreed to forebear on the collection of our December 14, 2011 convertible notes. On January 22, 2013, we paid Mr. Sicignano the total amount of $250,696 in principal plus accrued but unpaid interest as payment in full of the December 14, 2011 convertible notes owned by Sicignano. On that same date of January 22, 2013, Mr. Sicignano loaned us $150,000 and we issued a promissory note to Mr. Sicignano due and payable on July 1, 2013 in the principal amount of $150,000, with 15% interest per annum accruing thereon.

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On September 15 and October 15, 2009, we issued promissory notes payable to Clearwater Partners, LLC (“Clearwater”) in the amounts of $15,000 and $10,000, respectively. In conjunction with the $15,000 promissory note, a warrant to purchase 185,503 shares of our common stock, at a price per share of less than $.0001, was issued to Clearwater, and in conjunction with the $10,000 note, a warrant to purchase 92,751 shares of our common stock, at a price per share of less than $.0001, was issued to Clearwater. The promissory notes bear interest at a rate of 10%. These promissory notes had original maturity dates September 15, 2010 and October 15, 2010, respectively. On May 27, 2010, the maturity dates of both promissory notes were extended to January 31, 2012 and subsequently paid in June 2012.

On March 1, 2010, we issued a four (4) year warrant to purchase 1,706,626 shares of our common stock to Clearwater, which was exercised in full on May 27, 2010, at a price per share of $0.0001. On May 27, 2010, we further issued to Clearwater an additional four (4) year warrant to purchase 1,409,821 shares of our common stock, which was immediately exercised in full at a price per share of $0.0001, and we issued to Clearwater a promissory note due and payable on January 31, 2012 in the principal amount of $45,000, with 10% interest per annum accruing thereon. These warrants and this promissory note were issued to Clearwater in lieu of repayment of $450,000 principal, and accrued interest thereon, of funds previously advanced to us by Clearwater. On October 5, 2010, Clearwater purchased 176,358 shares of our common stock for $47,535 and, in a simultaneous related transaction, made a loan to the Company in the principal amount of $47,535, with 15% interest per annum accruing thereon, for which we issued Clearwater a promissory note due and payable on January 31, 2011. On January 25, 2011, Clearwater converted the principal amount of this $47,535 promissory note and the accrued interest thereon, and the principal amount of the $45,000 promissory note and the accrued interest thereon, due and payable on January 31, 2012, into 97,544 shares of our common stock through an investment in the Private Placement Offering.

On December 14, 2011, Mr. Pandolfino, our Chief Executive Officer, Mr. Sicignano, our President and interim Chief Financial Officer, and Mr. Rider, our former Chief Financial Officer, acquired $86,250, $247,250 and $34,500, respectively, of our December 14, 2011 convertible notes. The purchase price for the convertible notes was 85% of the face amount of the notes. Mr. Pandolfino converted his December 14, 2011 convertible note in February 2011 into 115,000 shares of our common stock and warrants to purchase 138,000 shares of our common stock. In December 2012, Mr. Sicignano agreed to forebear on the collection of our December 14, 2011 convertible notes. On January 22, 2013, we paid Mr. Sicignano the total amount of $250,696 in principal plus accrued but unpaid interest as payment in full of the December 14, 2011 convertible notes owned by Sicignano. On that same date of January 22, 2013, Mr. Sicignano loaned us $150,000 and we issued a promissory note to Mr. Sicignano due and payable on July 1, 2013 in the principal amount of $150,000, with 15% interest per annum accruing thereon. In December 2012, Mr. Rider extended the maturity date of his December 14, 2011 convertible note to April 9, 2013.

On March 21, 2012 and April 13, 2012, Rockledge Capital, LLC, a company of which our President, Mr. Sicignano, is the manager, loan us $25,000 on each of these dates; such notes were due and payable on October 1, 2012, with 15% interest per annum accruing thereon. These notes were paid in full on January 22, 2013.

On May 15, 2012, Mr. Pandolfino, our Chief Executive Officer, Mr. Sicignano, our President and interim Chief Financial Officer, Mr. Rider, our former Chief Financial Officer, and Dr. Moynihan, our Vice President of Research and Development, acquired 12,000, 20,000, 12,000, and 150,000 shares of the Company’s common stock, $0.00001 par value, respectively, and the same number of warrants with a 5-year term to purchase shares of our common stock at an exercise price of $1.00 per share, which exercise price was subsequently adjusted pursuant to the terms of the warrants to be $0.60 per share as of January 22, 2013. The purchase price was $0.60 per unit. Dr. Moynihan exchanged his minority interest in Goodrich Tobacco (4 units equating to 4%) for stock and warrants valued at $90,000 in the May 15, 2012 private placement. Dr. Moynihan’s transaction resulted in Goodrich Tobacco becoming a wholly owned subsidiary of 22nd Century, Ltd.

In October 2012, we entered into a contractor agreement with Angelo Tomasello to provide consulting services to the Company. For consideration under the agreement, Mr. Tomasello was issued 20,000 stock options with the exercise price of $0.26, which is equivalent to the closing price on our common stock on October 26, 2012. The options vested on October 26, 2012 and are exercisable any time through the expiration date ten years hence.

On November 9, 2012, Mr. Pandolfino, our Chief Executive Officer, Mr. Sicignano, our President and interim Chief Financial Officer, Mr. Cornell, our director, and Mr. Dunn, our director, participated in our private placement and acquired 480,000, 600,000, 60,000 and 60,000 shares of our common stock, $0.00001 par value, respectively, and warrants with a 5-year term to purchase up to 240,000, 300,000, 30,000 and 30,000 shares of the Company’s common stock, respectively, at an exercise price of $1.00 per share, which exercise price was subsequently adjusted pursuant to the terms of the warrants to be $0.60 per share as of January 22, 2013. The purchase price was $0.25 per unit.

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Plan of Distribution

Each selling stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

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We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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Description of Securities

General

Our authorized capital stock consists of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 35,415,139 shares of common stock are issued and outstanding and 2,500 shares of Series A-1 Preferred Stock are issued and outstanding. We will also have reserved (i) up to 4,166,666 shares of common stock that could be initially issued as a result of the conversion of the shares of Series A-1 Preferred Stock, which is subject to adjustment as described below, (ii) up to 2,055,000 shares of common stock for future issuance under the EIP, (iii) up to 465,000 shares of common stock issuable upon exercise of outstanding stock options; (iv) up to 2,411,734 shares of common stock currently issuable upon the conversion of convertible notes (subject to adjustment for anti-dilution adjustments); (v) up to 19,700,028 shares of common stock currently issuable upon the exercise of outstanding warrants (including the Series A Warrants and Series B Warrants) (subject to adjustment for anti-dilution adjustments); and (vi) up to 5,142,797 shares of common stock issuable upon exercise of warrants issuable upon conversion or exercise of other instruments (including the Series C Warrants) (subject to adjustment for anti-dilution adjustments).

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our articles of incorporation, including the Certificate of Designations thereto, and by-laws, the warrants and notes referred to below, and by the provisions of applicable law.

Common Stock

Holders of common stock are entitled to one (1) vote per share with respect to each matter presented to our stockholders on which holders of common stock are entitled to vote. The common stock does not have cumulative voting rights. No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund.

Subject to the prior rights of holders of preferred stock, holders of common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to our shareholders after there shall have been paid, or set aside for payment, the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of the applicable series.

The common stock is quoted on the OTC Bulletin Board under the symbol “XXII.OB.”

Preferred Stock

Our Board is authorized, without action by our stockholders, to designate and issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

An aggregate of 2,500 shares of our Series A-1 Preferred Stock are currently outstanding. The shares of Series A-1 Preferred Stock are initially convertible into a total of 4,166,666 shares of the Company’s common stock at a conversion price of $0.60 per share (referred to in this section as the Conversion Price), subject to future adjustments as described below. Holders of our Series A-1 Preferred Stock may only convert the Series A-1 Preferred Stock to the extent that, after giving effect to the conversion, such holder (together with such holder’s affiliates) would beneficially own no more than 9.99% of number of shares of our outstanding common stock. The Conversion Price of the Series A-1 Preferred Stock is subject to adjustment as follows:

(i)	on the effective date of this registration statement, the Conversion Price will be reduced to the lesser of (1) the then Conversion Price, as adjusted and taking into consideration any prior resets, (2) the greater of $0.35 (subject to adjustment for reverse and forward stock splits and the like) and 70% of the average of the five (5) trading day volume weighted average prices, or VWAPs, immediately prior to each such effective date or (3) $0.60 (subject to adjustment for forward and reverse stock splits and the like);

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(ii)	if on the 180th day immediately following the closing date of January 11, 2013 (the “Closing Date”), 70% of the average of the five (5) trading day VWAPs immediately prior to such date is less than the then Conversion Price, then on such 180th day the Conversion Price shall be reduced, and only reduced, to the lesser of (1) the then Conversion Price, as adjusted and taking into consideration any prior resets, (2) the greater of $0.15 (subject to adjustment for reverse and forward stock splits and the like) and 70% of the average of the five (5) trading day VWAPs immediately prior to each such 180th day immediately following the Closing Date or (3) $0.35 (subject to adjustment for forward and reverse stock splits and the like); and

(iii)	if all of the shares required to be registered are not registered pursuant to an effective registration statement within the 120th day anniversary of the Closing Date, then on the 180th day and 270th day following the Closing Date, the Conversion Price shall be reduced, and only reduced, to the lesser of (1) the then Conversion Price, as adjusted and taking into consideration any prior resets, (2) the greater of $0.15 (subject to adjustment for reverse and forward stock splits and the like) and 70% of the average of the five (5) trading day VWAPs immediately prior to each such date or (3) $0.35 (subject to adjustment for forward and reverse stock splits and the like).

The Series A-1 Preferred Stock will pay a 10.0% annual cash dividend, which may be payable in shares of our common stock, and will have a liquidation preference equal to the stated value of the Series A-1 Preferred Stock of $1,000 per share plus any accrued and unpaid dividends thereon. The Series A-1 Preferred Stock has no voting rights.

With respect to the payment of dividends and amounts upon liquidation, the Series A-1 Preferred Stock will rank senior to any other future series of our preferred stock and all classes of our common stock. Unless full dividends on the Series A-1 Preferred Stock have been paid for all past dividend periods, no distribution may be declared or paid on our common stock or any other capital shares that rank junior to the Series A-1 Preferred Stock as to dividends. In the event of the Company's liquidation, dissolution or winding up, the holders of the Series A-1 Preferred Stock are entitled to be paid out of our assets legally available for distribution to its shareholders a liquidation preference of the stated value of $1,000 per share, plus an amount equal to any accumulated and unpaid dividends to the date of payment before any distribution of assets is made to holders of our common stock or any other capital shares that rank junior to the Series A-1 Preferred Stock as to liquidation preference.

The Series A-1 Preferred Stock contains standard anti-dilution adjustments in the event of a stock dividend, stock split or similar corporate transaction. In addition, if, at any time while shares of Series A-1 Preferred Stock are outstanding, we sell any common stock (or securities issuable into common stock) or grant any option to purchase any common stock at an effective price per share that is lower than the then Conversion Price, which we refer to as a Diluting Issuance, then the Conversion Price shall be reduced to equal the effective price per share (as determined pursuant to the Certificate of Designation) of the Diluting Issuance. No adjustments will be made for shares of common stock or options granted to employees, officers or directors under our Equity Incentive Plan, upon conversion or exchange of any securities outstanding as of the time of the issuance of the Series A-1 Preferred Stock or in connection with certain business combinations. In the event we (i) declare dividends on our common stock, (ii) grant any right to acquire common stock or other property pro rata to all of our holders of our common stock or (iii) enter into a fundamental transaction that provides for consideration to the holders of our common stock, then the Series A-1 Preferred Stock shall have the right to participate on a pro rata as-converted basis without regard to the 9.99% beneficial ownership limitation.

Generally, we may not redeem the Series A-1 Preferred Stock. However, upon the occurrence of certain triggering events described below, holders of Series A-1 Preferred Stock will have the right to redeem some or all of their Series A-1 Preferred Stock for cash or shares of our common stock, or increase the dividend rate on any of their outstanding shares of Series A-1 Preferred Stock to 18% per annum thereafter. If we fail to pay the cash or shares of our common stock due upon such redemption, then we must pay interest thereon at a rate of 18% per annum (or such maximum rate permitted by applicable law, whichever is lower). Triggering events for redemption of our Series A-1 Preferred Stock by the holders thereof include the following:

•	if we fail to deliver certificates representing the shares of common stock into which the Series A-1 Preferred Stock may be converted prior to the fifth trading day after such certificates are required to be delivered;

•	if we provide notice that we do not intent to comply with the requests of any conversion of shares of Series A-1 Preferred Stock;

•	if we fail to pay in full the amount of cash due pursuant to a buy-in (in the event we fail to deliver shares of common stock upon conversion of the Series A-1 Preferred Stock and the holder of Series A-1 Preferred Stock is required by its brokerage firm to purchase in an open market transaction or otherwise shares of common stock to deliver in satisfaction of a sale by such holder of the shares of common stock that were to have been converted from Series A-1 Preferred Stock) within five calendar days after notice of such buy-in;

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•	if we fail to pay in full all amounts owed on account of any event of default under the Registration Rights Agreement;

•	if we fail to have a sufficient number of authorized and unreserved shares of common stock to issue upon conversion of our Series A-1 Preferred Stock;

•	if we fail to observe or perform any other covenant, agreement, or warranty contained in or otherwise commit any breach of any of our Certificate of Designation for Series A-1 Preferred Stock, the Purchase Agreement, the Warrants, the Registration Rights Agreement, the escrow agreement entered into in connection with the Purchase Agreement, or the lock-up agreements entered into in connection with the Purchase Agreement, and such failure or breach continues past any applicable cure date;

•	if we redeem more than a de minimis number of our common stock other than in connection with repurchases of our common stock from departing officers and directors in an amount not to exceed, in aggregate, $100,000;

•	if there is a change in control of more than forty percent (40%) of the voting securities other than by means of conversion of our Series A-1 Preferred Stock, or a merger, consolidation, or sale of assets occurs and the stockholders existing prior to such transaction retain less than sixty percent (60%) of the voting power following such transaction, or if more than one half of the members of the board of directors are replaced in any given year and such replacement is not approved by a majority of the individuals who are currently on the board of directors;

•	if we experience certain bankruptcy related events;

•	if our common stock fails to be listed or quoted for trading on a trading market for more than five trading days; or

•	if any monetary judgment or write is entered or filed against us for more than $50,000 and such judgment or writ remains unvacated, unbonded or unstayed for 45 days.

The Series A-1 Preferred Stock has been issued subject to certain negative covenants described below, which are restrictions on the Company that will remain in effect for as long as any shares of Series A-1 Preferred Stock are outstanding, unless the holders of at least 67% in stated value of the then outstanding shares of Series A-1 Preferred Stock have otherwise given prior written consent. These negative covenants include the following:

•	other than indebtedness permitted pursuant to the Certificate of Designations and until less than 1,000 shares of Series A-1 Preferred Stock remain outstanding, we may not issue, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind on any of our property or assets;

•	other than liens permitted pursuant to the Certificate of Designations, we may not enter into, create, incur, assume or suffer to exist any liens of any kind on our property or assets;

•	we may not amend our charter documents, including, without limitation, our certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the holders of our Series A-1 Preferred Stock;

•	we may not repay or repurchase or otherwise acquire more than a de minimis number of shares of our common stock other than in connection with (i) the conversion of our Series A-1 Preferred Stock or exercise of the Warrants and (ii) repurchases of common stock of departing officers and directors, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors for so long as the Series A-1 Preferred Stock is outstanding;

•	we may not pay cash dividends or distributions on our common stock; and

•	we may not enter into any transaction with any of our affiliates which would be required to be disclosed in any public filing with the SEC, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of disinterested members of our board of directors (even if constituting less than a quorum otherwise required for board approval).

No share of Series A-1 Preferred Stock affords any preemptive rights or is assessable or entitled to the benefits of any sinking or repurchase fund.

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Warrants and Convertible Notes

Warrants Issued in Connection with our January 25, 2011 Private Placement Offering

Investor Warrants. We issued five-year warrants to purchase 2,717,223 shares of our common stock, at an exercise price of $1.50 per share, in exchange for the warrants contained in the securities purchased by investors in our January 25, 2011 Private Placement Offering. These warrants may be exercised on a cashless basis in certain circumstances. The exercise price and number of shares of our common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. These warrants also provide holders with weighted-average anti-dilution price protection. No fractional shares will be issued upon exercise of these warrants. If, upon exercise of these warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, round up to the nearest whole number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise and exercise price per share. Of the warrants described above, as of January 22, 2013, warrants to purchase 2,941,143 shares of our common stock are outstanding and the current exercise price is $1.3859, subject to future adjustments.

Century Warrants. We issued five-year warrants to purchase 5,000,000 shares of our common stock, at an exercise price of $3.00 per share, in exchange for the warrants held by the members of 22nd Century prior to the consummation of the January 25, 2011 Private Placement Offering. These warrants may be exercised on a cashless basis in certain circumstances. The exercise price and number of shares of our common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. These warrants also provide holders with weighted-average anti-dilution price protection. No fractional shares will be issued upon exercise of these warrants. If, upon exercise of these warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, round up to the nearest whole number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise and exercise price per share. Of the warrants described above, as of January 22, 2013, warrants to purchase 5,494,304 shares of our common stock are outstanding and the current exercise price is $2.7302, subject to future adjustments.

Conversion Warrants. We issued five-year warrants to purchase an aggregate of 434,755 shares of our common stock, at an exercise price of $1.50 per share, in exchange for the warrants issued to the placement agent and sub-placement agent in the January 25, 2011 Private Placement Offering. These warrants contain a cashless exercise provision. The exercise price and number of shares of our common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. These warrants also provide holders with weighted-average anti-dilution price protection. No fractional shares will be issued upon exercise of these warrants. If, upon exercise of these warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, round up to the nearest whole number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise and exercise price per share. Of the warrants described above, as of January 22, 2013, warrants to purchase 470,582 shares of our common stock are outstanding and the current exercise price is $1.3859, subject to future adjustments.

Advisor Warrants. We issued five-year warrants to purchase 500,000 shares of our common stock, at an exercise price of $1.50 per share, to the placement agent in the January 25, 2011 Private Placement Offering. These warrants contain a cashless exercise provision. The exercise price and number of shares of our common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. These warrants also provide holders with weighted-average anti-dilution price protection. No fractional shares will be issued upon exercise of these warrants. If, upon exercise of these warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, round up to the nearest whole number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise and exercise price per share. Of the warrants described above, as of January 22, 2013, warrants to purchase an aggregate of 541,204 shares of our common stock are outstanding and the current exercise price is $1.3859, subject to future adjustments.

Convertible Notes Issued in December 2011

On December 14, 2011, we entered into an agreement with certain accredited investors, whereby such investors acquired approximately $1.9 million of convertible promissory notes of the Company. The notes were issued with an original issue discount of approximately 15%.

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The notes are convertible into shares of our common stock at any time prior to maturity of the note at a per share conversion price equal to $0.75. These convertible notes provide holders with weighted-average anti-dilution price protection. Additionally, upon conversion of all or a portion of the note into our common stock, each investor will receive at that time a warrant to purchase such number of shares of common stock equal to 120% of such number of shares of common stock issuable upon conversion of the note, with the these warrants having an exercise price of $1.50 per share. These warrants, after issuance, also provide holders with weighted-average anti-dilution price protection. No fractional shares will be issued upon exercise of these warrants.

The notes initially matured on December 14, 2012, provided, however that certain of the holders elected to extend the maturity date of their respective notes to April 14, 2013. Prior to December 14, 2012, holders of $205,000 of the notes elected to convert such notes into shares of our common stock and into warrants to purchase shares of our common stock pursuant to the terms of the notes. Holders of $1,330,000 of the notes agreed to extend the maturity date of the notes to April 14, 2013, holders of $100,000 of the notes elected to convert into shares of the our common stock pursuant to the terms of the notes, holders of $215,000 of the notes elected to enter into a forbearance agreement, and holders of $30,000 of the notes agreed to be paid over time. As a result of the foregoing and pursuant to the adjustments contained in the terms of the notes, the exercise price of the warrants issued upon conversion of the notes is $1.23 per share as of January 22, 2013.

Of the convertible notes described above, as of January 22, 2013, $1,429,330 of such convertible notes, including all accrued interest, remain outstanding and may be converted into approximately 2,040,734 shares of common stock, at a conversion rate of $0.7004 per share. Upon conversion of such convertible note described above, warrants will be issuable to purchase 2,688,771 shares of common stock. Of those warrants issuable upon conversion of such convertible notes, warrants to purchase 239,890 shares of common stock were the result of inducements granted to the holders of such convertible notes to execute the lock-up agreements described below.

The Company may force the conversion of the notes under certain circumstances. The warrants, when and as issued upon conversion of the notes, have a term of five years and are exercisable at any time on or before the fifth anniversary of the issue date of the warrants. The warrants may be exercised on a cashless basis. To the extent an holder does not elect to convert its notes into warrants as described above, the principal amount of the notes not so converted shall be payable in cash by the Company on the applicable maturity date. The exercise price and number of shares of our common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. On January 24, 2013, we sent out notices to the holders of the notes regarding our intent to repay the notes at the expiration of a 15-day period during which time the holders may convert to common stock and warrants to purchase common stock.

Warrants Issued in 2012

On May 15, 2012, we entered into an agreement with certain accredited investors, whereby the investors acquired warrants with a 5-year term to purchase up to 1,710,833 shares of our common stock at an exercise price of $1.00 per share. The exercise price and number of shares of our common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. These warrants also provide holders with weighted-average anti-dilution price protection. No fractional shares will be issued upon exercise of these warrants. Of the warrants described above, as of January 22, 2013, warrants to purchase an aggregate of 1,863,716 shares of common stock are outstanding and the exercise price has been reduced to $0.60 per share, subject to future adjustment, due to the issuance of the convertible notes issued on August 9, 2012, with such amount including warrants to purchase 140,883 shares of common stock that were the result of inducements granted to the holders of such convertible notes to execute the lock-up agreements described below.

On November 9, 2012, we entered into an agreement with certain accredited investors, whereby the investors acquired warrants with a 5-year term to purchase up to 1,619,000 shares of our common stock at an exercise price of $1.00 per share. The exercise price and number of shares of our common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. These warrants also provide holders with anti-dilution price protection. No fractional shares will be issued upon exercise of these warrants. Of the warrants described above, as of January 22, 2013, warrants to purchase an aggregate of 1,672,950 shares of common stock are outstanding and the exercise price has been reduced to $0.60 per share, subject to future adjustment, due to the issuance of the Series A-1 Preferred Stock on January 11, 2013, with such amount including warrants to purchase 53,950 shares of common stock that were the result of inducements granted to the holders of such convertible notes to execute the lock-up agreements described below.

68

Convertible Notes Issued in August 2012

On August 9, 2012, we completed a private placement of $222,600 of convertible notes, which were sold at a 6% discount. We received proceeds of $210,000. The face amount of the notes may be converted into common stock at the rate of $0.60 per share at the option of the note holder. In the event a holder of the convertible notes elects to convert the note into shares of common stock, then the holder shall receive 371,000 warrants representing one-hundred percent of the number of shares of common stock into which the notes were convertible into. However, in the event we pay the convertible notes at maturity, then the holder shall receive warrants equal to fifty percent of the number of shares of common stock into which the notes were convertible into. The warrants have a five-year term and a $1.00 per share exercise price. The exercise price and number of shares of our common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. These warrants also provide holders with weighted-average anti-dilution price protection. As of January 22, 2013, all of such convertible notes remain outstanding.

Warrants Issued in 2013

On January 11, 2013, we entered into an agreement with certain accredited investors for Series A-1 Preferred Stock, whereby the investors each acquired a Series A Warrant, a Series B Warrant, and a Series C Warrant (which we refer to collectively in this prospectus as the Warrants). The Series A Warrant allows the holders the right to acquire, initially before any adjustments to the conversion price, up to an additional 4,166,666 shares of our common stock at an exercise price of approximately $0.72 per share over a period of five (5) years. The Series A Warrant also allows for such warrant to be exercised on a cashless basis. As of January 22, 2013, Series A Warrants to purchase an aggregate of 4,166,666 shares of our common stock are outstanding and an initial exercise price of $0.72 per share, subject to adjustment.

The Series B Warrant allows the holders a one-year period to exercise an overallotment option as contained in the Series B Warrant to purchase, initially before any adjustments to the conversion price, up to an additional aggregate of 2,083,334 shares of our common stock at a price of $0.60 per share. The Series B Warrant may not be exercised on a cashless basis except only in certain limited circumstances. In the event the holders exercise, in whole or in part the overallotment option as contained in the Series B warrant, then the holders shall have the right to exercise on a pro rata basis the portion of the Series C Warrant issued to the holders to acquire, initially before any adjustments to the conversion price, up to an additional aggregate of 2,083,334 shares of our common stock at an exercise price of approximately $0.72 per share over a period of five (5) years. The Series C Warrant allows for such warrant to be exercised on a cashless basis. As of January 22, 2013, Series B Warrants to purchase an aggregate of 2,083,334 shares of our common stock are outstanding with an initial exercise price of $0.60 per share, subject to adjustment, and Series C Warrants to purchase an aggregate of 2,083,334 shares of our common stock are outstanding.

The Warrants contain exercise and conversion limitations providing that a holder thereof may not exercise to the extent (but only to the extent) that, if after giving effect to such exercise, the holder or any of its affiliates would beneficially own in excess of 9.99% of the outstanding shares of common stock immediately after giving effect to such exercise.

Each of the Warrants contain standard anti-dilution adjustments in the event of a stock dividend, stock split or similar corporate transaction. In addition, if, at any time while any of the Warrants are outstanding, we sell any common stock (or securities issuable into common stock) or grant any option to purchase any common stock at an effective price per share that is lower than the then exercise price of the applicable Warrants, then the exercise price shall be reduced to equal the effective price per share (as determined pursuant to the applicable Warrant) of the diluting issuance. No adjustments will be made for shares of common stock or options granted to employees, officers or directors under our Equity Incentive Plan, upon conversion or exchange of any securities outstanding as of the time of the issuance of the Warrants or in connection with certain business combinations. In the event we (i) declare dividends on our common stock, (ii) grant any right to acquire common stock or other property pro rata to all of our holders of our common stock or (iii) enter into a fundamental transaction that provides for consideration to the holders of our common stock, then the Warrants shall have the right to participate on a pro rata as-converted basis without regard to the 9.99% beneficial ownership limitation.

69

Options

October 21, 2010, the Company established the EIP for officers, employees, directors, consultants and advisors to the Company and its affiliates, consisting of 4,250,000 shares of common stock. The EIP authorizes the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, restricted stock and restricted stock units. As of January 22, 2013, 2,520,000 shares remained available for issuance under the EIP (including 465,000 shares subject to outstanding option awards, with a weighted average exercise price of $0.69).

Registration Rights

We agreed to a covenant in conjunction with the purchase agreement executed in connection with the sale of the Series A-1 Preferred Stock and Warrants to use our commercially reasonable efforts to file with the SEC this registration statement, within thirty (30) days following. We will use our commercially reasonable efforts to cause this registration statement to be declared effective by the SEC within sixty (60) calendar days of filing with the SEC (105 days if the SEC reviews such registration statement). If (i) we are late in filing this registration statement, (ii) we fail to file with the SEC a request for acceleration in accordance with Rule 461 of the Securities Act within five trading days of our being notified by the SEC that this registration statement will not be subject to further review by the SEC, (iii) we fail to timely file a pre-effective amendment or otherwise respond in writing to comments made by the SEC in respect of this registration statement, (iv) this registration statement is late in being declared effective by the SEC, or (v) following the effective date of this registration statement, this registration statement ceases to remain continuously effective as to the registrable securities contained herein, then the holders of registrable common stock shall be entitled to monetary damages equal to two percent (2%) of the aggregate purchase price paid by such holder pursuant to the purchase agreement upon the occurrence of one of the foregoing events and for each full month thereafter until the applicable event is cured.

In the event any shares of common stock are removed from the registration statement in response to a comment from the staff of the SEC limiting the number of shares of common stock which may be included in this registration statement or which may be resold by the holders of registrable common stock in accordance with Rule 144 under the Securities Act, we shall give the holders at least five (5) trading days prior written notice along with the calculations as to such holder’s allotment. In the event we amend this registration statement in accordance with the foregoing, we will use our best efforts to file with the SEC, as promptly as allowed by the SEC or to registrants of securities in general, one or more registration statements on Form S-1 or such other form available to register for resale those registrable securities that were not registered for resale on the initial registration statement.

We shall keep this registration statement effective and up to date until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

If, at any time there is not an effective registration statement covering all of the common stock to be registered hereunder, the holders of the Warrants and Series A-1 Preferred Stock shall have “piggyback” registration rights for the shares of common stock underlying such Warrants and Series A-1 Preferred Stock with respect to any registration statement filed by us following the effectiveness of the registration statement described above, which would permit the inclusion of such underlying shares.

Lockup Agreements

In connection with the issuance of the Series A-1 Preferred Stock on January 11, 2013, all of our directors and officers and one 5% stockholder were required to sign a lock-up agreement which restricts all such persons from selling virtually all of the securities of the Company owned by each such person for the period of time from January 11, 2013 until the date which is two (2) months after the effective date of this registration statement. Under such lock-up agreement, the one 5% stockholder and our officers are permitted to sell up to 50,000 shares each during the entire term of the lock-up period, at a rate of no more than 5,000 shares per trading day per each person. Our officers were not given any inducements to agree to sign such lock-up agreements. The 5% stockholder was granted a 5-year warrant to purchase 25,000 shares of common stock at an exercise price of $0.72 per share as an inducement to sign such lock-up agreement.

70

As a further requirement of the issuance of the Series A-1 Preferred Stock on January 11, 2013, investors in the Company that purchased the December 2011 convertible notes, investors in the Company participated in the May 2012 private placement, and investors in the Company that participated in the November 2011 private placement were required to sign a separate lock-up agreement which restrict all such investors from selling certain securities of the Company owned by each such investor for the period of time from January 11, 2013 until the date which is two (2) months after the effective date of this registration statement. As an inducement granted to execute lock-up the agreements, we offered investors that participated in the May 2012 private placement and November 2011 private placement a pro rata portion of an increase of the warrants, in the aggregate, to acquire an additional 194,833 shares of common stock. As an inducement granted to execute the lock-up agreements, we also offered our December 2011 note holders a pro rata portion of an increase of the warrants, upon conversion of such notes, in the aggregate, to acquire an additional 239,890 shares of common stock.

Liability and Indemnification of Directors and Officers

Nevada Revised Statutes Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director and officer must have conducted himself or herself in good faith and reasonably believe that his or her conduct was in, or not opposed to, out best interests. In a criminal action, the director, officer, employee, or agent must not have had reasonable cause to believe that his or her conduct was unlawful.

Under Nevada Revised Statutes Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he or she believes that he or she has met the statutory standards and will personally repay the expenses if it is determined that such officer or director did not meet the statutory standards.

Our amended and restated articles of incorporation allow for indemnification of directors and officers to the maximum extent permitted by the Nevada Revised Statutes.

Insofar as indemnification for liability under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Future Stock Issuances

Except as expressly set forth herein or pursuant to the EIP, we have no current plans to issue any additional shares of our capital stock.

Trading Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “XXII.OB.”

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004. We will serve as warrant agent for the outstanding warrants.

Legal Matters

The validity of the securities offered by this prospectus will be passed upon by Foley & Lardner, LLP. Foley & Lardner, LLP owns 1,000,000 shares of common stock of the Company and holds a promissory note issued by the Company to Foley & Lardner LLP in the principal amount of $175,000 which bears interest at the rate of 5% per annum and has a maturity date of July 1, 2014.

Experts

Freed Maxick CPAs, P.C. (formerly Freed Maxick & Battaglia CPAs, PC), an independent registered public accounting firm, has audited the financial statements of 22nd Century Group, Inc. as of December 31, 2011 and for each of the years in the two (2)-year period ended December 31, 2011, as stated in their report appearing herein, and have been so included in reliance upon the report of the firm given upon their authority as experts in accounting and auditing.

71

Changes In and Disagreements With Accountants
On Accounting and Financial Disclosure

On January 27, 2011, our Board approved the dismissal of Child, Van Wagoner & Bradshaw, PLLC (“Child”), as our independent registered public accounting firm and engaged Freed Maxick CPAs, PC (“Freed”), as our independent registered public accounting firm, both effective as of January 27, 2011. Freed was the independent registered public accounting firm of 22nd Century Limited, LLC prior to the Merger and, given that the business of 22nd Century Limited, LLC is now our sole line of business, our Board concluded that Freed should serve as our independent registered public accounting firm.

Child’s report on our financial statements for each of 22nd Century Group, Inc.’s past two fiscal years ended September 30, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report was qualified as to 22nd Century Group, Inc.’s ability to continue as a going concern.

During the fiscal years ended September 30, 2010 and 2009 and the subsequent interim period through January 27, 2011, there were no: (i) disagreements with Child on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which, if not resolved to the satisfaction of Child, would have caused Child to make reference to the matter in their report, or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended September 30, 2010 and 2009 and the subsequent interim period through January 27, 2011, neither 22nd Century Group, Inc. nor anyone acting on its behalf consulted Freed regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act (File No. 000-54111). We have also filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to below.

You may read or obtain copies of these reports and other information filed with the SEC by us at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for information regarding the operations of its Public Reference Room and any copying charges assessed by the SEC. The SEC also maintains a website at http://www.sec.gov that contains registration statements, reports, proxy information statements and other information regarding registrants regarding registrants (including us) that file electronically. The information contained on the SEC’s website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

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22nd CENTURY LIMITED, LLC AND SUBSIDIARY

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

22nd Century Group, Inc.

We have audited the accompanying consolidated balance sheets of 22nd Century Group, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 22nd Century Group, Inc. as of December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that 22nd Century Group, Inc. will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, 22nd Century Group, Inc. has suffered recurring losses from operations and as of December 31, 2011 has negative working capital of approximately $1.9 million and a shareholders’ deficit of approximately $1.2 million. Additional financing will be required during 2012 in order to satisfy existing current obligations and finance working capital needs, as well as additional losses from operations that are expected in 2012. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FREED MAXICK CPAs, P.C.
(Formerly Freed Maxick & Battaglia, CPAs, PC)

Buffalo, New York
April 16, 2012

F-2

22nd CENTURY GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2011 and December 31, 2010

	2011	2010
ASSETS
Current assets:
Cash	$252,249	$310
Grant receivable	-	223,540
Due from related party	15,491	-
Due from officers	7,714	-
Inventory	678,123	308,662
Prepaid expenses	17,675	211,717
Total current assets	971,252	744,229

Other assets:
Patent and trademark costs, net	1,387,104	1,467,623
Office furniture and fixtures, net	7,862	-
Deferred private placement costs	-	587,133
Deferred debt isuance costs, net	22,405	-
Deposits	-	1,535
Total other assets	1,417,371	2,056,291

Total assets	$2,388,623	$2,800,520
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Demand bank loans	$174,925	$174,925
Accounts payable	1,064,892	2,900,684
Accrued interest payable to shareholders	21,502	190,977
Accrued expenses	545,578	227,724
Deferred grant revenue	-	223,540
Notes payable to shareholders, net of unamortized discount	25,000	1,095,643
Notes payable	400,000	-
Convertible notes, net of unamortized discount	641,886	-
Due to related party	-	6,942
Due to officers	-	3,200
Total current liabilities	2,873,783	4,823,635

Long term notes payable to shareholders, net of unamortized discount	140,000	65,557
Long term portion of notes payables	37,000	-
Warrant liability	550,000	-
Total liabilities	3,600,783	4,889,192

Commitments and contingencies (Note 11)	-	-

Shareholders' deficit
Capital stock authorized:
10,000,000 preferred shares, $.00001 par value
300,000,000 common shares, $.00001 par value
Capital stock issued and outstanding:
0 preferred shares	-	-
27,209,646 common shares (16,000,000 at December 31, 2010)	273	-
Capital in excess of par value	5,822,882	3,598,856
Accumulated deficit	(7,041,297)	(5,687,394)
Non-controlling interest - consolidated subsidiary	5,982	(134)
Total shareholders' deficit	(1,212,160)	(2,088,672)

Total liabilities and shareholders' deficit	$2,388,623	$2,800,520

See accompanying notes to consolidated financial statements

F-3

22nd CENTURY GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2011 and December 31, 2010

	2011	2010

Revenue	$788,601	$49,784
Other income - therapeutic grant	223,540	-
Total revenue	1,012,141	49,784

Operating expenses:
Costs of goods sold	418,171	27,964
Research and development	2,097,980	363,781
General and administrative	1,785,543	590,826
Sales and marketing costs	286,033	-
Amortization and depreciation	179,953	164,456
	4,767,680	1,147,027

Operating loss	(3,755,539)	(1,097,243)

Other income (expense):
Gain warrant liability - derivative	2,511,750	-
Interest expense and debt expense:
Shareholders	(45,932)	(265,221)
Other	(58,066)	(61,183)
	2,407,752	(326,404)

Net loss	(1,347,787)	(1,423,647)

Net (income) loss attributable to non-controlling interest	(6,116)	15

Net loss attributed to common shareholders	$(1,353,903)	$(1,423,632)

Loss per common share - basic and diluted	$(0.05)	$(0.11)

Common shares used in basic earnings per share calculation	26,391,204	12,437,983

See accompanying notes to consolidated financial statements

F-4

22nd CENTURY GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
Years Ended December 31, 2011 and December 31, 2010

	Common	Par value
	Shares	of Common	Contributed	Accumulated	Non-controlling	Shareholders'
	Outstanding	Shares	Capital	Deficit	Interest	Deficit
Balance at December 31, 2009	7,089,940	$-	$2,466,138	$(4,263,762)	$(119)	$(1,797,743)

Warrants issued	-	-	405,000	-	-	405,000

Common Stock issued	3,380,908	-	549,870	-	-	549,870

Common Stock issued in exchange for services	8,132	-	2,192	-	-	2,192

Common Stock issued as compensation in lieu of cash	346,493	-	68,237	-	-	68,237

Common Stock issued as compensation	204,053	-	33,000	-	-	33,000

Expensed portion of warrants as compensation	-	-	43,108	-	-	43,108

Conversion of shareholder note and accrrued interest to common stock	165,951	-	31,311	-	-	31,311

Warrants exercised for common stock	4,804,523	-	-	-	-	-

Net loss	-	-	-	(1,423,632)	(15)	(1,423,647)

Balance at December 31, 2010	16,000,000	$-	$3,598,856	$(5,687,394)	$(134)	$(2,088,672)

Distribution of 5,000,000 warrants for common stock, exercise price of $3.00 per share	-	-	(1,550,000)	-	-	(1,550,000)

Common Shares issued in January 25, 2011 private placement	5,434,446	-	2,335,103	-	-	2,335,103

Merger of 22nd Century Limited and 22nd Century Group	5,325,200	268	(268)	-	-	-

Stock based compensation	450,000	5	376,432	-	-	376,437

Beneficial conversion feature of convertible debt	-	-	1,062,759	-	-	1,062,759

Net income (loss)	-	-	-	(1,353,903)	6,116	(1,347,787)

Balance at December 31, 2011	27,209,646	$273	$5,822,882	$(7,041,297)	$5,982	$(1,212,160)

See accompanying notes to consolidated financial statements

F-5

22nd CENTURY GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2011 and December 31, 2010

	2011	2010
Cash flows from operating activities:
Net loss	$(1,347,787)	$(1,423,647)
Adjustments to reconcile net loss to cash used by operating activities:
Amortization and depreciation	179,953	164,456
Amortization of debt issuance costs	1,095	35,923
Amortization of debt discount	34,087	126,624
Gain warrant liability - derivative	(2,511,750)	-
Equity based employee compensation expense	376,437	144,345
Equity based payments for outside services	-	2,192
Note issued for employee compensation obligation	-	9,537
Note issued for obligation for outside services	-	2,192
Convertible note issued for outside services	60,000	-
(Increase) decrease in assets:
Grant receivable	223,540	(223,540)
Inventory	(369,461)	(253,639)
Prepaid expenses	194,040	(211,717)
Deposits	1,535	-
Increase (decrease) in liabilities:
Accounts payable	(222,660)	190,524
Accrued interest payable to shareholders	(162,774)	112,047
Accrued expenses	317,855	191,224
Deferred revenue	(223,540)	223,540
Net cash used by operating activities	(3,449,430)	(909,939)
Cash flows from investing activities:
Acquisition of patents and trademarks	(598,191)	(108,116)
Acquisition of office furniture and fixtures	(9,106)	-
Net cash used by investing activities	(607,297)	(108,116)
Cash flows from financing activities:
Payment of deferred private placement costs	-	(60,976)
Payment on demand loan	-	(71,810)
Proceeds from issuance of notes and warrants to shareholders	215,000	723,271
Proceeds from issuance of convertible notes	1,300,000	-
Payment of debt issuance costs	(23,500)	-
Payments on borrowings - notes payable to shareholders	(393,276)	(4,390)
Payments on borrowings - notes payable	(50,000)
Proceeds from issuance of common stock	-	549,870
Net proceeds from January 25, 2011 private placement	3,293,789	-
Net payments to related party	(22,433)	(120,028)
Net (payments to) advances from officers	(10,914)	2,270
Net cash provided by financing activities	4,308,666	1,018,207
Net increase in cash	251,939	152
Cash - beginning of period	310	158
Cash - end of period	$252,249	$310
Cash paid during the period for interest	$196,539	$16,890
Supplemental disclosure of noncash investing and financing activities:
Reduction of accounts payable not related to operating activities:
Payment of accounts payable for patent costs	$500,000	$-
Payment of accounts payable for deferred private placement costs	526,127	-
Accounts payable converted to promisory notes	587,000	-
	$1,613,127	$-
Deferred private placement costs charged to contributed capital	$587,133	$-
Original issue discount on convertible debt	$251,250	$-
Conversion of shareholder note to convertible debt	$215,000	$-
Conversion of note payable to convertible note	$100,000	$-
Beneficial conversion value upon issuance of convertible debt recoded as debt discount and an increase in capital in excess of par value	$1,062,759	$-
Conversion of shareholder note and accrued interest to common shares and warrants	$614,070	$31,311
Issuance of warrants as derivative liability instruments and reduction of capital in excess of par value	$3,061,750	$-
Patent and trademark additions included in accounts payable	$-	$39,796
Deferred private placement cost additions included in accounts payable	$-	$526,157

See accompanying notes to consolidated financial statements

F-6

22nd CENTURY GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2011

NOTE 1. - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Introduction - These consolidated financial statements of 22nd Century Group, Inc. (“22nd Century Group”) and its direct and indirect subsidiaries (collectively with 22nd Century Group, the “Company”) incorporate and reflect the reverse acquisition of 22nd Century Limited, LLC by 22nd Century Group as described below.

On January 25, 2011, 22nd Century Limited, LLC (“22nd Century Ltd”) completed a reverse merger transaction (the “Merger”) with 22nd Century Group (formerly Touchstone Mining Limited). As a result, 22nd Century Ltd became a wholly owned subsidiary of 22nd Century Group which continues to operate the business of 22nd Century Ltd. In connection with the Merger, 22nd Century Group issued 21,434,446 shares of its common stock to the holders of limited liability company membership interests of 22nd Century Ltd, whose share amount represented 80.1% of the outstanding shares immediately following the Merger. All references contained herein to shareholders or common shares include the historical members and limited liability company membership interests of 22nd Century Ltd because, in the Merger, limited liability company membership interests were exchanged for common shares on a one-for-one basis and from an accounting standpoint they are equivalent.

The Merger is being accounted for as a reverse acquisition and a recapitalization; 22nd Century Ltd is the acquirer for accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in the financial statements set forth herein for periods prior to the Merger are those of 22nd Century Ltd and are recorded at the historical cost basis of 22nd Century Ltd, and the consolidated financial statements set forth herein for periods beginning on and following completion of the Merger include the assets and liabilities of 22nd Century Ltd, historical operations of 22nd Century Ltd, and operations of 22nd Century Group from the closing date of the Merger.

Upon the closing of the Merger, 22nd Century Group transferred all of its operating assets and liabilities to Touchstone Split Corp. and split-off Touchstone Split Corp. through the sale of all of the outstanding capital stock of Touchstone Split Corp. (the “Split-Off”). After the completion of the Merger and Split Off, 22nd Century Group’s consolidated financial statements include only the assets and liabilities of 22nd Century Ltd.

Immediately prior to the Merger on January 25, 2011, 22nd Century Ltd completed a private placement offering (the “Private Placement”) of 5,434,446 securities (the “PPO Securities”) at the purchase price of $1.00 per Unit, each such Unit consisting of one (1) limited liability company membership interest of 22nd Century Ltd and a five-year warrant to purchase one-half of one (1/2) limited liability company membership interest of 22nd Century Ltd at an exercise price of $1.50 per whole common share. In connection with the Private Placement, 22nd Century Ltd approved a prorata distribution of 5,000,000 five-year warrants to purchase one limited liability company membership interest at an exercise price of $3.00. These warrants were valued at $1,550,000 and classified as liabilities resulting in a decrease to contributed capital. Private Placement proceeds included $614,070 from the conversion of 22nd Century Ltd indebtedness into PPO Securities and $395,376 from the conversion of placement agent fees into PPO Securities, resulting in gross cash proceeds of $4,425,000.  Private Placement expenses incurred included cash expenses of approximately $1,025,000 and non-cash expenses consisting of the placement agent fees of $395,376 which were converted into PPO Securities and $390,000 for the estimated fair value of 934,755 placement agent and advisor warrants issued to the placement agent. An additional $167,820 of cost was incurred in the second and third quarters of 2011 in connection with the registration process for the common stock issued in the Private Placement. 22nd Century Ltd/Group received net cash proceeds of approximately $3.2 million from the Private Placement and a reduction of debt and accrued interest obligations to shareholders that were on the balance sheet at December 31, 2010 of approximately $614,000, which was exchanged for equity interests in the offering. A portion of the proceeds, amounting to $1,511,750, was allocated to the warrants issued and classified as liabilities (see Note 10).

F-7

The unaudited supplemental pro forma revenue and net loss attributed to the shareholders of the Company if the acquisition had taken place as of January 1, 2010 are as follows:

	2011	2010

Revenue	$788,601	$49,784

Net loss attributed to shareholders	$(1,353,903)	$(1,473,632)

Reclassifications – Certain items in the 2010 financial statements have been reclassified to conform to the 2011 classification.

Preferred stock authorized – the authorization is for “blank check” preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock.

Nature of Business - 22nd Century Group is a holding company and is the sole member of 22nd Century Ltd, which is a plant biotechnology company. 22nd Century Ltd owns or exclusively licenses 101 issued patents in 78 countries predominantly related to modifying the content of nicotinic alkaloids in plants, specifically tobacco plants, through genetic engineering and plant breeding.

The overall objectives of 22nd Century Ltd are to reduce smoking-related disease by increasing smoking cessation with X-22, its botanical prescription smoking cessation aid in development and reducing the harm to smokers with 22nd Century’s potential modified risk tobacco products, for smokers unwilling to quit. 22nd Century Ltd, including its subsidiaries, Goodrich Tobacco Company Ltd. (“Goodrich Tobacco”) and Hercules Pharmaceuticals, LLC (“Hercules Pharmaceuticals”) is primarily involved in the following activities:

•	The development of its botanical smoking cessation aid, X-22;
•	The development of its modified risk tobacco products;
•	The pursuit of necessary regulatory approvals at the U.S. Food and Drug Administration (the “FDA”) to market X-22 as a prescription smoking cessation aid and its proprietary cigarettes as modified risk tobacco products in the U.S.;
•	The manufacture, marketing and distribution of RED SUN and MAGIC proprietary cigarettes in traditional tobacco market channels in the U.S. and for export through its subsidiary Goodrich Tobacco;
•	The international licensing of 22nd Century Ltd’s trademarks, brands, proprietary tobaccos, and technology; and
•	The production of SPECTRUM research cigarettes for the National Institute on Drug Abuse (“NIDA”).

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of 22nd Century Group, 22nd Century Ltd, and Goodrich Tobacco, a subsidiary of 22nd Century Ltd. 22nd Century Ltd owns 96% of the outstanding membership units of Goodrich Tobacco. All intercompany accounts and transactions have been eliminated.

Inventory - Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method. Inventories are evaluated to determine whether any amounts are not recoverable based on slow moving or obsolete condition and are written off or reserved as appropriate. The Company’s inventory consisted of the following categories:

	December 31,	December 31,
	2011	2010

Materials, mainly tobacco	$678,123	$292,480
Finished goods	-	16,182

Total	$678,123	$308,662

Intangible Assets - Intangible assets are recorded at cost and consist primarily of expenditures incurred with third parties related to the processing of patent claims and trademarks with government authorities. The Company also capitalized costs as a result of one of its exclusively licensed patent applications being subject to an interference proceeding invoked by the U.S. Patent and Trademark Office, which favorably resulted in the Company obtaining rights to a third party’s issued patent. The amounts capitalized relate to patents the Company owns or to which it has exclusive rights and its trademarks, and exclude approximately $1.8 million recovered from a former licensee as direct reimbursements of costs incurred. These capitalized costs are amortized using the straight-line method over the remaining statutory life of the Company’s primary patent family, which expires in 2019 (the assets’ estimated lives). Periodic maintenance or renewal fees, which are generally due on an annual basis, are expensed as incurred. Annual minimum license fees are charged to expense in the year the licenses are effective. Total patent and trademark costs capitalized and accumulated amortization amounted to $2,063,812 and $676,708 as of December 31, 2011 ($1,965,621 and $497,998 - as of December 31, 2010). The estimated annual amortization expense for the next five years is approximately $185,000.

F-8

Impairment of Long-Lived Assets - The Company reviews the carrying value of its amortizing long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be recoverable.

The Company assesses recoverability of the asset by estimating the future undiscounted net cash flows expected to result from the asset, including eventual disposition. If the estimated future undiscounted net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value. There was no impairment loss recorded during the years ended December 31, 2011 and 2010.

Deferred Private Placement Costs - During 2010, the Company incurred costs related to the Private Placement that closed on January 25, 2011. Such costs were accumulated on the balance sheet as of December 31, 2010 and were charged against contributed capital upon closing of the offering. Deferred Private Placement costs were $0 as of December 31, 2011 ($587,133 – December 31, 2010).

Deferred Debt Issuance Costs – In the fourth quarter 2011, the Company incurred costs related to the Private Placement of Convertible Notes that closed on December 16, 2011. These costs were recorded in the balance sheet as a deferred charge and are being amortized over the one –year term of the notes. The unamortized balance at December 31, 2011 is $22,405.

Income Taxes - Prior to the Merger, the Company was treated as a Partnership for federal and state income tax purposes. As a result, there was no entity level income tax for periods prior to the Merger because all taxable income tax deductions and tax credits were passed through to the members of the Company. Following the Merger on January 25, 2011, the Company is treated as a corporation, subject to Federal and State income taxes. Accordingly, as of the Merger date the Company is required to recognize deferred tax assets and liabilities for any basis differences in its assets and liabilities between tax and GAAP reporting, and for operating loss and credit carryforwards. The net deferred tax asset resulting from the change in tax status was approximately $300,000.

In light of the Company’s history of cumulative losses management has determined that is it more likely than not that its net deferred tax asset will not be realized. Accordingly the Company established a valuation allowance to fully offset its net deferred tax asset as of the Merger and December 31, 2011.

Stock Based Compensation - The Company uses a fair-value based method to determine compensation for all arrangements under which Company employees and others receive shares, options or warrants to purchase common shares of 22nd Century Group. Stock based compensation expense is recorded over the requisite service period based on estimates of probability and time of achieving milestones and vesting. For accounting purposes, the shares will be considered issued and outstanding upon vesting.

Debt Discounts – Original issue discount (“OID”) is recorded equal to the difference between the cash proceeds and the face value of the debt when issued and amortized as interest expense during the term of the debt.

When the convertible feature of the conventional convertible debt is issued, the embedded conversion feature is evaluated to determine if bifurcation and derivative treatment is required and whether there is a beneficial conversion feature. When the convertible debt provides for an effective rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF"). Prior to the determination of the BCF, the proceeds from the debt instrument were first allocated between the convertible debt and any embedded or detachable free standing instruments that are included, such as common stock warrants. The proceeds allocated to any warrants are recorded as a debt discount.

For the Convertible Notes issued December 16, 2011, bifurcation of the embedded conversion feature was not required and the Company recorded the OID and the BCF related to these Convertible Notes as a debt discount and recorded the Convertible Notes net of the discount related to both the OID and the BCF. Debt discount is amortized to interest expense over the life of the debt.

F-9

Unearned Grant Revenue - In 2010 22nd Century Ltd received approval of a government grant as partial support for its clinical trial for the FDA. All costs associated with this grant were charged to research and development expense in 2011 and the deferred revenue balance of $223,540 at December 31, 2010 represented proceeds received in advance and was recognized into income and included in other income on the statement of operations for the year ended December 31, 2011 as the costs were incurred. Deferred grant revenue was $0 as of December 31, 2011 (as compared to $223,540 as of December 31, 2010).

Revenue Recognition - The Company recognizes revenue at the point the product is shipped to a customer and title has transferred. Revenue from the sale of the Company’s products is recognized net of cash discounts, sales returns and allowances. Cigarette federal excise taxes are included in net sales and accounts receivable billed to customers, except on sales of SPECTRUM and exported cigarettes in which such taxes do not apply.

The Company was chosen to be a subcontractor for a 5-year government contract between RTI International (“RTI”) and the National Institute on Drug Abuse (“NIDA”) to supply NIDA research cigarettes which includes four development stages. The company has completed the four developmental stages and delivered 8,779,000 cigarettes during the year ended December 31, 2011 and recognized the related revenue. These government research cigarettes are distributed under the mark SPECTRUM. Future revenue under this sub-contract arrangement is expected to be related to the delivery of SPECTRUM and will be recognized at the point the product is shipped and title has transferred.

Derivatives - We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The methodology for valuing our outstanding warrants classified as derivative instruments utilizes a lattice model approach which includes probability weighted estimates of future events including volatility of our common stock. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Research and Development - Research and development costs are expensed as incurred.

Loss Per Common Share - Basic loss per common share is computed using the weighted-average number of common shares outstanding. Diluted loss per share is computed assuming conversion of all potentially dilutive securities. Potential common shares outstanding are excluded from the computation if their effect is anti-dilutive.

Commitment and Contingency Accounting - The Company evaluates each commitment and/or contingency in accordance with the accounting standards, which state that if the item is more likely than not to become a direct liability, then the Company will record the liability in the financial statements. If not, the Company will disclose any material commitments or contingencies that may arise.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements - In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.  This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRS.  ASU 2011-04 is required to be applied prospectively in interim and annual periods beginning after December 15, 2011.  Early application is not permitted.  The adoption of ASU 2011 is not expected to have a material impact on the consolidated financial statements.

F-10

NOTE 2. - LIQUIDITY AND MANAGEMENT’S PLANS

Since 2006, 22nd Century Ltd has incurred substantial operating losses as it transitioned from being only a licensor of its proprietary technology and tobaccos to commercializing its own tobacco products. At December 31, 2011, the Company had current assets of $971,252 and current liabilities of $2,873,783. Cash on hand at December 31, 2011 of $252,249 is insufficient to sustain operations and pay outstanding current liabilities as they become due in 2012. The Company has suspended clinical trials for X-22 in order to reduce expenditures and is seeking licensing agreements for its products with both domestic and international businesses. The Company’s Board of Directors authorized management to seek additional financing involving equity securities which will be dilutive to 22nd Century Group’s existing shareholders’ respective ownership percentages.

The Company continues to explore the developing distribution channels for its proprietary cigarettes, RED SUN and MAGIC, through its subsidiary, Goodrich Tobacco. The Company currently has no distribution arrangements and no orders for these products. Although orders from RTI for SPECTRUM are expected in 2012 the Company has no outstanding backlog of orders as of December 31, 2011.

The Company’s ability to fund operations and meet its obligations during 2012 will be dependent upon obtaining additional equity financing and signing one or more significant licensing arrangements for its products. There can be no assurance that the Company will be able to raise sufficient equity financing or obtain a significant licensing contract.

NOTE 3. - AMOUNTS OWED NORTH CAROLINA STATE UNIVERSITY (“NCSU”)

Pursuant to the terms of an exclusive license agreement with NCSU, the Company owes NCSU approximately $753,000 as of December 31, 2011 for patent costs and license fees (as compared to $1,128,000 owed as of December 31, 2010). These amounts are included in accounts payable and accrued liabilities in the consolidated balance sheets. The Company was required to pay these amounts within thirty days of being invoiced and they are past due. NCSU has the right to claim interest on the balance. During 2011 the Company paid NCSU a total of approximately $745,000 for past due amounts as well as current patent costs and royalties. Management periodically communicates its plans for commercialization of products using the technology licensed from NCSU and believes its relations with NCSU are sound. In order to facilitate the Company’s plans to raise capital and commercialize its products NCSU agreed, in a letter dated November 22, 2011, not to invoke its rights to terminate for non-payment or non-performance that it may have under the agreement until October 15, 2012. After October 15, 2012, if the Company is still delinquent as to amounts owed, NCSU may have the right to terminate the exclusive license agreement, but can only do so with a 60-day prior written notice, including the opportunity to cure within this timeframe. As of December 31, 2011, patent costs associated with the exclusive license agreements that could potentially be terminated had a carrying value of approximately $700,000. Additionally, NCSU has not imposed interest charges on past due amounts invoiced to the Company and as such the Company has not recorded accrued interest or interest expense.

NOTE 4. - DEMAND BANK LOANS

The demand loan that is among the Company’s short term liabilities is payable to a commercial bank under a revolving credit agreement and is guaranteed by a shareholder of the Company. This loan had a balance of $174,925 at December 31, 2011 and 2010. The Company is required to pay interest monthly at an annual rate of 0.75% above the prime rate, or 4.00% at December 31, 2011 and December 31, 2010. The Company is current in meeting this interest payment obligation. The terms of the demand loan includes an annual “clean-up” provision, which requires the Company to repay all principal amounts outstanding for a period of 30 consecutive days every year. The Company has not complied with this requirement; however, the bank has not demanded payment. The bank has a lien on all the Company’s assets.

F-11

NOTE 5. - NOTES PAYABLE - SHAREHOLDERS

Notes payable to shareholders consisted of the following:

	2011	2010

Note dated January 25, 2011	$140,000	$-
Notes dated September 15 and October 15, 2009, net of unamortized discount	25,000	20,557
Note dated October 28, 2008	-	325,000
Note dated November 11, 2008	-	325,000
Note dated May 20, 2009	-	30,000
Note dated January 1, 2008	-	100,014
Note dated May 27, 2010	-	45,000
Note dated September 1, 2010	-	35,000
Notes dated October 4, 2010	-	150,000
Note dated December 29, 2010	-	100,000
Note payable to repurchase common shares	-	30,629

	$165,000	$1,161,200

The notes payable in the table below are shown in the balance sheet as follows:

	2011	2010

Notes payable to shareholders, net of unamortized discount	$25,000	$1,095,643
Long term notes payable to shareholders, net of unamortized discount	140,000	65,557

Note Dated January 25, 2011(unsecured) - On January 25, 2011, the Company issued a note for $140,000 to a shareholder as satisfaction of the balance due for principal and interest on matured notes that were not paid in cash or converted to common stock of 22nd Century Group and warrants to purchase shares of common stock of 22nd Century Group. The note bears interest at 12% and is due on July 1, 2013 together with accrued interest. As of December 31, 2011, the outstanding principal amount of this note is $140,000.

Notes Dated September 15 and October 15, 2009 (unsecured) - On September 15, 2009 and October 15, 2009, the Company issued two notes payable to the same third party in the amounts of $15,000 and $10,000, respectively. In conjunction with the $15,000 note, a warrant to purchase 185,503 common shares of 22nd Century Ltd at less than $.0001 per unit was issued, and in conjunction with the $10,000 note, a warrant to purchase 92,751 common shares of 22nd Century Ltd at less than $.0001 per unit was issued. The warrants were valued at $11,301 for the $15,000 note and $6,962 for the $10,000 note, were recorded as discounts to the respective notes payable and are being amortized over the term of each note which significantly adjusts the effective interest rate. The intrinsic value of the warrants at the time of issuance was determined to be $68,750; the debt discount recorded was based on allocating the $25,000 in transaction proceeds proportionally between the notes and the warrants. The notes bear interest at a rate of 10% and the outstanding principal and interest is due and payable at maturity - January 31, 2012 in each case. As of December 31, 2011, the total outstanding principal and unamortized debt discounts for the two notes amounted to $25,000 and $0 (as compared to $25,000 and $4,443 at December 31, 2010), respectively. The warrants were exercised in 2010 prior to the Merger.

Following maturity on January 31, 2012 the notes remain unpaid. The Company has attempted to negotiate an extension and the note holder has demanded payment.

Note Dated October 28, 2008 - On October 28, 2008, the Company issued a note payable to a third party in the amount of $325,000. The interest rate on the note was 10% and the outstanding principal and interest was due and payable on October 28, 2010, the maturity date.

This note matured and remained outstanding at December 31, 2010; however, in January and February 2011 this note together with the $30,000 note dated May 20, 2009 (described below), and all the related accrued interest of $77,300 were satisfied by: (i) conversion of $150,000 into equity in connection with the January 25, 2011 Private Placement; (ii) a cash payment of $142,300; and (iii) a new note dated January 25, 2011 (see Note 6) payable in the amount of $140,000.

Note Dated November 11, 2008 - On November 11, 2008, the Company issued a note payable to a shareholder in the amount of $325,000. The interest rate on the note was 10% and the outstanding principal and interest was due and payable on November 11, 2010, the maturity date. This note was extended as set forth below and remained outstanding at December 31, 2010.

F-12

The extended maturity date on the note was January 10, 2011 and the interest rate during the extension period was 15%. Following the maturity of this note on January 10, 2011, the principal amount of $325,000 was converted to equity in connection with the January 25, 2011 Private Placement and the accrued interest was paid in cash.

Note Dated May 20, 2009 (unsecured) - On May 20, 2009, the Company issued a note payable in the amount of $30,000 to the same third party that was issued the October 28, 2008 note. The interest rate on the note was 10% and the outstanding principal and interest was due and payable on May 19, 2010, the maturity date. The $30,000 in principal and accrued interest remained outstanding as of December 31, 2010. This note was satisfied in January and February 2011 together with the October 28, 2008 note as described previously.

Note Dated January 1, 2008 (unsecured) - The Company issued a note to a shareholder on January 1, 2008 payable in the amount of $100,014. The interest rate on the note was 7%; the interest and principal were due on January 15, 2011, the maturity date, and were paid in cash in January 2011.

Note Dated May 27, 2010 (unsecured) - During 2010, the holder of the Notes dated September 15 and October 15, 2009 advanced additional funds, totaling $450,000, to the Company and obtained conversion rights to warrants to acquire shares of common stock. In March 2010, $225,000 was converted into warrants to acquire 1,706,626 shares of common stock and this amount was recorded as equity. Pursuant to an agreement effective on May 27, 2010, in exchange for the remaining $225,000 advanced, the Company issued warrants to acquire 1,409,821 shares of common stock and a note for $45,000. The note bears interest at 10%, which is due with the principal amount on January 31, 2012. The note was satisfied in January 2011 by conversion to equity in connection with the January 25, 2011 private placement.

Note Dated September 1, 2010 (unsecured) - On September 1, 2010, the Company issued a note payable to a shareholder in the amount of $35,000. The interest rate on the note was 15%, and, pursuant to an extension, the interest and principal were due on January 25, 2011, the extended the maturity date. The note was paid in cash in January 2011.

Notes Dated October 4, 2010 (unsecured) - The Company issued notes payable to seven shareholders in the aggregate amount of $150,000. The interest rate on each of these notes was 15%, and the interest and principal were due on the maturity date of January 31, 2011. These notes were satisfied in January 2011 by conversion of $87,367 to equity in connection with the January 25, 2011 Private Placement and by payment of $62,633 in cash.

Note Dated December 29, 2010 (unsecured) – The Company issued a note payable to a shareholder in the amount of $100,000. The interest rate on this note was 15%, and the interest and principal were due on the maturity date of January 29, 2011. The note was paid in cash in January 2011.

Note Payable to Repurchase Common Shares (unsecured) - On December 31, 2010, the Company agreed to repurchase 51,637 common shares previously issued to a shareholder in exchange for a $35,019 note, which $30,629 remained unpaid as of December 31, 2010. The interest rate on the note was 7% and the outstanding principal and interest were due and payable on September 30, 2010, the maturity date. The note remained unpaid at the maturity date; the outstanding principal balance and accrued interest were paid in cash in February 2011.

NOTE 6. - NOTES PAYABLE

Notes payable consisted of the following as of the dates set forth below:

	2011	2010

Convertible note dated March 31, 2011	$87,000	$-
Note dated March 30, 2011	350,000	-
	437,000	-
Less long term portion of notes payable	(37,000)	-
Notes Payable (shown in current liabilities)	$400,000	$-

F-13

Convertible Note Dated March 31, 2011(unsecured) - On March 31, 2011, the Company issued a note to a vendor in the original amount of $237,000 as satisfaction of past due invoices previously recorded by the Company in accounts payable. The note bears interest at an annual rate of 9%. In December 2011 the note was amended and the principal was reduced by a cash payment of $50,000 and $100,000 exchanged for $115,000 of the Convertible Notes issued December 16, 2011 so that the remaining principal balance under the note is $87,000 as of December 31, 2011. The note amendment also provided for principal payments together with accrued interest to be due as follows: $50,000, May 1, 2012 and $37,000 January 1, 2013, the maturity date. The note is convertible into common stock of the Company at the option of the holder after December 18, 2011. The conversion rate will be determined at the time of conversion based on the average of the closing price of the Company’s common stock on the day of and day after the conversion date.

Note Dated March 30, 2011(unsecured) - On March 30, 2011, the Company issued a note to a vendor in the amount of $350,000 as satisfaction of past due invoices previously recorded by the Company in accounts payable. The note bears interest at an annual rate of 4%. Principal and accrued interest are due on July 1, 2012. This maturity date is automatically accelerated if the Company receives funding of $5,000,000 or more prior to July 1, 2012. As of December 31, 2011, the outstanding principal on this note is $350,000.

NOTE 7. - CONVERTIBLE NOTES ISSUED DECEMBER 16, 2011

The Company issued Convertible Notes on December 16, 2011 in a negotiated sale with 24 investors in the total face amount of $1,926,250. The notes were sold for $1,675,000 - an original issue discount of $251,250. The notes do not bear interest and the total face amount of $1,926,250 is due December 16, 2012. The notes can be converted, at the option of each holder, in whole or in part, into shares of the Company’s common stock at $0.75 per share at which time the holder shall also receive warrants equal to 120% of the number of shares of Company common stock into which such Notes have been then converted. Such warrants will have a term of five years and an exercise price of $1.50 per share of common stock. In the event the Company engages in a subsequent financing transaction of at least $5,000,000 in shares of Company’s common stock with a sale price equal to or greater than $0.80 per share or debt securities which are convertible into shares of Company common stock with a conversion price equal to or greater than $0.80 per share of common stock, then the Company will have the right to mandatorily require the conversion of the Notes. Also, in the event of subsequent financing transaction of at least $5,000,000, the note holders have “piggyback’ registration rights of the common shares and warrants underlying the conversion of the notes. The notes contain “down round” provisions which provide for adjustments to the conversion price if the Company issues shares of common stock of 22nd Century Group at a price that is less than the exercise price. The conversion feature was not considered to be a derivative because it does not have a net cash settlement provision as a result of the limited market and trading activity for the underlying stock. If the notes are converted the warrants issued at conversion have a “down round provision” and will be classified as derivatives for accounting purposes, which (similarly to the January 25, 2011 Warrants) means they are reported as a liability and marked to market at each balance sheet date.

The Company’s common stock closed at $0.90 per share on December 16, 2011, which is greater than the portion of the conversion price under the notes allocated to the underlying common shares. This difference is a beneficial conversion feature which was valued at $1,062,759 at the issue date and recorded as debt discount and additional paid in capital.

Three officers of the Company acquired a portion of these Convertible Notes - with a face value of $368,000 for cash of $105,000 and conversion of $215,000 short term unsecured 12% notes issued by the Company earlier in 2011.

The following table summarizes the notes and related discount as of December 31, 2011:

Face value of Convertible Notes payable upon issuance and through maturity	$1,926,250
Less original issue discount	(251,250)
Less discount related to BCF	(1,062,759)
Plus amount of discount amortized to interest and debt expense in 2011	29,645
Convertible notes, net of unamortized debt discount as of December, 31, 2011	$641,886

Subsequent to December 31, 2011, notes amounting to $86,250 were converted into 115,000 shares of common stock resulting in the issuance of 138,000 common stock warrants.  This conversion triggered the “down round”  provision of the January 25, 2011 warrants resulting in an adjustment to the exercise price, as well as number of shares issuable under the warrants.

F-14

NOTE 8. - DUE FROM or TO RELATED PARTY

The Company has conducted transactions with a related party, Alternative Cigarettes, Inc. (“AC”). AC is entirely owned by certain shareholders of the Company, including the CEO. AC shares office space and employee services with the Company. During the year ended December 31, 2011 the Company acquired its MAGIC trademark from AC for a purchase price of $22,500; other activity during 2011 and 2010 consisted mainly of repayments and advances. The net amount due from AC amounted to $15,491 as of December 31, 2011 (as compared with the Company owing AC $6,942 as of December 31, 2010). No interest has been accrued or paid on amount due from or to AC and there are no repayment terms.

NOTE 9. - DUE FROM or DUE TO OFFICERS

The amount due from officers of $7,714 at December 31, 2011 (as compared with $0 due from officers as of December 31, 2010) is primarily related to employee portion of FICA on restricted stock awards to be recovered from the employee.

Amount due to officers is a result of advances to the Company for working capital purposes and Company expenses paid directly by the officers net of advances or reimbursements. As of December 31, 2011, the net amount due to officers was $0 (as compared with $3,200 due to officers as of December 31, 2010). No interest has been accrued or paid on any amount due to officers and there are no repayment terms.

NOTE 10. - WARRANTS FOR COMMON STOCK

Prior to December 31, 2010, 22nd Century Ltd granted warrants to purchase common shares of 22nd Century Group in connection with borrowings as an additional incentive for providing financing to the Company and as additional compensation to officers, consultants and advisors. The warrants were granted with a conversion price of less than $.0001, and the number of warrants issued was negotiated based on the agreement at the time of the grant. These warrants had been issued for terms of two to five years. All of these warrants were exercised prior to December 31, 2010.

In connection with the January 25, 2011 Private Placement and Merger, the Company issued 8,651,978 five year warrants (“January 25, 2011 Warrants”) to purchase shares of common stock of 22nd Century Group as follows: 5,000,000 with an exercise price of $3.00 per share, and 3,651,978 with an exercise price of $1.50 per share. These warrants contain “down round” provisions which provide for adjustments to the exercise price if the Company issues common shares of stock of 22nd Century Group at a price that is less than the respective warrant exercise prices. This provision is a guarantee of value which requires that these warrants be classified as derivatives for accounting purposes which means they are reported as a liability and marked to market at each balance sheet date.  The original amount of the warrant liability related to the 5,000,000 $3.00 warrants was $1,550,000 and was recorded as a reduction of equity on January 25, 2011; the original amount of the warrant liability related to the 3,651,978 $1.50 warrants is $1,511,750, and, because it was recorded as a liability, the portion of proceeds from the Private Placement that was recorded as contributed capital was reduced accordingly. As of December 31, 2011 there are 3,651,978 January 25, 2011 Warrants with an exercise price of $1.50 and 5,000,000 January 25, 2011 Warrants with an exercise price of $3.00.

The Company estimated the initial value of the warrant liability at January 25, 2011 using the binomial lattice model to allocate total enterprise value to the warrants and other securities in the Company’s capital structure based upon the enterprise value implied in the January 25, 2011 Private Placement. Consideration was also given to the impact of expected future capital raises and issuances of securities under the Company’s 2010 Equity Investment Plan (“EIP”). Volatility was estimated based on historical observed equity volatilities and implied (forward) or expected volatilities for a sample group of guideline companies and consideration of recent market trends. The fair value of this warrant liability as of December 31, 2011 was estimated to be $550,000 which was determined using the binomial lattice model with updated for the factors used in the initial valuation performed as of January 25, 2011, principally: the equity value of the Company, the remaining exercise period and the decrease in the risk free interest rate.  As a result a gain of $2,511,750 was recorded as other income in the statement of operations during 2011. The following table is a roll-forward of the warrant liability from the initial valuation:

Fair value of warrant liability as of January 25, 2011	$3,061,750
Gain as a result of change in fair value	(2,511,750)
Fair value at December 31, 2011	$550,000

F-15

ASC 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows.

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.
•	Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The warrant liability is measured at fair value using certain estimated factors such as volatility and probability and are classified within Level 3 of the valuation hierarchy.

The following table summarizes the warrant activity since December 31, 2009:

Number of Warrants

Warrants outstanding at December 31, 2009	1,688,076
Warrants issued during 2010	3,116,447
Warrants exercised during 2010	(4,804,523)
Warrants outstanding at December 31, 2010	-
January 25, 2011 Warrants issued	8,651,978
Warrants exercised during 2011	-
Warrants outstanding at December 31, 2011	8,651,978

Warrants exercisable at December 31, 2011	8,651,978

NOTE 11. - COMMITMENTS

License Agreements - Under its exclusive license agreement with NCSU, the Company is required to pay minimum annual royalty payments, which are credited against running royalties on sales of licensed products. The annual minimum royalty for each of the calendar years 2010 through 2013 is $75,000, and in 2014 the annual minimum royalty increases to $200,000. The license agreement continues through the life of the last-to-expire patent, which is expected to be 2022. These minimum royalty payments are due each February following the end of the applicable calendar year and are reduced by any running royalties paid or payable for that year. The agreement also requires a milestone payment of $150,000 upon FDA approval of a product that uses the NCSU licensed technology. The Company is also responsible for reimbursing NCSU for actual third-party patent costs incurred. These costs vary from year to year and the Company has certain rights to direct the activities that result in these costs. During the year ended December 31, 2011, the costs incurred related to patent costs and patent maintenance amounted to $93,343 (as compared to $125,956 during the year ended December 31, 2010).

The Company has two other exclusive license agreements which require aggregate annual license fees of approximately $55,000, which are credited against running royalties on sales of licensed products. Each license agreement continues through the life of the last-to-expire patent.

The Company entered into a three year lease for approximately 3,800 square feet of office space in Clarence, NY, which commenced September 1, 2011. Scheduled rent remaining as of December 31, 2011 is as follows:

2012	$32,667
2013	$37,833
2014	$28,000

F-16

NOTE 12. - EARNINGS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per common share for the year ended December 31, 2011 and 2010:

	2011	2011

Net loss attributed to common shareholders	$(1,353,903)	$(1,423,632)

Denominator for basic earnings per share-weighted average shares outstanding	26,391,204	12,437,983

Effect of dilutive securities:
Warrants, restricted stock and options outstanding	-	-

Denominator for diluted earnings per common share - weighted average shares adjusted for dilutive securities	26,391,204	12,437,983

Loss per common share - basic	$(0.05)	$(0.11)

Loss per common share- diluted	$(0.05)	$(0.11)

Securities outstanding that were excluded from the computation because they would have been anti-dilutive are as follows:

	2011	2010
Warrants	8,651,978	-
Convertible Debt Issued December 16, 2011(number of shares including related warrants upon conversion of 3,082,000)	5,650,333	-
Restricted Stock	700,000	-
Convertible Note	246,707	-
Options	35,000	-
	15,284,018	-

NOTE 13. - STOCK BASED COMPENSATION

On October 21, 2010, the Company established the 2010 Equity Incentive Plan (“EIP”) for officers, employees, directors, consultants and advisors to the Company and its affiliates, consisting of 4,250,000 shares of common stock. The EIP has a term of ten years and is administered by our Board of Directors (“Board”) or a committee to be established by our Board (the “Administrator”), to determine the various types of incentive awards that may be granted to recipients under this plan and the number of shares of common stock to underlie each such award under the EIP. The EIP also contains a provision which restricts the plan to granting awards relating to no more than 1,600,000 shares of common stock of 22nd Century Group during the first twelve months following the effective date of the Merger. On March 31, 2011, the Company filed a Form S-8 registration statement with the SEC to register all of the shares of common stock of 22nd Century Group that it may issue under the EIP.

The number of shares of common stock of 22nd Century Group subject to the EIP, any number of shares subject to any numerical limit in the EIP, and the number of shares and terms of any incentive award will be adjusted in the event of any change in outstanding common stock of 22nd Century Group by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

The EIP authorizes the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, restricted stock and restricted stock units.

All awards made under the EIP may be subject to vesting and other contingencies as determined by the Administrator and will be evidenced by agreements approved by the Administrator which set forth the terms and conditions of each award.

F-17

The Company accounts for stock-based compensation under the provisions of ASC Topic 718, “Compensation — Stock Compensation.” The Company recognizes compensation cost in its financial statements for all share based payments granted, modified, or settled during the period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period, generally the related vesting period.

On April 1, 2011, under our EIP, the Board granted an aggregate of 1,150,000 shares of common stock of 22nd Century Group to officers and directors of which 450,000 shares vested immediately and incentive stock options to key employees to purchase an aggregate of 35,000 shares of 22nd Century Group’s common stock. The Company has non-vested awards for 700,000 restricted shares outstanding; 600,000 of the outstanding restricted shares vest at the rate of 150,000 shares annually over the four-year period ending April 1, 2015 and the remaining 100,000 restricted shares vest based on achieving a performance milestone which is annual sales of $3 million in cigarettes (not SPECTRUM or X-22) by December 31, 2013.

For the year ended December 31, 2011, the Company recorded compensation expense $376,437 ($51,000 included in research and development expense and $325,437 included in general and administrative expense).

On February 1, 2009, the Company granted an award for service to an executive officer of 445,207 warrants to purchase common shares, vesting over a one year service period ending February 1, 2010. The related compensation cost of $258,662 was determined by the intrinsic value of the underlying common shares at the time of the award of $0.58 per unit and was charged to expense on a straight line basis over the service period. The cost was fully amortized in the first quarter of 2010 with a charge of $43,090.

As of December 31, 2011, unrecognized compensation expense related to non-vested restricted shares with annual vesting amounted to $186,469 and non-vested stock options amounted to $9,135. No expense was recorded for restricted stock grants with milestone vesting not considered probable, which had a fair value at grant date of $51,000.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used for the year ended December 31, 2011:

2011
Risk-free interest rate	3.5%
Expected dividend yield	0%
Expected stock price volatility	90%
Expected life of options	10 years

The Company estimated the expected volatility based on data used by peer group of public companies. The expected term was estimated using the contract life of the option. The risk-free interest rate assumption was determined using the equivalent U.S. Treasury bonds yield over the expected term. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero.

A summary of all stock option activity for the year ended December 31, 2011 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2010	-	$-
Granted in 2011	35,000	$1.20
Outstanding at December 31, 2011	35,000	$1.20	9.67 years	$-

Exercisable at December 31, 2011	-	$-	-	$-

F-18

The weighted average grant date fair value of options granted during the year ended December 31, 2011 was $1.04.

NOTE 14 - INCOME TAXES

The following is a summary of the components giving rise to the income tax provision (benefit) for the years ended December 31, 2011.

The provision (benefit) for income taxes consists of the following:

2011

Current:
Federal	$-
State	-
Total current	-
Deferred:
Federal	(1,284,145)
State	(288,654)
Total deferred	(1,572,799)
Change in valuation allowance	1,572,799
$-

The provision (benefit) for income tax varies from that which would be expected based on applying the statutory federal rate to pre-tax accounting loss as follows:

2011

Statutory federal rate	(34.0)%
Permanent items	0.2
Change in tax status	(20.8)
State tax provision, net of federal benefit	(4.7)
Valuation allowance	59.3

Effective tax rate	0.0%

Individual components of deferred taxes consist of the following:

Deferred tax assets:
Net operating loss carryforwards	$2,033,122
Derivative liability	212,773
2,245,895
Deferred tax liabilities:
Prepaid expenses	(6,838)
Patents and trademarks	(180,795)
Stock-based compensation	(81,265)
Beneficial conversion feature of convertible debt	(404,198)
(673,096)
Valuation allowance	(1,572,799)

Net deferred taxes	$-

As of December 31, 2011 the Company has a deferred tax liability of $404,198, which is based on the tax effect of the difference in basis between GAAP and tax purposes for the beneficial conversion feature on the convertible notes issued December 16, 2011. The Company’s valuation allowance was also offset to account for the deferred tax liability. This deferred tax liability will decrease as the as the beneficial conversion feature is amortized over the term of the notes. When the Company determines that the valuation allowance can be eliminated in its entirety, the tax effect of the beneficial conversion feature of $411,139 will reverse into contributed capital.

F-19

The Company incurred a net operating loss of approximately $5,300,000 from the Merger to December 31, 2011 and this amount is being carried forward to future years and expires on December 31, 2031. Due to the uncertainty of the Company’s ability to generate sufficient taxable income in the future before they expire, the company has recorded a valuation allowance to reduce the net deferred tax asset to zero. This NOL is included in the net deferred tax asset that has been fully offset by the valuation allowance

ASC 740 provides guidance on the financial statement recognition and measurement for uncertain income tax positions that are taken or expected to be taken in a company’s income tax return. The Company has no uncertain tax positions as of December 31, 2011.

The Company’s federal and state tax returns for the years ended December 31, 2009 to December 31, 2011, including the pre-Merger short period from January 1, 2011 through January 25, 2011, are currently open to audit under the statutes of limitations. There are no pending audits as of December 31, 2011.

NOTE 15. - SUBSEQUENT EVENT

In January 2012, the Company entered into an Agreement (the “Agreement”) with one of its vendors to resolve payables of approximately $259,000. Pursuant to the terms of the Agreement, the Company paid $50,000 and issued 1,000,000 shares of its common stock to the vendor which satisfied the outstanding amount payable and established a credit for the Company for future services of approximately $172,000. The shares of common stock issued were valued at the average of the closing sale prices of such common stock on the Over-The-Counter Bulletin Board (OTCBB) for a ten (10) trading day period (resulting in an approximate value of $381,000).

F-20

22nd CENTURY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2012 with Comparative Figures at December 31, 2011

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash	$5,941	$252,249
Due from related party	23,969	15,491
Due from officers	-	7,714
Inventory	1,154,190	678,123
Prepaid expenses	26,342	17,675
Total current assets	1,210,442	971,252

Other assets:
Patent and trademark costs, net	1,366,184	1,387,104
Office furniture and fixtures, net	6,488	7,862
Deferred private placement costs	46,875	-
Deferred debt issuance costs, net	8,464	22,405
Total other assets	1,428,011	1,417,371

Total assets	$2,638,453	$2,388,623
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Demand bank loans	$174,925	$174,925
Accounts payable	1,308,138	1,064,892
Accrued interest payable to related parties	3,719	21,502
Accrued expenses	554,412	545,578
Due to officers	50,206	-
Notes payable	623,000	425,000
Convertible notes, net of unamortized discount	1,551,054	641,886
Total current liabilities	4,265,454	2,873,783

Long term portion of notes payable	-	177,000
Convertible notes, net of unamortized discount	77,720	-
Warrant liability	653,933	550,000
Total liabilities	4,997,107	3,600,783

Commitments and contingencies (Note 10)	-	-

Shareholders' deficit
Capital stock authorized:
10,000,000 preferred shares, $.00001 par value
300,000,000 common shares, $.00001 par value
Capital stock issued and outstanding:
0 preferred shares	-	-
31,048,979 common shares (27,209,646 at December 31, 2011)	312	273
Capital in excess of par value	7,112,246	5,822,882
Accumulated deficit	(9,471,212)	(7,041,297)
Non-controlling interest - consolidated subsidiary	-	5,982
Total shareholders' deficit	(2,358,654)	(1,212,160)

Total liabilities and shareholders' deficit	$2,638,453	$2,388,623

See accompany notes to consolidated financial statements.

F-21

22nd CENTURY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended September 30, 2012 and 2011

(unaudited)

	September 30, 2012	September 30, 2011

Revenue	$15,683	$529,370
Other income - therapeutic grant	-	80,000
Total revenue	15,683	609,370

Operating expenses:
Costs of goods sold	60,852	130,495
Research and development	155,318	711,996
General and administrative	370,240	451,087
Sales and marketing costs	11,363	37,106
Amortization and depreciation	50,458	44,630
	648,231	1,375,314

Operating loss	(632,548)	(765,944)

Other income (expense)
Warrant liability change - net	535,017	337,500
Interest expense and amortization of debt discount and expense:
Related parties	(55,793)	(9,401)
Other	(295,601)	(12,526)
	183,623	315,573

Net loss	(448,925)	(450,371)

Net income attributable to non-controlling interest	-	(14,711)

Net loss attributed to common shareholders	$(448,925)	$(465,082)

Loss per common share - basic and diluted	$(0.01)	$(0.02)

Common shares used in basic earnings per share calculation	31,048,979	27,209,646

See accompany notes to consolidated financial statements.

F-22

22nd CENTURY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2012 and 2011

(unaudited)

	September 30, 2012	September 30, 2011

Revenue	$15,683	$801,636
Other income - therapeutic grant	-	223,540
Total revenue	15,683	1,025,176

Operating expenses:
Costs of goods sold	60,852	224,146
Research and development	484,316	1,509,050
General and administrative	1,732,162	1,381,480
Sales and marketing costs	46,045	267,810
Amortization and depreciation	146,374	132,432
	2,469,749	3,514,918

Operating loss	(2,454,066)	(2,489,742)

Other income (expense)
Warrant liability change - net	1,167,416	337,500
Interest expense and amortization of debt discount and expense:
Related parties	(194,074)	(28,177)
Other	(950,647)	(24,939)
	22,695	284,384

Net loss	(2,431,371)	(2,205,358)

Net loss (income) attributable to non-controlling interest	1,456	(13,004)

Net loss attributed to common shareholders	$(2,429,915)	$(2,218,362)

Loss per common share - basic and diluted	$(0.08)	$(0.08)

Common shares used in basic earnings per share calculation	29,477,387	26,263,743

See accompany notes to consolidated financial statements.

F-23

22nd CENTURY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2012 and 2011

(unaudited)

	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net loss	$(2,431,371)	$(2,205,358)
Adjustments to reconcile net loss to cash used by operating activities:
Amortization and depreciation	146,374	132,432
Amortization of debt issuance costs	18,954	-
Amortization of debt discount	1,053,987	3,999
Interest due to debt conversion	31,350	-
Gain warrant liability - derivative	(1,167,416)	(337,500)
Equity based employee compensation expense	776,441	327,458
Equity based payments for outside services	116,940	-
(Increase) decrease in assets:
Accounts receivable	-	(86,682)
Grant receivable	-	223,540
Inventory	(476,067)	(524,734)
Prepaid expenses	162,579	129,294
Deposits	-	1,535
Increase (decrease) in liabilities:
Accounts payable	473,920	(65,811)
Accrued interest payable to related parties	(17,783)	(163,101)
Accrued expenses	8,842	314,722
Deferred revenue	-	(223,540)
Net cash used by operating activities	(1,303,248)	(2,473,746)
Cash flows from investing activities:
Acquisition of patents and trademarks	-	(570,641)
Acquisition of office furniture and fixtures	-	(9,106)
Net cash used by investing activities	-	(579,747)
Cash flows from financing activities:
Proceeds from issuance of notes	56,000	215,000
Payments on borrowings - notes payable	(35,000)	(458,275)
Net proceeds from January 25, 2011 private placement	-	3,293,888
Net proceeds from May 2012 private placement	786,500	-
Proceeds from issuance of convertible notes	210,000	-
Deferred private placement costs	(10,000)	-
Net payments to related party	(8,478)	(21,272)
Net advances from officers	57,920	28,217
Net cash provided by financing activities	1,056,942	3,057,558
Net (decrease) increase in cash	(246,308)	4,065
Cash - beginning of period	252,249	310
Cash - end of period	$5,941	$4,375
Cash paid during the period for interest	$13,529	$191,524
Cash paid during the period for income taxes	$-	$-
Supplemental disclosure of noncash investing and financing activities:
Reduction of accounts payable not related to operating activities:
Common stock issued as payment of accounts payable	$359,754	$-
Common stock issued as payment of deferred private placement costs	36,875	-
Payment of accounts payable for patent costs	-	500,000
Payment of accounts payable for deferred private placement costs	-	526,127
Accounts payable converted to promissory notes	-	587,000
	$396,629	$1,613,127
Common stock issued for prepaid services	$171,246	$-
Non controlling interest acquired for common stock	$4,526	$-
Deferred private placement costs charged to contributed capital	$-	$587,133
Notes payable converted to common shares	$120,750	$-
Conversion of shareholder note and accrued interest to common shares and warrants	$-	$614,070
Original issue discount on convertible debt	$12,600	$-
Beneficial conversion value upon issuance of convertible debt recoded as debt discount and an increase in capital in excess of par value	$63,600	$-
Issuance of warrants as derivative liability instruments upon conversion of note payable	$152,100	$-
Issuance of warrants as derivative liability instruments	$92,750	$3,061,750
Patent and trademark additions included in accounts payable	$124,080	$-
Deferred debt issuance costs included in accounts payable	$5,000	$-

See accompanying notes to consolidated financial statements.

F-24

22nd CENTURY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT

Nine Months Ended September 30, 2012

(unaudited)

	Common	Par value			Non-
	Shares	of Common	Contributed	Accumulated	controlling	Shareholders'
	Outstanding	Shares	Capital	Deficit	Interest	Deficit
Balance at December 31, 2011	27,209,646	$273	$5,822,882	$(7,041,297)	$5,982	$(1,212,160)

Stock based compensation under Equity Incentive Plan	700,000	7	690,968	-	-	690,975

Common stock issued as payment of services and accounts payable	1,267,500	13	534,815	-	-	534,828

Common stock issued upon exercise of Convertible Notes	161,000	2	(2)	-	-	-

Common stock issued in May 2012 private placement	1,710,833	17	(17)	-	(4,526)	(4,526)

Beneficial conversion feature of convertible debt	-	-	63,600	-	-	63,600

Net loss	-	-	-	(2,429,915)	(1,456)	(2,431,371)

Balance at September 30, 2012	31,048,979	$312	$7,112,246	$(9,471,212)	$-	$(2,358,654)

See accompanying notes to consolidated financial statements.

F-25

22nd CENTURY GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2012

NOTE 1. - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Introduction - These unaudited consolidated financial statements of 22nd Century Group, Inc. (“22nd Century Group”) and its direct and indirect subsidiaries (collectively with 22nd Century Group, the “Company”) incorporate and reflect the reverse acquisition of 22nd Century Limited, LLC by 22nd Century Group as described below.

On January 25, 2011, 22nd Century Limited, LLC (“22nd Century Ltd”) completed a reverse merger transaction (the “Merger”) with 22nd Century Group (formerly Touchstone Mining Limited). As a result, 22nd Century Ltd became a wholly owned subsidiary of 22nd Century Group which continues to operate the business of 22nd Century Ltd. In connection with the Merger, 22nd Century Group issued 21,434,446 shares of its common stock to the holders of limited liability company membership interests of 22nd Century Ltd, whose share amount represented 80.1% of the outstanding shares immediately following the Merger. All references contained herein to shareholders or common shares include the historical members and limited liability company membership interests of 22nd Century Ltd because, in the Merger, limited liability company membership interests were exchanged for common shares on a one-for-one basis and from an accounting standpoint they are equivalent.

The Merger is being accounted for as a reverse acquisition and a recapitalization; 22nd Century Ltd is the acquirer for accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in the financial statements set forth herein for periods prior to the Merger are those of 22nd Century Ltd and are recorded at the historical cost basis of 22nd Century Ltd, and the consolidated financial statements set forth herein for periods beginning on and following completion of the Merger include the assets and liabilities of 22nd Century Ltd, historical operations of 22nd Century Ltd, and operations of 22nd Century Group from the closing date of the Merger.

Upon the closing of the Merger, 22nd Century Group transferred all of its operating assets and liabilities to Touchstone Split Corp. and split-off Touchstone Split Corp. through the sale of all of the outstanding capital stock of Touchstone Split Corp. (the “Split-Off”). After the completion of the Merger and Split Off, 22nd Century Group’s consolidated financial statements include only the assets and liabilities of 22nd Century Ltd.

Immediately prior to the Merger on January 25, 2011, 22nd Century Ltd completed a private placement offering (the “Private Placement”) of 5,434,446 securities (the “PPO Securities”) at the purchase price of $1.00 per Unit, each such Unit consisting of one (1) limited liability company membership interest of 22nd Century Ltd and a five-year warrant to purchase one-half of one (1/2) limited liability company membership interest of 22nd Century Ltd at an exercise price of $1.50 per whole common share. In connection with the Private Placement, 22nd Century Ltd approved a prorata distribution of 5,016,722 five-year warrants to purchase one limited liability company membership interest at an exercise price of $3.00. These warrants were valued at $1,550,000 and classified as liabilities resulting in a decrease to contributed capital. Private Placement proceeds included $614,070 from the conversion of 22nd Century Ltd indebtedness into PPO Securities and $395,376 from the conversion of placement agent fees into PPO Securities, resulting in gross cash proceeds of $4,425,000.  Private Placement expenses incurred included cash expenses of approximately $1,025,000 and non-cash expenses consisting of the placement agent fees of $395,376 which were converted into PPO Securities and $390,000 for the estimated fair value of 934,755 placement agent and advisor warrants issued to the placement agent. An additional $167,820 of cost was incurred in the second and third quarters of 2011 in connection with the registration process for the common stock issued in the Private Placement. 22nd Century Ltd/Group received net cash proceeds of approximately $3.2 million from the Private Placement and a reduction of debt and accrued interest obligations to shareholders that were on the balance sheet at December 31, 2010 of approximately $614,000, which was exchanged for equity interests in the offering. A portion of the proceeds, amounting to $1,511,750, was allocated to the warrants issued and classified as derivative liabilities.

Basis of Presentation - The accompanying unaudited statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair and non-misleading presentation of the financial statements have been included.

The results of operations for any interim period are not necessarily indicative of results for the full year. Operating results for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. The balance sheet at December 31, 2011 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements.

F-26

Nature of Business - 22nd Century Ltd, 22nd Century Group’s wholly-owned subsidiary, is a plant biotechnology company specializing in technology that allows for the level of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in tobacco plants to be decreased or increased through genetic engineering and plant breeding. The Company owns or exclusively controls 105 issued patents in 78 countries plus an additional 38 pending patent applications. Hercules Pharmaceuticals, LLC (“Hercules Pharmaceuticals”) and Goodrich Tobacco Company, LLC (“Goodrich Tobacco”) are subsidiaries of 22nd Century Ltd and are business units for the Company’s (i) smoking cessation product and (ii) premium cigarettes and potential modified risk tobacco products, respectively.

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of 22nd Century Group, its wholly owned subsidiary, 22nd Century Ltd, and 22nd Century Ltd’s wholly owned subsidiaries, Hercules Pharmaceuticals and Goodrich Tobacco. In May 2012, 22nd Century Ltd acquired from an employee the non-controlling membership units of Goodrich Tobacco that it did not own so that Goodrich Tobacco became a wholly owned subsidiary. All intercompany accounts and transactions have been eliminated.

Reclassifications - Certain items in the 2011 financial statements have been reclassified to conform to the 2012 classification.

Preferred stock authorized - the authorization is for “blank check” preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock.

Inventory - Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method. Inventories are evaluated to determine whether any amounts are not recoverable based on slow moving or obsolete condition and are written off or reserved as appropriate. The Company’s inventory consisted of the following categories:

	September 30,	December 31,
	2012	2011

Materials, mainly tobacco	$1,154,190	$678,123
Finished goods	-	-

Total	$1,154,190	$678,123

Intangible Assets - Intangible assets are recorded at cost and consist primarily of expenditures incurred with third parties related to the processing of patent claims and trademarks with government authorities. The Company also capitalized costs as a result of one of its exclusively licensed patent applications being subject to an interference proceeding invoked by the U.S. Patent and Trademark Office, which favorably resulted in the Company obtaining rights to a third party’s issued patent. The amounts capitalized relate to patents the Company owns or to which it has exclusive rights and its trademarks, and exclude approximately $1.8 million recovered from a former licensee as direct reimbursements of costs incurred. These capitalized costs are amortized using the straight-line method over the remaining statutory life of the Company’s primary patent family, which expires in 2019 (the assets’ estimated lives). Periodic maintenance or renewal fees, which are generally due on an annual basis, are expensed as incurred. Annual minimum license fees are charged to expense in the year the licenses are effective. Total patent and trademark costs capitalized and accumulated amortization amounted to $2,187,892 and $821,708, respectively, as of September 30, 2012 ($2,063,812 and $676,708, respectively, as of December 31, 2011). The estimated annual amortization expense for the next five years is approximately $203,000.

Impairment of Long-Lived Assets - The Company reviews the carrying value of its amortizing long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be recoverable.

The Company assesses recoverability of the asset by estimating the future undiscounted net cash flows expected to result from the asset, including eventual disposition. If the estimated future undiscounted net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value. There was no impairment loss recorded during the nine months ended September 30, 2012 or 2011.

Deferred Debt Issuance Costs - The Company incurred costs related to a private placement of convertible notes that closed on December 16, 2011 (“Convertible Notes”). These costs were recorded in the balance sheet as a deferred charge and are being amortized over the one-year term of the Convertible Notes. The unamortized balance at September 30, 2012 is $8,464 ($22,405 as of December 31, 2011), which is expected to be fully amortized in the fourth quarter of 2012. Amortization expense for the three and nine months ended September 30, 2012 amounted to $5,859 and $18,954, respectively.

F-27

Income Taxes - Prior to the Merger, the Company was treated as a partnership for federal and state income tax purposes. As a result, there was no entity level income tax for periods prior to the Merger because all taxable income tax deductions and tax credits were passed through to the members of the Company. Following the Merger on January 25, 2011, the Company is treated as a corporation, subject to federal and state income taxes. Accordingly, as of the Merger date the Company is required to recognize deferred tax assets and liabilities for any basis differences in its assets and liabilities between tax and GAAP reporting, and for operating loss and credit carryforwards.

In light of the Company’s history of cumulative losses management has determined that is it more likely than not that its net deferred tax asset will not be realized. Accordingly the Company established a valuation allowance to fully offset its net deferred tax asset as of September 30, 2012 and December 31, 2011.

The Company’s federal and state tax returns for the years ended December 31, 2010 to December 31, 2011, including the pre-Merger short period from January 1, 2011 through January 25, 2011, are currently open to audit under the statutes of limitations. There are no pending audits as of September 30, 2012.

Stock Based Compensation - The Company uses a fair-value based method to determine compensation for all arrangements under which Company employees and others receive shares, options or warrants to purchase common shares of 22nd Century Group. Stock based compensation expense is recorded over the requisite service period based on estimates of probability and time of achieving milestones and vesting. For accounting purposes, the shares will be considered issued and outstanding upon vesting.

Debt Discounts - Original issue discount (“OID”) is recorded equal to the difference between the cash proceeds, after allocation to warrants issued or issuable upon payment of the debt, and the face value of the debt when issued and amortized as interest expense during the term of the debt.

When the convertible feature of the conventional convertible debt is issued, the embedded conversion feature is evaluated to determine if bifurcation and derivative treatment is required and whether there is a beneficial conversion feature. When the convertible debt provides for an effective rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF"). Prior to the determination of the BCF, the proceeds from the debt instrument were first allocated between the convertible debt and any embedded or detachable free standing instruments that are included, such as common stock warrants. The proceeds allocated to any warrants are recorded as a debt discount.

For the Convertible Notes, bifurcation of the embedded conversion feature was not required and the Company recorded the OID and the BCF related to these Convertible Notes as a debt discount and recorded the Convertible Notes net of the discount related to both the OID and the BCF. Debt discount is amortized to interest expense over the life of the debt. In the case of any conversion prior to the maturity date there will be an unamortized amount of debt discount that relates to such conversion. The prorata amount of unamortized discount at the time of such conversion is charged to interest expense as accelerated amortization of the discount. The fair value of warrants issued at the time of conversion is recorded as a reduction of the amount applied to the common stock issued in the conversion and to the extent that the fair value of warrants exceeds the carrying value of the debt a charge to interest expense results for such excess amount.

Other income - therapeutic grant - In 2010, 22nd Century Ltd received approval of a government grant as partial support for its clinical trial for the U.S. Food and Drug Administration (“FDA”). All costs associated with this grant were charged to research and development expense and the grant income was fully recognized in 2011. During the three and nine month periods ending September 30, 2011 $80,000 and $223,540, respectively, was recognized into income and included in other income on the statement of operations.

Revenue Recognition - The Company recognizes revenue at the point the product is shipped to a customer and title has transferred. Revenue from the sale of the Company’s products is recognized net of cash discounts, sales returns and allowances. Cigarette federal excise taxes are included in net sales and accounts receivable billed to customers, except on sales of SPECTRUM research cigarettes and exported cigarettes in which such taxes do not apply.

F-28

The Company was chosen to be a subcontractor for a 5-year government contract between RTI International (“RTI”) and the National Institute on Drug Abuse (“NIDA”) to supply NIDA research cigarettes which includes four development stages. These government research cigarettes are distributed under the Company’s mark SPECTRUM. The Company completed the four developmental stages and delivered approximately 9 million SPECTRUM research cigarettes during the year ended December 31, 2011 and recognized the related revenue ($529,370 and $801,636 in the three and nine month periods ending September 30, 2011, respectively). The Company has delivered an additional 2.7 million SPECTRUM research cigarettes in July 2012 and recognized the related revenue ($15,683 in the three and nine month periods ending September 30, 2012). Future revenue under this sub-contract arrangement is expected to be related to the delivery of SPECTRUM and will be recognized at the point the product is shipped and title has transferred.

Derivatives - We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The methodology for valuing our outstanding warrants classified as derivative instruments utilizes a lattice model approach which includes probability weighted estimates of future events including volatility of our common stock. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Research and Development - Research and development costs are expensed as incurred.

Loss Per Common Share - Basic loss per common share is computed using the weighted-average number of common shares outstanding. Diluted loss per share is computed assuming conversion of all potentially dilutive securities. Potential common shares outstanding are excluded from the computation if their effect is anti-dilutive.

Commitment and Contingency Accounting - The Company evaluates each commitment and/or contingency in accordance with the accounting standards, which state that if the item is more likely than not to become a direct liability, then the Company will record the liability in the financial statements. If not, the Company will disclose any material commitments or contingencies that may arise.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments- Financial instruments include cash, receivables, accounts payable, accrued expenses, notes payable, convertible notes payable and warrant liability.  Fair value for everything except for the warrant liability is assumed to approximate carrying values for these financial instruments, since they are short term in nature or they are receivable or payable on demand. The determination of the fair value of the warrant liability is disclosed in Note 9.

Recent Accounting Pronouncements - In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.  This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRS.  ASU 2011-04 is required to be applied prospectively in interim and annual periods beginning after December 15, 2011.  Early application was not permitted.  The adoption of ASU 2011 did not have a material impact on the consolidated financial statements.

NOTE 2. - LIQUIDITY AND MANAGEMENT’S PLANS

Since 2006, 22nd Century Ltd has incurred substantial operating losses as it transitioned from being solely a licensor of its proprietary technology and tobaccos to commercializing its own tobacco products. At September 30, 2012, the Company had current assets of $1,210,442 and current liabilities of $4,265,454. Cash on hand at September 30, 2012 of $5,941 is insufficient to sustain operations and pay outstanding current liabilities as they become due. The Company has suspended clinical trials for X-22 in order to reduce expenditures and is seeking licensing agreements for its products with both domestic and international businesses. The Company’s Board of Directors authorized management to seek additional financing involving equity securities which will be dilutive to 22nd Century Group’s existing shareholders’ respective ownership percentages.

F-29

The Company continues to explore an alternative manufacturer while exploring distribution channels for its proprietary cigarettes, RED SUN and MAGIC, through its subsidiary, Goodrich Tobacco. Until certain benchmarks are achieved, the Company is currently not taking orders for these products for the U.S. market.

The Company’s ability to fund operations and meet its obligations during 2012 will be dependent upon obtaining additional equity financing and signing one or more significant licensing arrangements for its products. There can be no assurance that the Company will be able to raise sufficient equity financing or obtain a significant licensing contract.

NOTE 3. - MAY 2012 PRIVATE PLACEMENT

On May 15, 2012 the Company issued 1,710,833 shares of its common stock and warrants to purchase up to 1,710,833 shares of its common stock for total consideration of $1,026,500 consisting of: $786,500 in cash, cancellation by a vendor of $150,000 in accounts payable and the exchange by an employee of his 4% minority interest in Goodrich Tobacco for stock and warrants valued at $90,000 in the offering. The warrants issued have an exercise price of $1.00 per share, a five year term and a “down round provision” so they will be classified as derivatives for accounting purposes, which (similarly to the January 25, 2011 Warrants) means they are reported as a liability and marked to market at each balance sheet date. At the date of issuance of these warrants the value was estimated to be $1,841,000 which exceeded the total consideration received in the offering by $814,500 resulting in an immediate charge to other income and expense - warrant liability - net for this amount. This private placement constituted a “down round” for purposes of all previously issued warrants and the December 16, 2011 convertible notes and resulted in adjustments to the exercise price, conversion price and the number of shares issuable upon exercise or conversion of these previously issued securities.

NOTE 4. - AMOUNTS OWED NORTH CAROLINA STATE UNIVERSITY (“NCSU”)

Pursuant to the terms of an exclusive license agreement with NCSU, the Company owes NCSU approximately $865,000 as of September 30, 2012 for patent costs and license fees (as compared to $753,000 owed as of December 31, 2011). These amounts are included in accounts payable and accrued liabilities in the consolidated balance sheets. The Company was required to pay these amounts within thirty days of being invoiced and they are past due. NCSU has the right to claim interest on the balance. Management periodically communicates its plans for commercialization of products using the technology licensed from NCSU and believes its relations with NCSU are sound. In order to facilitate the Company’s plans to raise capital and commercialize its products NCSU agreed, in a letter dated November 22, 2011, not to invoke its rights to terminate for non-payment or non-performance that it may have under the agreement until October 15, 2012. Currently, NCSU may have the right to terminate the exclusive license agreement, but can only do so with a 60-day prior written notice, including the opportunity to cure within this timeframe. As of September 30, 2012, patent costs associated with the exclusive license agreements that could potentially be terminated had a carrying value of approximately $700,000. Additionally, NCSU has not imposed interest charges on past due amounts invoiced to the Company and as such the Company has not recorded accrued interest or interest expense.

NOTE 5. - DEMAND BANK LOAN

The demand loan that is among the Company’s short term liabilities is payable to a commercial bank under a revolving credit agreement and is guaranteed by a shareholder of the Company. This loan had a balance of $174,925 at September 30, 2012 and December 31, 2011. The Company is required to pay interest monthly at an annual rate of 0.75% above the prime rate, or 4.00% at September 30, 2012 and December 31, 2011. The Company is current in meeting this interest payment obligation. The terms of the demand loan includes an annual “clean-up” provision, which requires the Company to repay all principal amounts outstanding for a period of 30 consecutive days every year. The Company has not complied with this requirement; however, the bank has not demanded payment. The bank has a lien on all the Company’s assets.

NOTE 6. - NOTES PAYABLE

Notes payable consisted of the following as of the dates set forth below:

	September 30,	December 31,
	2012	2011
Notes date September 15 and October 15, 2009	$-	$25,000
Convertible Note dated March 31, 2011	77,000	87,000
Note dated January 25, 2011	140,000	140,000
Note dated March 30, 2011	350,000	350,000
Note dated March 22, 2012 and April 13, 2012	50,000	-
Note dated June 20, 2012	6,000	-
	623,000	602,000
Less long term portion of notes payable	-	(177,000)
Notes Payable (shown in current liabilities)	$623,000	$425,000

F-30

Notes Dated September 15 and October 15, 2009 (unsecured) - On September 15, 2009 and October 15, 2009, the Company issued two notes payable to the same third party in the amounts of $15,000 and $10,000, respectively. The notes were fully paid in June 2012 together with accrued interest at 10% since issuance.

Note Dated January 25, 2011(unsecured) - On January 25, 2011, the Company issued a note for $140,000 to a shareholder as satisfaction of the balance due for principal and interest on matured notes that were not paid in cash or converted to common stock of 22nd Century Group and warrants to purchase shares of common stock of 22nd Century Group. The note bears interest at 12% and is due on July 1, 2013 together with accrued interest. As of September 30, 2012 and December 31, 2011, the outstanding principal amount of this note is $140,000.

Convertible Note Dated March 31, 2011(unsecured) - On March 31, 2011, the Company issued a note to a vendor in the original amount of $237,000 as satisfaction of past due invoices previously recorded by the Company in accounts payable. The note bears interest at an annual rate of 9%. In December 2011 the note was amended and the principal was reduced by a cash payment of $50,000 and $100,000 of the note was exchanged for $115,000 of a portion of the Convertible Notes issued December 16, 2011 so that the remaining principal balance under the note is $87,000 as of December 31, 2011. The note amendment also provided for principal payments together with accrued interest to be due as follows: $50,000 on May 1, 2012 and $37,000 on January 1, 2013, the maturity date. The Company made only $10,000 of the May 1, 2012 principal installment, leaving a remaining balance of $77,000 as of September 30, 2012, and the note is callable by the holder because of this payment default. The note is convertible into common stock of the Company at the option of the holder. The conversion rate will be determined at the time of conversion based on the average of the closing price of the Company’s common stock on the day of and day after the conversion date.

Note Dated March 30, 2011(unsecured) - On March 30, 2011, the Company issued a note to a vendor in the amount of $350,000 as satisfaction of past due invoices previously recorded by the Company in accounts payable. The note bears interest at an annual rate of 4%. Principal and accrued interest, which were due on July 1, 2012 have not been paid. As of September 30, 2012 and December 31, 2011, the outstanding principal on this note is $350,000.

Notes Dated March 22, 2012 and April 13, 2012(secured) - On March 22, 2012 and April 13, 2012, the Company issued two notes in the amount of $25,000 each. The notes bear interest at an annual rate of 15%. Principal and accrued interest were due on October 1, 2012 and have not been paid. As of September 30, 2012, the outstanding principal on these notes is $50,000. The notes are secured by all assets of the Company and its subsidiaries. An officer of the Company is the managing member of the lender.

Note Dated June 20, 2012 (unsecured) - On June 20, 2012, the Company issued a note in the amount of $6,000 to an officer of the Company. The note bears interest at an annual rate of 15%. Principal and accrued interest were due on October 1, 2012 and have not been paid. As of September 30, 2012, the outstanding principal on this note is $6,000.

NOTE 7. - CONVERTIBLE NOTES

ISSUED DECEMBER 16, 2011

The Company issued Convertible Notes on December 16, 2011 in a negotiated sale with 24 investors in the total face amount of $1,926,250. The Convertible Notes were sold for $1,675,000 - an original issue discount (OID) of $251,250. The Convertible Notes do not bear interest and the total face amount is due December 16, 2012. The Convertible Notes can be converted, at the option of each holder, in whole or in part, into shares of the Company’s common stock at $0.75 per share at which time the holder shall also receive warrants equal to 120% of the number of shares of Company common stock into which such Convertible Notes have been then converted. The Company can also force the investors to decide whether to convert by sending a 15-day written notice in which each investor is forced to decide whether to convert or get repaid. Such warrants will have a term of five years and an exercise price of $1.50 per share of common stock. The Company will have the right to mandatorily require the conversion of the Convertible Notes in the event the Company engages in a subsequent financing transaction of at least $5,000,000 in shares of Company’s common stock with a sale price equal to or greater than $0.80 per share or debt securities which are convertible into shares of Company common stock with a conversion price equal to or greater than $0.80 per share of common stock. Also, in the event of a subsequent financing transaction of at least $5,000,000, the note holders have “piggyback’ registration rights of the common shares and warrants underlying the conversion of the Convertible Notes. The Convertible Notes contain “down round” provisions which provide for adjustments to the conversion price if the Company issues shares of common stock of 22nd Century Group at a price that is less than the exercise price. As a result of the May private placement the conversion price was reduced to $0.7417 and another minor adjustment will result from the August 2012 convertible notes issued. The conversion feature was not considered to be a derivative because it does not have a net cash settlement provision as a result of the limited market and trading activity for the underlying stock. To the extent the Convertible Notes are converted, the warrants issued at conversion have a “down round provision” and will be classified as derivatives for accounting purposes, which (similarly to the January 25, 2011 Warrants) means they are reported as a liability and marked to market at each balance sheet date.

F-31

The Company’s common stock closed at $0.90 per share on December 16, 2011, which is greater than the portion of the conversion price under the Convertible Notes allocated to the underlying common shares. This difference is a beneficial conversion feature (BCF) which was valued at $1,062,759 at the issue date and recorded as debt discount and additional paid in capital. This BCF is being amortized over the one year life of the Convertible Notes.  During the three and nine month period ended September 30, 2012, $308,011 and $1,029,917, respectively, of the debt discount was amortized and recorded as interest expense related to the OID and BCF discounts, leaving $254,446 of unamortized debt discount as of September 30, 2012 ($1,284,363 as of December 31, 2011).

Three of the Company’s officers at the time of issuance acquired a portion of the Convertible Notes - with a face value of $368,000 for cash of $105,000 and conversion of $215,000 short term unsecured 12% notes issued by the Company earlier in 2011.

During the nine month period ended September 30, 2012 notes with a face amount of $120,750 (carrying value at time of conversion of approximately $68,000, net of unamortized discount) were converted into 161,000 shares of common stock and warrants to purchase 193,200 shares of common stock. As a result of the conversion, the unamortized portion of the debt discount amounting to approximately $66,000 was immediately charged to interest and a derivative warrant liability valued at approximately $152,000 was recorded.  The difference in the warrant value and debt relieved amounting to approximately $31,000 was also charged to interest expense. Included in note conversions during the nine months ended September 30, 2012 were a note converted by an officer with a face amount of $86,250 converted into 115,000 shares of common stock and warrants to purchase 138,000 shares of common stock.

ISSUED AUGUST 9, 2012

The Company issued Convertible Notes on August 9, 2012 in a negotiated sale with 4 investors in the total face amount of $222,600. The Convertible Notes were sold for $210,000 - an original issue discount (OID) of $12,600. The Convertible Notes do not bear interest and the total face amount is due August 9, 2013 together with warrants equal to 50% of the number of shares of Company common stock into which such Convertible Notes could have been converted. These warrants were valued at $92,750 and represent additional debt discount and warrant liability. The Convertible Notes can be converted, at the option of each holder, in whole or in part, into shares of the Company’s common stock at $0.60 per share at which time the holder shall also receive warrants equal to 100% of the number of shares of Company common stock into which such Convertible Notes have been then converted. Additional warrants required as a result of conversion will be valued and recorded as a warrant liability at that time and will reduce the equity recorded as a result of the conversion. In the event the warrant value exceeds the amount of equity, an immediate charge to other expense will be recorded. The Company can also force the investors to decide whether to convert by sending a 15-day written notice in which each investor is forced to decide whether to convert or get paid off. The warrants issued upon conversion or maturity will have a term of five years and an exercise price of $1.00 per share of common stock. The conversion feature was not considered to be a derivative because it does not have a net cash settlement provision as a result of the limited market and trading activity for the underlying stock. The warrants to be issued at conversion or maturity have a “down round provision” and will be classified as derivatives for accounting purposes, which (similarly to previously issued Warrants) means they are reported as a liability and marked to market at each balance sheet date. (See Note 9)

The Company’s common stock closed at $0.45 per share on August 9, 2012, which is greater than the portion of the conversion price under the Convertible Notes allocated to the underlying common shares. This difference is a beneficial conversion feature (BCF) which was valued at $63,600 at the issue date and recorded as debt discount and additional paid in capital. This BCF is being amortized over the one year life of the Convertible Notes.

During the three and nine month period ended September 30, 2012, $24,070 of debt discount was amortized and recorded as interest expense related to the OID, warrant and BCF discounts, leaving $144,880 of unamortized debt discount as of September 30, 2012.

F-32

The following table summarizes convertible notes and related discount.

	September 30,	December 31,
	2012	2011

Face value of Convertible Notes payable through maturity	$2,028,100	$1,926,250
Less unamortized original issue discount	(138,993)	(245,582)
Less unamortized discount related to BCF	(260,333)	(1,038,782)
Convertible Notes, net of unamortized debt discount	$1,628,774	$641,886

Carrying value of December 16, 2011 notes	$1,551,054	$641,886
Carrying value of August 9, 2012 notes	$77,720	$-

NOTE 8. - DUE FROM OR TO RELATED PARTY

The Company has conducted transactions with a related party, Alternative Cigarettes, Inc. (“AC”). AC is entirely owned by certain shareholders of the Company, including the CEO. AC shares office space and employee services with the Company. During the year ended December 31, 2011 the Company acquired its MAGIC trademark from AC for a purchase price of $22,500; other activity during the nine months ended September 30, 2012 and the year ended December 31, 2011 consisted mainly of repayments and advances. The net amount due from AC amounted to $23,969 as of September 30, 2012 ($15,491 as of December 31, 2011). No interest has been accrued or paid on the amount due from or to AC and there are no repayment terms.

As of September 30, 2012, the Company has a liability to certain officers in the amount of $50,206 related to amounts they have paid on the Company’s behalf. These amounts do not bear interest and have no stated repayment terms.

NOTE 9. - WARRANTS FOR COMMON STOCK

In connection with the January 25, 2011 Private Placement and Merger, the Company issued five year warrants (“January 25, 2011 Warrants”) to purchase shares of common stock of 22nd Century Group. These warrants contain “down round” provisions which provide for adjustments to the exercise price if the Company issues common shares of stock of 22nd Century Group at a price that is less than the respective warrant exercise prices. This provision is a guarantee of value which requires that these warrants be classified as derivatives for accounting purposes which means they are reported as a liability and marked to market at each balance sheet date.  As a result of partial conversion of the Convertible Notes and the May 2012 private placement, the “down round provision” of the January 25, 2011 Warrants was triggered and the adjusted warrants now outstanding are: 5,319,150 with an exercise price of $2.82 per share and 3,777,905 with an exercise price of $1.45 per share. The original amount of the warrant liability related to the 5,016,722 warrants was $1,550,000 and was recorded as a reduction of equity on January 25, 2011; the original amount of the warrant liability related to the 3,651,978 warrants is $1,511,750, and, because it was recorded as a liability, the portion of proceeds from the Private Placement that was recorded as contributed capital was reduced accordingly. As of September 30, 2012 there are 3,777,905 with an exercise price of $1.45 per share and 5,319,150 with an exercise price of $2.82 per share outstanding.

As a result of the May 2012 Private Placement, 193,200 warrants issued upon partial conversion of the Convertible Notes now amount to 199,862 five year warrants with an exercise price of $1.45 per share as a result of the “down round provisions”. All 199,862 of these warrants are outstanding as of September 30, 2012. As a result of the August 2012 convertible notes, another minor adjustment to those warrants will be required.

All 1,710,833 warrants to purchase common stock issued in the May 2012 private placement ($1.00 per share five year term) are outstanding as of September 30, 2012. As a result of the August 2012 convertible notes issued, the exercise price of those warrants was reduced accordingly.

The convertible notes issued in August 2012 require the Company to issue at least 185,500 warrants ($1.00 per share five year term) and resulted in a derivative liability upon issuance of the notes of approximately $92,750.

The Company estimates the value of warrant liability at upon issuance of the warrants and at each balance sheet date using the binomial lattice model to allocate total enterprise value to the warrants and other securities in the Company’s capital structure. Volatility was estimated based on historical observed equity volatilities and implied (forward) or expected volatilities for a sample group of guideline companies and consideration of recent market trends. The following table is a roll-forward of the warrant liability:

Fair value of warrant liability upon issuance - January 25, 2011	$3,061,750
Gain as a result of change in fair value	(2,511,750)
Fair value at December 31, 2011	550,000
Fair value of warrant liability upon partial conversion of
December 16, 2011 Notes	152,100
Fair value of warrant liability upon issuance – May 15, 2012	1,841,000
Fair value of warrant liability related to minimum warrants issuable upon maturity of August 9, 2012 convertible notes	92,750
Gain as a result of change in fair value	(1,981,917)
Fair value at September 30, 2012	$653,933

F-33

The aggregate net gain on warrant liabilities for the three and nine month periods ended September 30, 2012 amounted to $535,017 and $1,981,917 and are included in other income and expense as “warrant liability-net” in the accompanying consolidated statement of operations. The amount for the nine month period ended September 30, 2012 has been offset by a charge to other expense as a result of warrant liabilities issued in connection with the May private placement (See Note 3) in excess of the proceeds raised in the amount of $814,500.

ASC 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows.

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.
•	Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The warrant liability is measured at fair value using certain estimated factors such as volatility and probability which are classified within Level 3 of the valuation hierarchy. Significant unobservable inputs are used in the fair value measurement of the Company’s derivative warrant liabilities include volatility. Significant increases (decreases) in the volatility input would result in a significantly higher (lower) fair value measurement.

The following table summarizes the warrant activity since December 31, 2010:

Number of Warrants

Warrants outstanding at December 31, 2010	-
January 25, 2011 Warrants issued	8,668,701
Warrants exercised during 2011	-
Warrants outstanding at December 31, 2011	8,668,701
Warrants issued	1,904,033
Additional warrants due to anti-dilution provisions	435,020
Warrants exercised during 2012	-
Warrants outstanding and exercisable at September 30, 2012	11,007,754

NOTE 10. - COMMITMENTS

License Agreements - Under its exclusive license agreement with NCSU, the Company is required to pay minimum annual royalty payments, which are credited against running royalties on sales of licensed products. The annual minimum royalty for each of the calendar years 2012 and 2013 is $75,000, and in 2014 the annual minimum royalty increases to $200,000. The license agreement continues through the life of the last-to-expire patent, which is expected to be 2022. These minimum royalty payments are due each February following the end of the applicable calendar year and are reduced by any running royalties paid or payable for that year. The agreement also requires a milestone payment of $150,000 upon FDA approval of a product that uses the NCSU licensed technology. The Company is also responsible for reimbursing NCSU for actual third-party patent costs incurred. These costs vary from year to year and the Company has certain rights to direct the activities that result in these costs. During the nine month period ended September 30, 2012, the costs incurred related to patent costs and patent maintenance amounted to $55,853 ($93,343 during the year ended December 31, 2011).

The Company has two other exclusive license agreements which require aggregate annual license fees of approximately $65,000, which are credited against running royalties on sales of licensed products. Each license agreement continues through the life of the last-to-expire patent.

The Company entered into a three year lease for approximately 3,800 square feet of office space in Clarence, NY, which commenced September 1, 2011. Scheduled rent remaining as of September 30, 2012 is as follows:

2012	$8,750
2013	$37,833
2014	$28,000

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NOTE 11. - EARNINGS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per common share for the three month periods ended September 30, 2012 and 2011:

	September 30,	September 30,
	2012	2011

Net loss attributed to common shareholders	$(448,925)	$(465,082)

Denominator for basic earnings per share-weighted average shares outstanding	31,048,979	27,209,646

Effect of dilutive securities:
Warrants, restricted stock and options outstanding	-	-

Denominator for diluted earnings per common share - weighted average shares adjusted for dilutive securities	31,048,979	27,209,646

Income (loss) per common share - basic	$(0.01)	$(0.02)

Income (loss) per common share- diluted	$(0.01)	$(0.02)

The following table sets forth the computation of basic and diluted earnings per common share for the nine month periods ended September 30, 2012 and 2011:

	September 30,	September 30,
	2012	2011

Net loss attributed to common shareholders	$(2,429,915)	$(2,218,362)

Denominator for basic earnings per share-weighted average shares outstanding	29,477,387	26,263,743

Effect of dilutive securities:
Warrants, restricted stock and options outstanding	-	-

Denominator for diluted earnings per common share - weighted average shares adjusted for dilutive securities	29,477,387	26,263,743

Loss per common share - basic	$(0.08)	$(0.08)

Loss per common share- diluted	$(0.08)	$(0.08)

Securities outstanding that were excluded from the computation of earnings per share for the nine month periods because they would have been anti-dilutive are as follows:

	September 30,	September 30,
	2012	2011

Warrants	11,007,754	8,651,978
Convertible Debt Issued December 16, 2011 (number of shares including related warrants upon conversion of 2,888,800)	5,296,133	-
Convertible Debt Issued August 9, 2012 (number of shares including related warrants upon conversion of 371,000)	742,000	-
Restricted Stock	550,000	700,000
Convertible Note	290,566	-
Options	450,000	35,000
	18,336,453	9,386,978

F-35

NOTE 12. - STOCK BASED COMPENSATION

On October 21, 2010, the Company established the 2010 Equity Incentive Plan (“EIP”) for officers, employees, directors, consultants and advisors to the Company and its affiliates, consisting of 4,250,000 shares of common stock. The EIP has a term of ten years and is administered by our Board of Directors (“Board”) or a committee to be established by our Board (the “Administrator”), to determine the various types of incentive awards that may be granted to recipients under this plan and the number of shares of common stock to underlie each such award under the EIP. On June 30, 2011, the Company filed a Form S-8 registration statement with the SEC to register all of the shares of common stock of 22nd Century Group that it may issue under the EIP

For the three and nine months ended September 30, 2012, the Company recorded compensation expense related to awards under the EIP of $31,241 and $690,975, respectively ($48,979 and $327,458 for the three and nine months ended September 30, 2011, respectively), which included the award of 550,000 restricted shares that vested immediately and were valued at the closing price on the award date.

As of September 30, 2012, unrecognized compensation expense related to non-vested restricted shares and stock options amounted to $131,563, which is expected to be substantially recognized during 2013. No expense was recorded for restricted stock grants with milestone vesting not considered probable, which had a fair value at grant date of $51,000.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. No options were issued during the three months ended September 30, 2012.

A summary of all stock option activity since December 31, 2011 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2011	35,000	$1.20
Granted in 2012	415,000	$0.69
Outstanding at September 30, 2012	450,000	$0.73	9.54 years	$-

Exercisable at September 30, 2012	380,000	$0.74	9.72 years	$-

NOTE 13. – SUBSEQUENT EVENT

Subsequent to September 30, 2012, the Company raised approximately $750,000 in a private placement offering.  Each unit in the offering was sold for $0.25 and consisted of one share of common stock and one-half of a warrant to purchase common stock.  Each full warrant issued has an exercise price of $1.00 per share, a five year term and a “down round provision” so the warrants will be classified as derivatives for accounting purposes, which means they are reported as a liability and marked to market at each balance sheet date.  This private placement will constitute a “down round” for purposes of certain previously issued warrants and convertible notes and will result in adjustments to the exercise price, conversion price and the number of shares issuable upon exercise or conversion of these previously issued securities.

F-36

27,500,000 Shares of Common Stock

22nd CENTURY GROUP, INC.

PROSPECTUS

______________________________, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock.

AMOUNT
EXPENSE
Registration Fees	$2,680
Legal Fees and Expenses	$85,000
Accounting Fees and Expenses	$15,000
Miscellaneous Fees and Expenses	$3,500

Total	$106,180

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he, she or it is not entitled to be indemnified by us.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

II-1

Item 15. Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

Sales by the Company

Merger

On January 25, 2011, we entered into an Agreement and Plan of Merger and Reorganization with Acquisition Sub, and 22nd Century. On that date, in consummation of the Merger contemplated under the Agreement and Plan of Merger and Reorganization, Acquisition Sub merged with and into 22nd Century, and 22nd Century, as the surviving entity, became our wholly-owned subsidiary.

Prior to the closing of the Merger, we transferred all of our pre-Merger operating assets and liabilities pursuant to the terms of a split-off agreement, to our wholly-owned subsidiary, Touchstone Split Corp., a Delaware corporation, or the Split-Off Subsidiary. Thereafter, pursuant to the split-off agreement, we transferred all of the outstanding capital stock of the Split-Off Subsidiary to our then-sole director in exchange for $1.00, such consideration being deemed to be adequate by our pre-Merger board of directors.

At the closing of the Merger, each membership interest of 22nd Century issued and outstanding immediately prior to the closing of the Merger was exchanged for one (1) share of our common stock, and each warrant to purchase limited liability company membership interests of 22nd Century was exchanged for one warrant of like tenor and term to purchase shares of our common stock. An aggregate of 21,434,446 shares of common stock and warrants to purchase an aggregate of 8,151,980 shares of common stock were issued to the holders of limited liability company membership interests and warrants, respectively, of 22nd Century, in the Merger. Immediately following the closing of the Merger, an aggregate of 26,759,646 shares of common stock were issued and outstanding and an aggregate of 8,651,980 shares of our common stock were reserved for issuance pursuant to the exercise of warrants to purchase shares of common stock. Of the 26,759,646 shares of common stock issued and outstanding after the closing of the Merger, approximately 59.8% of such issued and outstanding shares were held by individuals and entities that were holders of limited liability company membership interests of 22nd Century prior to consummation of the Private Placement Offering, approximately 20.3% were held by the investors in the Private Placement Offering, and approximately 19.9% were held by the pre-Merger stockholders of the Company.

The issuance of the securities in the Merger was not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

December 14, 2011

On December 14, 2011, we entered into a Securities Purchase Agreement with certain accredited investors, whereby the purchasers acquired approximately $1.9 million of convertible promissory notes for an aggregate purchase price of approximately $1.7 million in a private placement. The notes were issued with an original issue discount of approximately 15% and the original maturity date of the notes was December 14, 2012 (which was extended as set forth below). The notes are convertible into shares of our common stock at any time prior to maturity at an initial per share conversion price equal to $0.75, subject to adjustment pursuant to the terms of the notes. Upon conversion of all or a portion of the note into common stock, the holder will receive at that time a warrant to purchase such number of shares of common stock equal to 120% of such number of shares of common stock issuable upon conversion of the note, with the warrants having an exercise price of $1.50 per share.

II-2

Between December 14, 2012 and January 2, 2013, we entered into agreements with holders of $1,675,000 of the 15% notes. Holders of $1,330,000 of the notes agreed to extend the maturity date of the notes to April 14, 2013. Holders of $100,000 of the notes elected to convert into shares of the common stock pursuant to the terms of the notes. Holders of $215,000 of the notes elected to enter into a forbearance agreement. Holders of $30,000 of the notes agreed to be paid over time. As of January 22, 2013, the holders of the $215,000 convertible note and the $30,000 note were paid in full, including all accrued interest.

The notes and warrants were offered and sold to accredited investors pursuant to an exemption from the registration requirements under Sections 4(2), Section 4(6) and Regulation S of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

January 24, 2012

On January 24, 2012, we entered into an agreement with Foley & Lardner LLP to resolve an outstanding debt of approximately $260,000.  A portion of the outstanding debt was satisfied by the issuance to Foley & Lardner LLP of 1,000,000 shares of common stock that were valued at the average of the closing prices on the OTC Bulletin Board for a 10-day trading period. The shares were sold pursuant to an exemption from the registration requirements under Sections 4(2) and Section 4(6) of the Securities Act

January 25, 2012

We understand issued an aggregate of 25,000 shares of common stock pursuant to an Agreement between the Company and ProActive Capital Resources Group, LLC for investor relations services. The shares were sold pursuant to an exemption from the registration requirements under Sections 4(2) and Section 4(6) of the Securities Act.

May 15, 2012

On May 15, 2012, we entered into a Securities Purchase Agreement with certain accredited investors whereby the investors acquired approximately 1,709,167 shares of our common stock and warrants with a 5-year term to purchase up to 1,709,167 shares of our common stock at an initial exercise price of $1.00 per share, subject to adjustment pursuant to the terms of the warrants, for an aggregate purchase price of approximately $1,025,500 in a private placement.

The common stock and warrants were offered and sold pursuant to an exemption from the registration requirements under Sections 4(2), Section 4(6) and Regulation S of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

June 19, 2012

On June 19, 2012, we issued an aggregate of 62,500 shares of common stock pursuant to an Agreement between the Company and Maxim Group, LLC for placement agent services.

On June 19, 2012, we issued an aggregate of 150,000 shares of common stock pursuant to an Agreement between the Company and Chardan Capital Markets, LLC for investor relation services.

On June 19, 2012, we issued an aggregate of 30,000 shares of common stock pursuant to an Agreement between the Company and Michael Pisani for investor relation services.

Each of the sales were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act.

II-3

August 9, 2012

On August 9, 2012, we completed a private placement of $222,600 of convertible notes, which were sold at a 6% discount. We received proceeds of $210,000. The face amount of the notes may be converted into common stock at the rate of $0.60 per share at the option of the note holder. In the event a holder of the convertible notes elects to convert the note into shares of common stock, then the holder shall receive warrants equal to one-hundred percent of the number of shares of common stock into which the notes were convertible into. However, in the event we pay the convertible notes at maturity, then the holder shall receive warrants equal to fifty percent of the number of shares of common stock into which the notes were convertible into. The warrants have a five-year term and an initial exercise price of $1.00 per share, subject to adjustment pursuant to the terms of the warrants. As of January 22, 2013, all of such convertible notes remain outstanding.

November 9, 2012

On November 9, 2012, we entered into a Securities Purchase Agreement with certain accredited investors whereby the investors acquired approximately 3,238,000 shares of common stock and warrants with a 5-year term to purchase up to 1,619,000 shares of our common stock at an initial exercise price of $1.00 per share, subject to adjustment pursuant to the terms of the warrants, for an aggregate purchase price of approximately $809,500.

The common stock and warrants were offered and sold pursuant to an exemption from the registration requirements under Sections 4 (2), Section 4(6) and Regulation S of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

January 11, 2013

On January 11, 2013, we entered into and closed the transactions described in a Securities Purchase Agreement with certain accredited investors indentified therein whereby we sold 2,500 shares of newly created Series A-1 10% Convertible Preferred Stock, or the Series A-1 Preferred Stock and Warrants (as defined below) for an aggregate purchase price of $2,500,000. The shares of Series A-1 Preferred Stock are initially convertible into a total of 4,166,666 shares of the Company’s common stock at a conversion price of $0.60 per share, subject to future adjustments. The Series A-1 Preferred Stock will pay a 10.0% annual cash dividend, which may be payable in shares of our common stock, and will have a liquidation preference equal to the stated value of the Series A-1 Preferred Stock of $1,000 per share plus any accrued and unpaid dividends thereon.

We also issued to the purchasers a Series A Warrant, a Series B Warrant, and a Series C Warrant, collectively referred to as the Warrants. The Series A Warrant allows the purchasers the right to acquire, initially before any adjustments to the conversion price, up to an additional 4,166,666 shares of our common stock at an exercise price of approximately $0.72 per share over a period of five (5) years. The Series A Warrant also allows for such warrant to be exercised on a cashless basis. The Series B Warrant allows the purchasers a one-year period to exercise an overallotment option as contained in the Series B Warrant to purchase, initially before any adjustments to the conversion price, up to an additional aggregate of 2,083,334 shares of our common stock at a price of $0.60 per share. The Series B Warrant may not be exercised on a cashless basis except only in certain limited circumstances. In the event the purchasers exercise, in whole or in part the overallotment option as contained in the Series B warrant, then the purchasers shall have the right to exercise on a pro rata basis the portion of the Series C Warrant issued to the purchasers to acquire, initially before any adjustments to the conversion price, up to an additional aggregate of 2,083,334 shares of our common stock at an exercise price of approximately $0.72 per share over a period of five (5) years. The Series C Warrant allows for such warrant to be exercised on a cashless basis.

We paid Chardan Capital Markets LLC a commission equal to (i) ten percent (10%) of the cash received by us and (ii) 416,666 shares of common stock.

The shares were offered and sold pursuant to an exemption from the registration requirements under Sections 4(2), Section 4(6) and Regulation S of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(b) Exhibits

II-4

In reviewing the agreements included as exhibits to this registration statement, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company, its subsidiaries or other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about the Company may be found elsewhere in this registration statement and the Company’s other public files, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit No.	Description
2.1

Agreement and Plan of Merger and Reorganization dated as of January 25, 2011 by and among the Company, 22nd Century, and Acquisition Sub (incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 filed with the Commission on December 3, 2010).

3.1.1	Certificate of Designation of Preferences, Rights and Limitations of Series A-1 10% Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on January 17, 2013).

3.2	Bylaws of the Company (incorporated herein by reference to Exhibit 4.2 to the Company’s Form S-8 filed with the SEC on March 30, 2011).

4.1	Form of Convertible Promissory Note (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on December 16, 2011).

4.1.1	Amendment dated November 29, 2012 to the Company’s December 2011 Convertible Notes (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on January 2, 2013).

4.2	Form of Warrant dated as of January 25, 2011 issued to LLC members of 22nd Century prior to the consummation of the Private Placement Offering upon consummation of the Merger (incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

4.3	Form of Warrant dated as of January 25, 2011 issued to investors in the Private Placement Offering upon consummation of the Merger (Incorporated herein by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

II-5

4.4	Form of Warrant dated as of January 25, 2011 issued to the Placement Agent and Sub-Agent upon consummation of the Merger (incorporated herein by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

4.5	Advisor Warrant dated as of January 25, 2011 issued to the Placement Agent in connection with that certain Advisory Agreement dated as of January 25, 2011 by and between the Company and the Placement Agent (incorporated herein by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

4.6	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the Commission on December 16, 2011).

4.7	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on May 18, 2012).

4.8	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on November 13, 2012).

4.9	Form of Series A Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on January 17, 2013).

4.10	Form of Series B Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the Commission on January 17, 2013).

4.11	Form of Series C Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the Commission on January 17, 2013).

5.1*	Opinion of Foley & Lardner LLP as to the legality of the securities being registered.

10.1	2010 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.3 to the Company’s Form S-8 filed with the SEC on March 30, 2011).

10.2	Form of Securities Purchase Agreement dated as of January 25, 2011 by and among 22nd Century, the purchaser(s) identified on the signature pages thereto and Parent, solely for the purposes of Section E and Section G thereof, as amended (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

10.3	Form of Conversion Agreement (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

10.4	Advisory Agreement dated as of January 25, 2011 by and between the Company and the Placement Agent (incorporated herein by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

10.5	Placement Agency Agreement dated as of December 1, 2010 by and between 22nd Century and the Placement Agent (incorporated herein by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

10.6	Escrow Agreement dated as of December 2, 2010 by and among 22nd Century, the Placement Agent and Bank of America, National Association (incorporated herein by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

II-6

10.7	Split-Off Agreement dated as of January 25, 2011 by and among the Company, Touchstone Split. Corp and David Rector (incorporated herein by reference to Exhibit 10.11 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

10.8	Letter from Paramount Strategy Corp dated as of December 21, 2010 regarding loan forgiveness (incorporated herein by reference to Exhibit 10.12 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

10.9	Letter from Milestone Enhanced Fund Ltd. dated as of December 28, 2010 regarding loan forgiveness (incorporated herein by reference to Exhibit 10.13 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

10.10	Letter from Mark Tompkins dated as of January 25, 2011 regarding loan forgiveness (incorporated herein by reference to Exhibit 10.14 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

10.11†	Employment Agreement dated as of January 25, 2011 by and between the Company and Joseph Pandolfino (incorporated herein by reference to Exhibit 10.15 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

10.12†	Employment Agreement dated as of January 25, 2011 by and between the Company and Henry Sicignano III (incorporated herein by reference to Exhibit 10.16 of the Company’s Current Report on Form 8-K filed with the Commission on February 1, 2011).

10.13†	Employment Agreement dated as of March 15, 2011 by and between the Company and Michael R. Moynihan (incorporated by reference to Exhibit 10.18 to the Company’s Form S-1 registration statement filed with the Commission on June 6, 2011).

10.14	Restated Promissory Note dated June 30, 2011, payable by the Company to Henry Sicignano III in the principal amount of $150,000 (incorporated by reference to Exhibit 10.20 to the Company’s Form S-1 registration statement filed with the Commission on July 20, 2011).

10.15††	License Agreement dated March 6, 2009 between North Carolina State University and 22nd Century Limited, LLC (incorporated by reference to Exhibit 10.21 to the Company’s Form S-1 registration statement filed with the Commission on August 26, 2011).

10.15.1	Amendment dated August 9, 2012 to License Agreement dated March 6, 2009 between North Carolina State University and 22nd Century Limited, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 20, 2012).

10.16††	License Agreement dated May 1, 2009 between The National Research Council of Canada and 22nd Century Limited, LLC (incorporated by reference to Exhibit 10.22 to the Company’s Form S-1 registration statement filed with the Commission on August 26, 2011).

10.17	Letter Agreement between the Company and NCSU dated November 22, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on November 23, 2011).

10.18	Form of Securities Purchase Agreement, dated as of December 14, 2011, by and between 22nd Century Group, Inc. and the purchasers thereto (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on December 16, 2011).

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10.19	Form of Securities Purchase Agreement, dated as of January 11, 2013, by and between 22nd Century Group, Inc. and the purchasers thereto (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on January 17, 2013).

10.20	Form of Registration Rights Agreement, dated as of January 11, 2013, by and between 22nd Century Group, Inc. and the parties thereto (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Commission on January 17, 2013).

10.21	Form of Insiders Lock-Up Agreement (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Commission on January 17, 2013).

10.22	Form of Specified Investors Lock-Up Agreement (incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the Commission on January 17, 2013).

21.1*	Subsidiaries of the Company

23.1*	Consent of Foley & Lardner LLP (included in Exhibit 5.1 filed herewith).

23.2*	Consent of Freed Maxick CPAs, P.C.

101*	Interactive data files formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Cash Flows, and (iv) the Notes to the Consolidated Financial Statements.

101.INS	XBRL Instance Document*

101.SCH	XBRL Taxonomy Extension Schema Document*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document*

101.LAB	XBRL Taxonomy Extension Label Linkbase Document*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document*

*Filed herewith.

 †     Management contract or compensatory plan, contract or arrangement.

††    Certain portions of the exhibit have been omitted pursuant to a confidential treatment order. An unredacted copy of the exhibit has been filed separately with the United States Securities and Exchange Commission pursuant to the request for confidential treatment.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(A)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post−effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(B)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(C)          The undersigned registrant hereby undertakes that:

(1)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)          For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Clarence, State of New York on February 4, 2013.

22nd CENTURY GROUP, INC.

By:	/s/ Joseph Pandolfino
Name:	Joseph Pandolfino
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates set forth below. Each person whose signature appears below constitutes and appoints Joseph Pandolfino and Henry Sicignano, III, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Joseph Pandolfino
Joseph Pandolfino	Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2013

/s/ Henry Sicignano, III
Henry Sicignano, III	President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 4, 2013

/s/ Joseph A. Dunn, Ph.D.
Joseph A. Dunn, Ph.D.	Director	February 4, 2013

James W. Cornell	Director